                                                                    Exhibit 99.5

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                            (S)        Chapter 11
                                  (S)
GREATE BAY CASINO CORPORATION     (S)        Case No. 01-11729 (PJW)
PPI CORPORATION                   (S)        Case No. 01-11730 (PJW)
PCPI FUNDING CORP.                (S)        Case No. 01-11731 (PJW)
PPI FUNDING CORP.                 (S)        Case No. 01-11732 (PJW)
                                  (S)
         Debtors.                 (S)
                                  (S)        Jointly Administered Under
                                  (S)        Case No. 01-11729 (PJW)

--------------------------------------------------------------------------------

             DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT UNDER
           11 U.S.C. (S) 1125, DATED MARCH 20, 2002, IN SUPPORT OF THE
       DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN DATED MARCH 20, 2002

--------------------------------------------------------------------------------

THIS DISCLOSURE STATEMENT (HEREIN SO CALLED) HAS BEEN PREPARED BY GREATE BAY CASINO CORPORATION ("GBCC"), PPI CORPORATION ("PPI"), PCPI FUNDING CORP. ("PCPI FUNDING"), AND PPI FUNDING CORP. ("PPI FUNDING") (COLLECTIVELY, THE "DEBTORS") AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN DATED MARCH 20, 2002 (THE "PLAN"). ANY CAPITALIZED TERM USED IN THIS DISCLOSURE STATEMENT THAT IS NOT DEFINED HEREIN HAS THE MEANING ASCRIBED TO THAT TERM IN THE PLAN.

THE DEBTORS URGE YOU TO ACCEPT THE PLAN. IN THE EVENT THE PLAN IS NOT CONFIRMED, IT IS LIKELY THAT THE DEBTORS WILL BE FORCED TO LIQUIDATE THEIR ASSETS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. IN A CHAPTER 7 LIQUIDATION, THE DEBTORS BELIEVE UNSECURED CREDITORS WOULD RECEIVE FAR LESS THAN IS CONTEMPLATED BY THE PLAN.

HAYNES AND BOONE, L.L.P.
Robert D. Albergotti, Esquire
Stacey Jernigan, Esquire
901 Main Street, Suite 3100
Dallas, Texas 75201-3714
Telephone: (214) 651-5000
Telecopy:  (214) 651-5940

KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP
Steven K. Kortanek, Esquire
919 Market Street, Suite 1000
Wilmington, Delaware 19801-3062
Telephone: (302) 426-1189
CO-COUNSEL TO THE DEBTORS

                                    TABLE OF CONTENTS

SUMMARY OF THE PLAN..............................................................................................      1
I.    INTRODUCTION...............................................................................................      3
         A.       Filing of the Debtors' Chapter 11 Bankruptcy Cases.............................................      3
         B.       Purpose of Disclosure Statement................................................................      3
         C.       Hearing on Confirmation of the Plan............................................................      5
         D.       Sources of Information.........................................................................      6
II.   EXPLANATION OF CHAPTER 11..................................................................................      6
         A.       Overview of Chapter 11.........................................................................      6
         B.       Plan of Reorganization.........................................................................      7
III.  VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION........................................................      8
         A.       Voting Claims..................................................................................      8
         B.       Return of Ballots..............................................................................      9
              1.  Voting Record Date (a.k.a. the Record Date--Balloting )........................................     10
              2.  Deadline for Submission of Ballots.............................................................     10
         C.       Confirmation of Plan...........................................................................     10
              1.  Solicitation of Acceptances....................................................................     10
              2.  Requirements for Confirmation of the Plan......................................................     11
              3.  Acceptances Necessary to Confirm the Plan......................................................     13
              4.  Cramdown.......................................................................................     13
IV.   BACKGROUND OF THE DEBTORS..................................................................................     14
         A.       Nature of the Debtors' Business: Overview of Assets and Liabilities............................     14
         B.       Explanation of Claims Against the Debtors:  Origin of the Various
                  HWCC Claims Against the Debtors................................................................     18
              1.  The HWCC Claims against GBCC (aggregating $10,126,668.50)......................................     18
              2.  The HWCC Claim against PPI Funding ($49,219,370.05)............................................     20
              3.  HWCC as Current Holder of the Four GBCC Promissory Notes to
                  Hollywood and the Hollywood Zero-Coupon Note...................................................     24
              4.  Hollywood Casino Corporation as Former Ultimate Parent of the Debtors..........................     24
         C.       Recap: Assets and Liabilities of the Four Debtors as of Petition Date..........................     25
              1.  GBCC ..........................................................................................     25
              2.  PPI ...........................................................................................     26
              3.  PCPI Funding...................................................................................     26
              4.  PPI Funding....................................................................................     26
         D.       Board of Directors and Executive Officers of Debtors...........................................     27
         E.       Stock Ownership of GBCC Common Stock of Certain Beneficial
                  Owners and Management..........................................................................     28
              1.  Stock Ownership................................................................................     28
              2.  Issued Common Stock Ownership Table............................................................     31
         F.       Disputed LVSI Claim............................................................................     33
              1.  The Sands Trademark Licensing Agreement........................................................     33
              2.  The Debtors' Adversary Proceeding Against LVSI.................................................     34
              3.   Other Pleadings Filed by LVSI in These Cases..................................................     35
              4.   Treatment of LVSI's Disputed Claim............................................................     35
         G.       Existing and Potential Litigation/Proceedings..................................................     35
         H.       Preference and Other Avoidance Litigation......................................................     36
V.    EVENTS LEADING TO BANKRUPTCY...............................................................................     39

         A.       Formal Marketing of ACSC.......................................................................     39
         B.       Selection of Proposal of ACSC Acquisitions, Inc. a Wholly Owned
                  Subsidiary of Bally Gaming, Inc., As Highest and Best Alternative..............................     40
VI.   POST-BANKRUPTCY OPERATIONS AND SIGNIFICANT EVENTS..........................................................     44
         A.       Post-Bankruptcy Operations.....................................................................     44
         B.       Significant Orders Entered During the Case.....................................................     44
         C.       Professionals' Fees and Expenses...............................................................     44
              1.  Professionals employed by the Debtors..........................................................     44
VII.  DESCRIPTION OF THE PLAN....................................................................................     45
         A.       Introduction...................................................................................     45
         B.       Designation of Claims and Interests............................................................     45
         C.       Interests......................................................................................     47
         D.       Identity of the Debtors' Creditors.............................................................     47
         E.       Treatment of Claims and Interests..............................................................     49
              1.  Treatment of Unclassified Claims...............................................................     49
                  (a)   Allowed Administrative Claims............................................................     49
                      (i)   General .............................................................................     49
                      (ii)   Bar Date for Administrative Claims..................................................     49
                      (iii)  Payment of Statutory Fees...........................................................     50
                      (iv)   Ordinary Course Liabilities.........................................................     50
                  (b)    Allowed Tax Claims......................................................................     50
              2.  Classification and Treatment of Classified Claims and Interests................................     51
                  (a)   Class 1 -HWCC's Claim against PPI Funding in respect of the
                        Hollywood Zero-Coupon Note from PPI Funding, in the total Allowed Amount of
                        $49,219,370.05...........................................................................     51
                  (b)   Class 2 -Intercompany Claims Against GBCC................................................     51
                  (c)   Class 3 -Intercompany Claims Against PCPI Funding........................................     51
                  (d)   Class 4 -Intercompany Claims Against PPI Funding.........................................     51
                  (e)   Class 5 -Unsecured Convenience Claims against any of GBCC,
                        PPI, PCPI Funding or PPI Funding (trade claims or other).................................     51
                  (f)   Class 6 - General Unsecured Claims Against any of GBCC, PPI, PCPI Funding or PPI Funding,
                        not Otherwise Classified (believed to consist only of HWCC's Claims against GBCC in respect of the Four GBCC Promissory Notes to Hollywood, in the aggregate Allowed Amount of $10,126,668.50 and the Disputed Claims of Las Vegas, Inc. and William D. Pratt, Jr.,
                        a former employee of a former GBCC affiliate)............................................     52
                  (g)   Class 7 -Interests of the holders of the GBCC Common Stock...............................     52
                  (h)   Class 8 -Interests of the holder of the PPI Common Stock.................................     52
                  (i)   Class 9 -Interests of the holder of the PCPI Funding Common Stock........................     52
                  (j)   Class 10 -Interests of the holder of the PPI Funding Common Stock........................     52
         F.       Summary of Treatment of Individual Creditors...................................................     53
         G.       Reasons for Separate Treatment of Class 1 and Class 5 and Class 6..............................     55
VIII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN.........................................................     56
         A.       Plan Implementation Steps Occurring on or around the Effective Date............................     56
              1.  PPI's Contribution to PPI Funding of Sale Proceeds and Cash....................................     56
              2.  Distribution of Sale Proceeds and PPI's Cash to HWCC...........................................     56
              3.  Simultaneous Merger of PPI, PCPI Funding and PPI Funding with and
                  into GBCC......................................................................................     56

              4.  Establishment of the Chapter 11 Payables Reserve, Conveyance of LVSI Reserve and Chapter 11
                  Payables Reserve and Miscellaneous Assets to Liquidating Trustee, and Distributions to
                  holders of any Allowed Administrative Claims,Allowed Tax Claims, and Allowed Unsecured Claims
                  in Class 5.....................................................................................     57
              5.  Subordination of HWCC's Class 1 Claim to any Allowed LVSI Claim of up
                  to $3 million..................................................................................     57
              6.  Cancellation of GBCC Common Stock and Equity Interests.........................................     58
         B.       Merger of Corporate Entities...................................................................     58
         C.       Transfer of Assets to the Liquidating Trust....................................................     59
         D.       Ratification of Liquidating Trust Agreement....................................................     59
              1.  Powers and Duties..............................................................................     59
              2.  Compensation of Liquidating Trustee............................................................     59
              3.  Limitation of Liability........................................................................     59
              4.  Right to Hire Professionals and Agents.........................................................     60
              5.  Tax Treatment of the Liquidating Trust.........................................................     60
              6.  Termination of Liquidating Trust...............................................................     60
         F.       Corporate Action...............................................................................     61
         G.       Objections to Claims...........................................................................     61
IX.      CONDITIONS TO CONFIRMATION OF PLAN......................................................................     61
         A.       Conditions to Confirmation.....................................................................     61
         B.       Waiver of Conditions...........................................................................     62
X.       CONDITIONS TO EFFECTIVENESS OF THE PLAN.................................................................     62
         A.       Conditions to Effectiveness....................................................................     62
         B.       Waiver of Conditions...........................................................................     63
XI.      FUTURE BUSINESS/WINDING UP OF ESTATES POST-EFFECTIVE DATE...............................................     63
XII.     RISKS AND FEASIBILITY...................................................................................     63
XIII.    ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS...........................................................     63
         A.       Dismissal......................................................................................     63
         B.       Chapter 7 Liquidation..........................................................................     63
XIV.     CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..............................     66
         A.       Introduction...................................................................................     66
B.       The Plan................................................................................................     67
         C.       Treatment of the Debtors.......................................................................     67
         D.       Treatment of the Liquidating Trust.............................................................     68
         E.       Treatment of the Creditors.....................................................................     69
              1.  Generally......................................................................................     69
              2.  Receipt of Interest............................................................................     69
              3.  Backup Withholding.............................................................................     69
XV.      MISCELLANEOUS PROVISIONS................................................................................     70
XVI.     CONCLUSION..............................................................................................     70

                                    EXHIBITS

Exhibit "A"    The Debtors' First Amended Joint Chapter 11 Plan Dated March 20,
-----------    2002 (Filed as separate Exhibit 99.4)

Exhibit "B"    Order Approving the Sale of All of the Issued and Outstanding
-----------    Shares of Stock of Advanced Casino Systems Corporation to ACSC
               Acquisitions, Inc., Free and Clear of All Liens, Claims,
               Interests and Encumbrances, and Assumption of Stock Purchase
               Agreement, as Amended, Under sections 105, 363(f) and 365 of the
               Bankruptcy Code

Exhibit "C":   Chart Depicting Corporate Organizational Structure Present
-----------

Exhibit "D":   Chart Depicting Corporate Organizational Structure Past
-----------

Exhibit "E":   Greate Bay Casino Corporation year 2001 (first, second and third
-----------    quarter) Form 10Qs (Not included herein)

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                            (S)        Chapter 11
                                  (S)
GREATE BAY CASINO CORPORATION     (S)        Case No. 01-11729 (PJW)
PPI CORPORATION                   (S)        Case No. 01-11730 (PJW)
PCPI FUNDING CORP.                (S)        Case No. 01-11731 (PJW)
PPI FUNDING CORP.                 (S)        Case No. 01-11732 (PJW)
                                  (S)
         Debtors.                 (S)
                                  (S)        Jointly Administered Under
                                  (S)        Case No. 01-11729 (PJW)

--------------------------------------------------------------------------------

             DEBTORS' FIRST AMENDED JOINT DISCLOSURE STATEMENT UNDER
           11 U.S.C. (S) 1125, DATED MARCH 20, 2002, IN SUPPORT OF THE
       DEBTORS' FIRST AMENDED JOINT CHAPTER 11 PLAN DATED MARCH 20, 2002

--------------------------------------------------------------------------------

                               SUMMARY OF THE PLAN

     Greate Bay Casino Corporation ("GBCC"), PPI Corporation ("PPI"), PCPI Funding Corp. ("PCPI Funding"), and PPI Funding Corp. ("PPI Funding"), as debtors and debtors-in-possession (collectively, the "Debtors"), have proposed a First Amended Joint Chapter 11 Plan Dated March 20, 2002 (the "Plan")/1/, pursuant to section 1121(a) of Title 11 of the United States Code, for the resolution of the Debtors' outstanding Creditor Claims and Equity Interests.

     In general, the Plan (which was prenegotiated with the Debtors' largest and only significant Creditor whose claims the Debtors do not dispute, HWCC-Holdings, Inc. ("HWCC")), contemplates the distribution to creditors on the Plan Effective Date of the Debtors' assets: principally cash, and the cash proceeds of a pre-confirmation sale by one of the Debtors, PPI, of all of the issued and outstanding capital stock of Advanced Casino Systems Corporation ("ACSC"), which was a non-Debtor subsidiary of the Debtor PPI, that is in the business of developing, installing, licensing and providing maintenance for certain casino information technology systems and software used by casino companies. Such sale of the ACSC common stock was consummated with an entity known as ACSC Acquisitions, Inc., a wholly owned subsidiary of Bally Gaming, Inc. (the "Purchaser"),/2/ for

----------

     /1/  Attached to this Disclosure Statement as Exhibit "A".
                                                   -----------

     /2/ Neither the Purchaser, nor any affiliate, is an "insider" or "affiliate" of any of the Debtors or any of their affiliates as such terms are defined in the Bankruptcy Code. A Stock Purchase Agreement was negotiated with Purchaser for many weeks at arm's length, with each party represented by competent counsel of its own choosing.

the sum of $14.6 million ("Sale Proceeds"), subject to certain purchase price adjustments. The sale of the ACSC stock to Purchaser was approved by the Bankruptcy Court by Order entered March 6, 2002. The sale closed on March 19, 2002. A copy of the Order approving the sale is attached as Exhibit "B".
                                                            -----------

     In the months prior to the filing of their bankruptcy cases, as the insolvency of the Debtors became apparent and as their future viability became more uncertain, the Debtors began actively marketing ACSC, as a way to maximize value for Creditors and Interest holders. The Debtors' marketing efforts were undertaken with the assistance of a third-party investment banker, CIBC World Markets, who aggressively sought competing bids for the acquisition of the ACSC Common Stock. The details of this marketing activity are summarized in Section V
              ------------------------------------------------------------------
of this Disclosure Statement. Additionally, the Debtors obtained a third-party
----------------------------
independent appraisal, from the firm of Howard Frazier Barker Elliott, Inc., which appraisal supports a conclusion that the purchase price paid by Purchaser was favorable. Additionally, at the direction of the Court, the Debtors conducted postpetition marketing efforts with regard to the ACSC Common Stock and provided a widespread notice to potential bidders in the financial investor community and in the casino industry of the opportunity to submit a competing bid to purchase the ACSC Common Stock. No bids were submitted to compete with that of the Purchaser. The Debtors believe that the Stock Purchase Agreement with Purchaser presented the fairest and best opportunity to maximize value for the ACSC Common Stock, for the benefit of these Debtors' Estates.

     The Debtors have only one major creditor whose claims the Debtors do not dispute, HWCC, who supports the Plan and, specifically, the sale of the ACSC Common Stock to Purchaser. In addition, Las Vegas Sands, Inc. ("LVSI") has filed an unsecured proof of claim in the amount of $20,120,052 based on GBCC's alleged failure to pay certain royalties under a Trademark License Agreement dated May 19, 1987 (the "License Agreement") between GBCC and an assignor or predecessor in interest to LVSI. LVSI had previously asserted (in court hearings and pleadings in this Bankruptcy Case) that its unsecured claim could be as high as $8.7 million (with a present value of approximately $2 million). The background
                                                                 --------------
of LVSI's Claim, various motions filed by LVSI in these Cases, and the Debtors'
-------------------------------------------------------------------------------
explanation of its objections to LVSI's Claim are summarized in Section IV.F of
-------------------------------------------------------------------------------
this Disclosure Statement. Additionally, a former employee of a former
-------------------------
subsidiary or affiliate of GBCC (i.e. a non-Debtor) has filed a proof of claim in the amount of $3,025,000, which the Debtors dispute and believe will be entirely disallowed.

     Other than HWCC, who is owed almost $60 million in the aggregate (in respect of five different promissory notes), Debtors believe that only a handful of small trade creditors (totaling less than $50,000) will have allowed unsecured claims. The Plan provides that holders of Allowed Administrative Claims, Allowed Tax Claims, and Allowed Unsecured Claims of less than $15,000 in amount will be paid in Cash in full on the Effective Date or as soon as practicable after the Effective Date (or when any such Claim becomes an Allowed Claim). The Plan provides that HWCC will subordinate its Class 1 Claim in these cases to any LVSI Claim that is Allowed up to an amount of $3 million and will agree that up to $3 million of the consideration that would otherwise be paid to HWCC in respect of its Class 1 Allowed Claim may be paid to LVSI, if and to the extent the Disputed Claim of LVSI becomes an Allowed Claim. The Plan contemplates that prior to the Effective Date of the Plan, the Court may estimate the amount of the LVSI Claim, pursuant to 11

U.S.C. (S) 502(c) as if the dispute were resolved in LVSI's favor. Such estimated amount will be deposited into the LVSI Reserve (see Article 1.60 of the Plan) and held in such Reserve until it is determined that any of the disputed LVSI Claim should be an Allowed Claim. The Sale Proceeds not necessary to fund the LVSI Reserve shall be distributed to HWCC as part of its Class 1 consideration on the Effective Date. The disputed LVSI Claim for which a Reserve has been established that becomes an Allowed Claim by Final Order shall be paid promptly out of the LVSI Reserve. After the disputed LVSI Claim is resolved or disallowed, the balance of the LVSI Reserve (to the extent it exceeds the Allowed LVSI Claim) shall be distributed to HWCC as the only holder of an Allowed Claim in Class 1. To the extent LVSI ultimately has an Allowed Claim that is larger than the amount of the LVSI Reserve, such excess LVSI Claim will receive treatment in Class 6 of the Plan. Class 6 consists of any Allowed Unsecured Claim against any of the Debtors in an amount of more than $15,000 (other than the Class 1 Claim of HWCC). The Distribution to Class 6 Claimants is expected to be minimal (except to the extent of the LVSI Reserve).

     All holders of Claims and Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. No materials, other than the Disclosure Statement and any exhibits and appendices attached hereto or referenced herein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

                                 I. INTRODUCTION

A.   Filing of the Debtors' Chapter 11 Bankruptcy Cases

     The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on December 28, 2001 (the "Petition Date"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Pursuant to an Order entered by the Bankruptcy Court on January 7, 2002, the Debtors' bankruptcy cases were procedurally consolidated and have been jointly administered under Case No. 01-11729 (PJW). Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties and assets as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.   Purpose of Disclosure Statement

     This Disclosure Statement is submitted in accordance with section 1125 of the Bankruptcy Code for the purpose of soliciting acceptances of the Plan from holders of certain Classes of Claims. The only Creditors whose acceptances of the Plan are sought are those whose Claims are "impaired" by the Plan, as that term is defined in section 1124 of the Bankruptcy Code and who are receiving
                                                       ---
distributions under the Plan. Holders of Claims that are not "impaired" are deemed to have accepted the Plan. Holders of Claims or Interests that are not
                                  -------------------------------------------
receiving or retaining any property under the Plan are deemed to have rejected
------------------------------------------------------------------------------
the Plan.
--------

     The Debtors have prepared this Disclosure Statement pursuant to the provisions of section 1125 of the Bankruptcy Code, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Interests in, the Debtors, along with a written Disclosure Statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Creditors and holders of Interests to make an informed judgment in exercising their right to vote on the Plan. A copy of the Plan is attached hereto as Exhibit "A" and incorporated herein by reference.
                           -------  -

     Section 1125 of the Bankruptcy Code provides, in pertinent part:

          (b) An acceptance or rejection of a plan may not be solicited after the commencement of the case under this title from a holder of a claim or interest with respect to such claim or interest, unless, at the time of or before such solicitation, there is transmitted to such holder the plan or a summary of the plan, and a written disclosure statement approved, after notice and a hearing, by the court as containing adequate information. The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor's assets.

                                      * * *

          (d) Whether a disclosure statement required under subsection (b) of this section contains adequate information is not governed by any otherwise applicable nonbankruptcy law, rule, or regulation, but an agency or official whose duty is to administer or enforce such a law, rule, or regulation may be heard on the issue of whether a disclosure statement contains adequate information. Such an agency or official may not appeal from, or otherwise seek review of, an order approving a disclosure statement.

          (e) A person that solicits acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of this title, or that participates, in good faith and in compliance with the applicable provisions of this title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

     This Disclosure Statement was approved by the Bankruptcy Court on March 21, 2002. Such approval is required by the Bankruptcy Code and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan, or as to the value or suitability of any consideration offered there under. Such approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement meets the requirements of section 1125 of the Bankruptcy Code and contains adequate information to permit the holders of Allowed Claims, whose acceptance of the Plan is solicited, to make an informed judgment regarding acceptance or rejection of the Plan.

     THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL HEREIN CONTAINED IS INTENDED SOLELY FOR THE USE OF CREDITORS AND HOLDERS OF INTERESTS OF THE DEBTORS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON, OR WHETHER TO OBJECT TO, THE PLAN. THE DEBTORS' IMPLEMENTATION OF THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

     THE DEBTORS BELIEVE THAT THE PLAN AND THE TREATMENT OF CLAIMS THERE UNDER IS IN THE BEST INTERESTS OF CREDITORS, AND URGE THAT YOU VOTE TO ACCEPT THE PLAN.

     THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. A COPY OF THE PLAN IS ATTACHED HERETO AS EXHIBIT "A" AND SHOULD BE REVIEWED
                                    -------  -
     CAREFULLY.

     C.   Hearing on Confirmation of the Plan

     The Bankruptcy Court has set May 2 , 2002, at 9:30 a.m., prevailing Eastern Time, as the time and date for the hearing (the "Confirmation Hearing") to determine whether the Plan has been accepted by the requisite number of Creditors and holders of Interests and whether the other requirements for Confirmation of the Plan have been satisfied. Holders of Claims against or Interests in the Debtors may vote on the Plan by completing and delivering the enclosed ballot to Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas 75202-3789 (Attn: Stacey Jernigan), on or before 4:00 p.m.
                                                               ---------
prevailing Eastern time on April 22, 2002. If the Plan is rejected by one or more impaired Classes of creditors or holders of Interests, the Plan, or a modification thereof, may still be confirmed by the Bankruptcy Court under section 1129(b) of the Bankruptcy Code (commonly referred to as a "cramdown") if the Bankruptcy Court determines, among other things, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of creditors or holders of Interests impaired by the Plan. The procedures and requirements for voting on the Plan are described in more detail below.

D.   Sources of Information

     Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and management, and the Plan have been prepared from information furnished by the Debtors.

     Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

     The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date hereof.

     No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtors, Stacey Jernigan, Esq., Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas 75202, (214) 651-5000.

                          II. EXPLANATION OF CHAPTER 11

A.   Overview of Chapter 11

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs for the benefit of the debtor, its creditors, and other parties-in-interest.

     The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a Chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession," as have the Debtors since the Petition Date.

     The filing of a Chapter 11 petition also triggers the automatic stay, which is set forth in section 362 of the Bankruptcy Code. The automatic stay essentially halts all attempts to collect prepetition claims from the debtor or to otherwise interfere with the debtor's business or its estate.

     Formulation of a plan of reorganization or liquidation is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against and interests of equity security holders in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). After the Exclusive Period has expired, a creditor or any other party-in-interest may file a plan, unless the debtor files a plan within the Exclusive Period. If a debtor does file a plan within the Exclusive Period, the debtor is given sixty (60) additional days (the "Solicitation Period") to solicit acceptances of its plan.
Section 1121(d) of the Bankruptcy Code permits the Bankruptcy Court to extend or reduce the Exclusive Period and the Solicitation Period upon a showing of adequate "cause."

B.   Plan of Reorganization

     Although often referred to as a plan of reorganization, a plan may provide simply for an orderly liquidation of a debtor's assets. This Plan does, in fact, essentially provide for an orderly liquidation of these Debtors' assets.

     After a Chapter 11 plan has been filed, the holders of claims against or interests in a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a Chapter 11 plan in order for the plan to be confirmed. At a minimum, however, a plan must be accepted by a majority in number and two-thirds in amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan by a class of interests (equity securities) as acceptance by holders of two-thirds of the number of shares actually voted.

     Classes of claims or interests that are not "impaired" under a Chapter 11 plan are conclusively presumed to have accepted the plan and, thus, are not entitled to vote. A class is "impaired" if the legal, equitable, or contractual rights attaching to the claims or interests of that class are modified. Modification does not include curing defaults and reinstating maturity or payment in full in cash. Conversely, classes of claims or interests that receive or retain no property under a plan of reorganization are conclusively presumed to have rejected the plan and, thus, are not entitled to vote. Thus, acceptances of the Plan in this case are being solicited only from those persons who hold Claims in Classes 1-6 and 8-10. Acceptances of the Plan are not being solicited from those persons who hold Interests in Classes 7 (i.e., the Interests of the holders of the GBCC Common Stock) because such Class is impaired and the holders therein are receiving no Distributions and are not retaining their Interests (i.e., their Interests are being canceled) and, thus, the holders in Class 7 are deemed to "reject" the Plan.

     Even if all classes of claims and interests accept a Chapter 11 plan, the Bankruptcy Court may nonetheless still deny confirmation. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and, among other things, the Bankruptcy Code requires that a plan be in the "best interests" of impaired and dissenting creditors and shareholders and that the plan be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to impaired and dissenting claimants and interest holders under a plan may not be less than those parties would receive if that debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. A Chapter 11 plan must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan, and that the debtor will be able to continue operations without the need for further financial reorganization.

     The Bankruptcy Court may confirm a Chapter 11 plan even though fewer than all of the classes of impaired claims and interests accept it. In order for a plan to be confirmed despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan does not discriminate unfairly and that the plan is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan. The Plan provides that if any impaired class of creditors votes to reject the Plan, the Debtors will nonetheless request the Court to confirm the Plan under section 1129(b) of the Code.

     Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class if, among other things, the plan provides: (a) that each holder of a claim included in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

     The Bankruptcy Court must further find that the economic terms of the plan meet the specific requirements of section 1129(b) of the Bankruptcy Code with respect to the particular objecting class. The proponent of the Chapter 11 plan must also meet all applicable requirements of section 1129(a) of the Bankruptcy Code (except section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of section 1129(b)). These requirements include the requirement that the plan comply with applicable provisions of the Bankruptcy Code and other applicable law, that the plan be proposed in good faith, and that at least one impaired class of creditors has voted to accepted the plan.

            III. VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION

     If you are in one of the Classes of Claims whose rights are affected by the Plan (see "Description of the Plan" in Section VII below), it is important that
                                       -----------
you vote. If you fail to vote, your rights may be jeopardized.

A.   "Voting Claims" -- Parties Entitled to Vote

     Pursuant to the provisions of section 1126 of the Bankruptcy Code, holders of Claims or Interests that are (i) allowed, (ii) impaired, and (iii) that are
                                    -------       --------
receiving or retaining property on
----------------------------------
account of such Claims or Interests pursuant to the Plan, are entitled to vote
-----------------------------------
either for or against the Plan (hereinafter, "Voting Claims" or "Voting Interests"). Accordingly, in this Bankruptcy Case, any holder of a Claim or Interest classified in Classes 1, 2, 3, 4, 5, 6, 8, 9, and 10 of this Plan may have a Voting Claim or Interest and should have received a ballot for voting (with return envelope) in these Disclosure Statement and Plan materials (hereinafter, "Solicitation Package") since these are the only Classes consisting of impaired Claims or Interests that are receiving property.
              --------                              ------------------

     As referenced in the preceding paragraph, a Claim or Interest must be allowed to be a Voting Claim or Interest. The Debtors filed schedules in this
-------
Bankruptcy Case listing Claims against the Debtors. To the extent a creditor's Claim was listed in the Debtors' schedules, and was not listed as disputed, contingent, or unliquidated, it is deemed "allowed." Any creditor whose Claim was not scheduled, or was listed as disputed, contingent or unliquidated, must have timely filed a proof of Claim in order to have an "allowed" Claim. The last day for filing Claims for amounts owed pre-petition was March 15, 2002 for all
                                                        --------------
Persons other than governmental entities and is June 26, 2002 for governmental
                                                -------  ----
entities. Absent an objection to that proof of Claim, it is deemed "allowed." In the event that any proof of Claim is subject to an objection by the Debtors as of or during the Plan voting period ("Objected-to Claim"), then, by definition, it is not "allowed," for purposes of section 1126 of the Bankruptcy Code, and is not to be considered a Voting Claim entitled to cast a ballot. Nevertheless, pursuant to Bankruptcy Rule 3018(a), the holder of an Objected-to Claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount which the Bankruptcy Court deems proper. Allowance of a Claim for voting purposes, and disallowance for voting purposes, does not necessarily mean that all or a portion of the Claim will be allowed or disallowed for distribution purposes.

     BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN. BY INCLUDING A CLAIM AMOUNT ON THE BALLOT (IF APPLICABLE), THE DEBTORS ARE NEITHER ACKNOWLEDGING THAT YOU HAVE AN ALLOWED CLAIM IN THAT AMOUNT NOR WAIVING ANY RIGHTS THE DEBTORS MAY HAVE TO OBJECT TO YOUR VOTE OR CLAIM.

     If you believe you are a holder of a Claim in an impaired Class under the Plan and entitled to vote to accept or reject the Plan, but did not receive a ballot with these materials, please contact Stacey Jernigan, Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas 75202, Telephone (214) 651-5000, Telecopy (214) 651-5940.

B.   Return of Ballots

     If you are a holder of a Voting Claim, your vote on the Plan is important. Completed ballots should either be returned in the enclosed envelope or sent to:

Stacey Jernigan, Esq.
Haynes and Boone, L.L.P.
901 Main Street, Suite 3100
Dallas, Texas 75202-3714

Telephone: (214) 651-5000
Telecopy: (214) 651-5940


     1.   Voting Record Date (a.k.a. the "Record Date--Balloting")

     Pursuant to Bankruptcy Rule 3017(d), March 15, 2002, is the "Voting Record Date" (a.k.a. the "Record Date--Balloting") for determining which creditors of the Debtors may be entitled to vote to accept or reject the Plan. Only holders of record of Claims against the Debtors on that date are entitled to cast ballots.

     2.   Deadline for Submission of Ballots

          BALLOTS MUST BE SUBMITTED TO AND ACTUALLY RECEIVED BY COUNSEL FOR THE DEBTORS, C/O STACEY JERNIGAN, HAYNES AND BOONE, L.L.P., 901 MAIN STREET, SUITE 3100, DALLAS, TEXAS 75202-3714, WHETHER BY MAIL, DELIVERY, OR FACSIMILE, BY APRIL 22, 2002, AT 4:00 P.M. EASTERN
                                     ------------------------------------
          DAYLIGHT TIME (THE "BALLOT RETURN DATE"). ANY BALLOTS RECEIVED AFTER
          ---------------------------------------
          THAT TIME WILL NOT BE COUNTED. ANY BALLOT WHICH IS NOT EXECUTED BY A PERSON AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED.

          IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT STACEY JERNIGAN, HAYNES AND BOONE, L.L.P., 901 MAIN STREET, SUITE 3100, DALLAS, TEXAS 75202, TELEPHONE (214) 651-5000, TELECOPY (214) 651-5940.

          THE DEBTORS URGE ALL HOLDERS OF VOTING CLAIMS AND INTERESTS TO VOTE IN FAVOR OF THE PLAN.

C.   Confirmation of Plan

     1.   Solicitation of Acceptances

     The Debtors are soliciting your vote. The cost of any solicitation by the Debtors will be borne by the Debtors. No other additional compensation shall be received by any party for any solicitation other than as disclosed to the Bankruptcy Court.

          NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS OR
          -------------------------------------------------------------------
          THE PLAN ARE AUTHORIZED BY THE DEBTORS
          --------------------------------------

                  OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY
                  --------------------------------------------------------------
                  REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE
                  --------------------------------------------------------------
                  YOUR VOTE THAT ARE OTHER THAN HEREIN CONTAINED SHOULD NOT BE
                  --------------------------------------------------------------
                  RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH
                  --------------------------------------------------------------
                  ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED
                  --------------------------------------------------------------
                  TO COUNSEL FOR THE DEBTORS FOR SUCH ACTION AS MAY BE DEEMED
                  --------------------------------------------------------
                  APPROPRIATE.
                  ------------

                  THIS IS A SOLICITATION SOLELY BY THE DEBTORS AND IS NOT A
                  --------------------------------------------------------------
                  SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, OR ACCOUNTANT FOR
                  --------------------------------------------------------------
                  THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE HEREIN ARE
                  --------------------------------------------------------------
                  THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS,
                  --------------------------------------------------------------
                  OR ACCOUNTANTS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND
                  --------------------------------------------------------------
                  EXPRESSLY INDICATED.
                  --------------------

         Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by section 1125(b) of the Bankruptcy Code. Violation of section 1125(b) of the Bankruptcy Code may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

         2.    Requirements for Confirmation of the Plan

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an Order confirming the Plan. For the Plan to be confirmed, section 1129 requires that:

               (a) The Plan comply with the applicable provisions of the Bankruptcy Code;

               (b) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

               (c) The Plan has been proposed in good faith and not by any means forbidden by law;

               (d) Any payment or distribution made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expense in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

          (e) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policy; and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider;

          (f) Any government regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors have approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

          (g) With respect to each impaired Class of Claims or Interests, either each holder of a Claim or Interest of the Class has accepted the Plan or will receive or retain under the Plan on account of that Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. If section 1111(b)(2) of the Bankruptcy Code applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtor's interest in the property that secures that Claim;

          (h) Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan;

          (i) Except to the extent that the holder of a particular Administrative Claim or Priority Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims and Priority Claims shall be paid in full on the Effective Date or the date on which it is Allowed;

          (j) If a Class of Claims is impaired under the Plan, at least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class; and

          (k) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code and that the Plan was proposed in good faith. The Debtors believe they have complied or will have complied with all the requirements of the Bankruptcy Code. LVSI has stated that because it contends that HWCC is an "insider" of the Debtors, the Debtors will not be able to confirm a Plan of Reorganization relying solely upon the affirmative vote of HWCC.

         3.   Acceptances Necessary to Confirm the Plan

         Voting on the Plan by each holder of a Claim or Interest is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Interest vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of section 1126(a) of the Bankruptcy Code, the Plan must be accepted by each Class of Claims that is impaired under the Plan by Class members holding at least two-thirds (2/3) in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting in connection with the Plan; in connection with a Class of Interests, more than two-thirds (2/3) of the shares actually voted must accept to bind that Class. Even if all Classes of Claims and Interests accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

         4.   Cramdown

         In the event that any impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for holders of secured and unsecured claims and equity interests.

         With respect to a secured claim, "fair and equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor's interest in the property securing its liens, (ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and
(iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

         With respect to an unsecured claim, "fair and equitable" means either
(i) each impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

         With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest; or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

         In the event one or more Classes of impaired Claims or Interests rejects or is deemed to have rejected the Plan, the Debtors will request the Bankruptcy Court to determine at the Confirmation Hearing that the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims or Interests.

         The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims and Interests that is impaired.

                          IV. BACKGROUND OF THE DEBTORS


A.       Nature of the Debtors' Business: Overview of Assets and Liabilities


         GBCC, PPI, PCPI Funding and PPI Funding are four related corporate debtors. GBCC is the ultimate parent and is a publicly held company whose stock is traded on the over-the-counter bulletin board (the "OTC BB"). PPI is a wholly owned direct subsidiary of GBCC. PCPI Funding and PPI Funding are each 100% directly owned by PPI. A schematic depicting the corporate structure of the GBCC corporate group (as of the Petition Date) is attached hereto at Exhibit "C".
                                                                -----------
Additionally, a schematic depicting the corporate structure for GBCC and its subsidiaries a few years ago, when there were various other corporations in the GBCC corporate group that have previously filed bankruptcies or otherwise have ceased to exist, is attached hereto at Exhibit "D". /3/
                                       ------------
         GBCC, PPI, PCPI Funding and PPI Funding each have corporate offices at Two Galleria Tower, Suite 2200, 13455 Noel Rd., LB 48, Dallas, Texas 75240.

         In prior years, GBCC and its subsidiaries (including certain subsidiaries that no longer exist) conducted three major business activities:
(1) hotel ownership and the management thereof; (2) management services for casino operations; and (3) ownership of the Sands Hotel and Casino in Atlantic City, New Jersey. As described below, as a result of various bankruptcies of GBCC subsidiaries, GBCC and its subsidiaries are no longer engaged in hotel and casino ownership and management services. GBCC's business activity, as of the Petition Date, consisted solely of the

______________________

         /3/ There have been other subsidiaries in the corporate group, from time to time, that have served miscellaneous functions in the casino-ownership and management activities of the corporate group such as subsidiaries that were formed to separately hold real property that might be developed in the future and entities that owned partnership interests in management companies, etc. More details about the GBCC corporate group can be found in SEC filings and, attached as Exhibit "E," are GBCC's year 2001 (first, second and third quarter) Form
   ------------
10Qs.

operations of Advanced Casino Systems Corporation ("ACSC") (its indirect, 100%-owned subsidiary that provides information technology systems for various casinos throughout North America).

         More specifically, as a result of the voluntary Chapter 11 bankruptcy petitions filed in 1998 by the subsidiaries GB Holdings, Inc., Greate Bay Hotel and Casino, Inc., and GB Property Funding Corp. (which cases were administratively consolidated under Case No. 98-10001, in the United States Bankruptcy Court for the District of New Jersey, Camden Vicinage, Judge Judith Wizmur presiding), see organizational chart at Exhibit "D", GBCC no longer has
                                               -----------
any direct or indirect interests or ownership in the Sands Hotel and Casino in Atlantic City. A plan of reorganization proposed in that bankruptcy case by the unsecured creditors committee and High River, an entity controlled by Carl Icahn, was confirmed in Case No. 98-10001 by a Bankruptcy Court order entered August 14, 2000 (after much litigation and several days of evidence), pursuant to which the equity interests of GBCC in these subsidiaries were cancelled and the Sands Hotel and Casino is now owned by High River and former public bondholders of these three entities.

         Additionally, as a result of the voluntary Chapter 11 bankruptcy petitions filed in 1999 by the subsidiaries Pratt Casino Corporation, PRT Funding Corp. and New Jersey Management, Inc. (which cases were administratively consolidated under Case No. 99-1204, in the United States Bankruptcy Court for the District of Delaware, Judge Mary Walrath presiding), see Exhibit D, GBCC no
                                                             ---------
longer has any direct or indirect interests or ownership in these entities (two of these entities, Pratt Casino Corporation and New Jersey Management, Inc., were involved with management of certain casinos). More specifically, a plan of reorganization was confirmed in Case No. 99-1204 by a bankruptcy court order entered October 1, 1999, pursuant to which these three entities were merged or dissolved and then essentially liquidated, and the creditors of these entities (public bondholders) received over $40 million in cash distributions (nearly a 50% distribution on their claims). The entity Greate Bay Holdings, LLC was an entity created in connection with such confirmed plan (and pursuant to New Jersey regulatory approval, through the New Jersey Casino Control Commission and the Division of Gaming Enforcement) to serve as the equivalent of a liquidating trust and to facilitate the distributions to the public bondholders. Upon the completion of all distributions to the public bondholders under the confirmed plan, Greate Bay Holdings, LLC was dissolved.

         As noted elsewhere herein, in 1998, GBCC's indirect wholly owned subsidiary, GB Holdings, Inc, and its subsidiaries, Greate Bay Hotel and Casino, Inc. ("GBHC") and GB Property Funding Corp. (collectively, "GBH") commenced Chapter 11 Cases in the United States Bankruptcy Court for the District of New Jersey. In the course of those proceedings, certain controversies arose between GBCC and GBH which were settled pursuant to a Settlement Agreement dated September 9, 1998. All payment and indemnity obligations under the Settlement Agreement (except for a claim of approximately $30,000 by GBCC against GBHC relating to the nondeductibilty of post-petition interest by GBHC) have been satisfied. Specifically, a central feature of the 1998 Settlement Agreement was the retention by the parties of rights to indemnification in respect to tax years prior to 1999 that might be subject to further review and additional assessment On November 30, 2001, GBCC and the Internal Revenue Service executed a settlement agreement relating to the 1997 and 1998 consolidated tax returns. That settlement concluded the IRS review of the last year that GBH reported to the IRS as part of the GBCC consolidated group. Hence, the Debtors believe that GBH will not in the future be exposed to any claim in respect of 1997 or 1998 federal income taxes.

         Additionally, as a result of the voluntary Chapter 7 bankruptcy petitions filed in 2000 by the subsidiaries Pratt-Hollywood, Inc., BPHC Acquisition, Inc. and BPHC Parking Corp. (which cases were assigned Case Nos. 00-2883, 00-2884 and 00-2885, in the United States Bankruptcy Court for the District of Delaware, Judge Mary Walrath presiding), see Exhibit "D," these
                                                         ----------
subsidiaries were liquidated through the Chapter 7 process and these entities no longer exist for all intents and purposes. Note that these entities had no assets at the time of liquidation (and, in fact, never had any assets other than funds that were either expended or repaid), as the entities had originally been formed to develop a new casino in Atlantic City (in addition to the Sands Hotel and Casino), which casino never became a reality.

         Thus, there were five entities left in the GBCC group as of the Petition Date: the four Debtor-companies plus ACSC. The four Debtor-companies are not operating companies. ACSC is an operating company (and thus the last revenue-producing entity in the GBCC group) and its stock is 100% owned by the Debtor PPI (and, thus, the ACSC stock is property of the bankruptcy estate).

         ACSC is in the business of developing, installing, licensing and providing maintenance for certain casino information technology systems and software that is used by various casino companies throughout North America. ACSC is based in Egg Harbor Township, New Jersey and has contracts to provide software and technology support with various non-affiliated casinos such as Aladdin, Atlantis Paradise Island, Boyd Delta Downs, Caesars, Casino Magic, Casino Morongo, Mohegan Sun, Trump Indiana, Venetian, and various Hyatt gaming establishments, as well as with various Hollywood Casino Corporation casinos and with the Sands Hotel and Casino in Atlantic City (which, as previously discussed, was formerly, but is no longer, in the GBCC corporate group). ACSC has approximately 112 employees and had revenues of $14.1 million in 2000 and is projected to have revenues of approximately $32 million in 2001. ACSC is subject to (and complies with) gaming regulations in the states of New Jersey, Mississippi, Louisiana, Nevada, Colorado, Delaware, Indiana, and in Toronto, Ontario, Canada, since ACSC provides goods and services to casinos, which are regulated, and ACSC, relatedly, has various gaming licenses and pending applications for gaming licenses in these various jurisdictions, as well as with various Indian Tribal Gaming Commissions, including the Cabazon Band of Mission Indians Gaming Commission, the Mohegan Tribe of Indians Tribal Gaming Commission, the Morongo Gaming Agency of the Morongo Band of Cahuilla Indians, the Twenty-Nine Palms Band of Mission Indians Gaming Commission, and the Shoshone - Bannock Gaming Commission.

         As of the Petition Date, the stock of ACSC was the only asset of the four Debtors' estates that had any material value, other than approximately $1.9 million of Cash, most of which is owned by PPI (however, each of the other Debtors, including GBCC, has a small amount of Cash available for distribution). The only other assets of the four Debtors, other than the ACSC Common Stock, the sale of which was approved by order dated March 6, 2002, and the Cash, are possibly some deposits, unearned premiums, cash values of insurance policies, or prepaids in which certain of the Debtors may have rights, with respect to certain vendors or insurance companies; some office furniture/furnishings; and various inter-company/inter-Debtor receivables that are uncollectible against one another and, thus, valueless.

         ACSC is believed to be solvent and, thus, a bankruptcy filing for it was not deemed to be necessary or appropriate. The purpose of these bankruptcies is to: (a) maximize, for the benefit of creditors and/or other stakeholders of the Debtors, the only assets/value that these four Debtors' estates have, that is, by selling the stock of ACSC to an unrelated third-party purchaser and distributing the sale proceeds and other remaining cash/assets of the four Debtors' estates; and (b) wind-down in an orderly, open and responsible fashion the business affairs of the four Debtors.

         Who are the creditors and/or other stakeholders of the four Debtors? They fall into five categories:

               (1) HWCC holds Claims, in the aggregate, totaling almost $60 million against two of these Debtors (approximately $49 million against PPI Funding and approximately $10.1 million against
               GBCC). HWCC is a wholly owned subsidiary of Hollywood Casino Corporation, which is an owner and operator of hotels and casinos in Shreveport, Louisiana, Tunica County, Mississippi, and Aurora, Indiana. Hollywood Casino Corporation was the former parent of GBCC but is no longer related. Hollywood Casino Corporation made various loans and extended other consideration to the Debtors, GBCC and PPI Funding, in the middle-1990's at a time when it was the ultimate parent of these Debtors (as further explained in
               Section IV.B below). Hollywood Casino Corporation, in turn, made
               ------------
               a capital contribution to its subsidiary, HWCC, of these Claims, making HWCC the holder of these Claims;

               (2) there are a handful of vendors, tax claimants, or other miscellaneous claimants of GBCC and PPI whom the Debtors intend to pay in full in cash on the Effective Date and, thus, are virtually unaffected by these Chapter 11 filings (i.e., Class 5 Unsecured Convenience Claimants that are owed less than $15,000, or elect to have their Claims reduced as such);

               (3) there are inter-company (i.e., inter-Debtor claims) that will not receive any cash consideration and will essentially be disregarded/canceled, through the process of a merger proposed by the Plan;

               (4) there are public shareholders of GBCC whose shares will be canceled and they will receive no distribution in these cases;/4/ and

               (5) there are two disputed creditors: LVSI, which has filed a proof of claim in the approximate amount of $20 million (which is further described in Section IV.F) and
                                    ------------

______________________

         /4/   The GBCC Common Stock has been trading at $0.02 per share in recent weeks, with a range between $0.01-$0.16 during the last 52-week time period. With approximately 5.2 million shares issued and outstanding, this makes the market capitalization for the GBCC Common Stock only $104,000.

              William D. Pratt, Jr., a former employee of a former GBCC subsidiary or affiliate (i.e., a non-Debtor which owned the San Juan Sands) who has filed a proof of claim in the amount of $3,025,000 for alleged employee-related claims. The Debtors dispute that either of these claimants have any valid claims.

         The Debtors dispute the validity of the claims described in item (5) above. The Plan provides that prior to the Effective Date of the Plan, the Court shall estimate the amount of the Disputed LVSI Claim as if the dispute regarding GBCC's liability were resolved in LVSI's favor. Pursuant to Article 6.1.D of the Plan, such estimated amount will be deposited into the LVSI Reserve (which LVSI Reserve shall not exceed $3 million) and held in reserve until the disputed claim becomes an Allowed Claim by Final Order, at which time such claim will be paid promptly out of the LVSI Reserve. If any Allowed LVSI Claim is more than the LVSI Reserve, the excess will share Pro Rata in the consideration that otherwise goes to Allowed Class 6 Claimants. If any Allowed LVSI Claim is less than the LVSI Reserve, then the excess LVSI Reserve shall be distributed to HWCC as part of its remaining Class 1 consideration.

B. Explanation of Claims Against the Debtors: Origin of the Various HWCC Claims Against the Debtors

         Since HWCC is by far the largest creditor of the Debtors (in fact, the only significant known undisputed creditor), and since the history of the HWCC Claims is rather complex, an explanation of the origins of the HWCC Claims is set forth below.

         The HWCC Claims can be divided into two categories: (A) the HWCC Claims against GBCC ($10,126,668.50) and (B) the HWCC Claims against PPI Funding ($49,219,370.05).

         1.   The HWCC Claims against GBCC (aggregating $10,126,668.50)

         HWCC has four claims against GBCC that, as of the Petition Date, amount to $10,126,668.50 in the aggregate. These four claims arise from funds loaned from Hollywood Casino Corporation to GBCC during 1993-1996 (as more specifically described below) which funds were used in the operations of certain hotel and casino properties owned by GBCC or its subsidiaries. The liabilities of GBCC to HWCC are evidenced by four promissory notes (defined as the "Four GBCC Promissory Notes to Hollywood") described below:

         (a) An unsecured Promissory Note in the original principal amount of $1,250,000 dated October 29, 1993, duly executed by Pratt Hotel Corporation (n.k.a. GBCC, as of a result of a name change effectuated December 31, 1996), and payable to the order of Hollywood Casino Corporation. The issuance of this Promissory Note was ratified by the three disinterested directors of the Board of GBCC at its meeting held on February 8, 1994. The funds that were lent by Hollywood Casino Corporation to GBCC were used in the operation of the facility known as the Holiday Inn/DFW North in Texas, which was owned by an entity of which GBCC was a partner and which GBCC operated pursuant to an operating agreement. This

          Promissory Note, as of the Petition Date, had an outstanding principal balance of $250,000 and accrued interest owing of $196,000.

          (b) An unsecured Promissory Note in the original principal amount of $3,000,000 dated July 12, 1996, duly executed by Pratt Hotel Corporation (n.k.a. GBCC, as a result of a name change effectuated December 31, 1996), and payable to the order of Hollywood Casino Corporation. The issuance of this Promissory Note was ratified by the sole attending disinterested director of the Board of GBCC at its meeting held on September 18, 1996. The funds that were lent by Hollywood Casino Corporation to GBCC were immediately loaned from GBCC to Greate Bay Hotel and Casino, Inc. ("GBHC"), then still a wholly-owned indirect GBCC subsidiary, that owned and operated the Sands Hotel and Casino in Atlantic City, for use in the operations of the Sands Hotel and Casino. (The indebtedness from GBHC to GBCC was canceled and released, effective September 10, 1998, pursuant to a settlement agreement approved by the United States Bankruptcy Court for the District of New Jersey, Camden Vicinage, in the bankruptcy case of In re Great Bay Hotel and Casino, Inc., Case No. 98-10001; Adv. Pro. No. 98-01220.) This Promissory Note, as of the Petition Date, had an outstanding principal balance of $1,954,243.50 plus accrued interest owing of $2,017,779.22.

          (c) An unsecured Promissory Note in the original principal amount of $1,500,000 dated August 2, 1996, duly executed by Pratt Hotel Corporation (n.k.a. GBCC, as a result of a name change effectuated December 31, 1996), and payable to the order of Hollywood Casino Corporation. The issuance of this Promissory Note was ratified by the sole attending disinterested director of the Board of GBCC at its meeting held on September 18, 1996. The funds that were lent by Hollywood Casino Corporation to GBCC were also immediately loaned from GBCC to GBHC for use in the operations of the Sands Hotel and Casino. (The indebtedness from GBHC to GBCC was released and canceled, effective September 10, 1998, pursuant to a settlement agreement approved by the United States Bankruptcy Court for the District of New Jersey, Camden Vicinage, in the bankruptcy case of In re Great Bay Hotel and Casino, Inc., Case No. 98-10001; Adv. Pro. No. 98-01220.) This Promissory Note, as of the Petition Date, had an outstanding principal balance of $1,500,000 plus accrued interest owing of $1,096,562.50.

          (d) An unsecured Promissory Note in the original principal amount of $2,000,000 dated August 7, 1996, duly executed by Pratt Hotel Corporation (n.k.a. GBCC, as a result of a name change effectuated December 31, 1996), and payable to the order of Hollywood Casino Corporation. The issuance of this Promissory Note was ratified by the sole attending disinterested director of the Board of GBCC at its meeting held on September 18, 1996. The funds that were lent by Hollywood Casino Corporation to GBCC were also immediately loaned from GBCC to GBHC, for use in the operations of the Sands Hotel and Casino. (The indebtedness from GBHC to GBCC was released and canceled, effective September 10, 1998, pursuant to a settlement agreement approved by the United States Bankruptcy Court for the District of New Jersey, Camden Vicinage, in the bankruptcy case of In re Great Bay Hotel and Casino, Inc., Case No. 98-10001; Adv. Pro. No. 98-01220.) This Promissory

     Note, as of the Petition Date, had an outstanding principal balance of $2,000,000 plus accrued interest owing of $1,462,083.33.

     In summary, each of the Four GBCC Promissory Notes to Hollywood were duly authorized and ratified by disinterested members of the Board of Directors of GBCC (See discussion of GBCC Board composition in paragraph IV.D), executed and delivered, and good and valuable consideration was received by GBCC in the form of loan proceeds.

     2.    The HWCC Claim against PPI Funding ($49,219,370.05)

     The Claim held by HWCC against PPI Funding is evidenced by a "zero-coupon"
note in the face amount of $84,602,548.66 (defined herein as the "Hollywood Zero-Coupon Note from PPI Funding"). The petition date indebtedness arising from the zero-coupon note was $49,219,370.05. This "zero-coupon" note has a somewhat complex origin, that involves: (1) a $115,000,000 public bond issuance on which PCPI Funding was the issuer (and GBCC and PPI were both guarantors), (2) the purchase by Hollywood Casino Corporation's predecessor of certain of these bonds, and (3) Hollywood Casino Corporation's agreement to temporarily forego payment on the bonds, when PCPI Funding, GBCC and PPI were unable to refinance or pay off the public bonds in full upon their maturity. Note that the Hollywood Zero-Coupon Note from PPI Funding, as well as the series of transactions that pre-date and underlie it, including the $115,000,000 public bond issuance, were duly authorized and ratified by disinterested members of the Board of Directors of GBCC, executed and delivered, with good and valuable consideration being received by GBCC and its subsidiaries in the form of loan proceeds and numerous forbearances. The liability of PPI Funding to HWCC is more fully described as follows:

                (a) In October of 1987, the Debtor PCPI Funding was organized as a corporation under the laws of Delaware, as a special purpose entity, for the purpose of borrowing funds through the issuance of public debt, much of which public debt was expected/earmarked to be used for a new casino that was contemplated to be built in Atlantic City, NJ. At this point in time, the GBCC corporate group already owned one casino in Atlantic City--the Sands Hotel and Casino. The remainder of the public debt was to be used for various other projects or refinancings in the GBCC group.

                (b) On February 23, 1988, PCPI Funding issued $115,000,000 principal amount of 15.5 % public notes due April 1, 1998 (the "PCPI Public Notes"), pursuant to an indenture. The PCPI Public Notes were unsecured and were guaranteed by both GBCC and an entity known as Pratt Casino Properties, Inc. which was later merged with and into the Debtor PPI. Thus, three of the current Debtors--(1) GBCC, (2) PPI, as a result of the merger of the former Pratt Casino Properties, Inc. into PPI, and (3) PCPI Funding--were at one time liable on the $115,000,000 of PCPI Public Notes.

                (c) Certain of the proceeds of the PCPI Public Notes (as well as much effort and time) were spent toward the development of the concept for the new casino, but, ultimately, the new casino was never able to become a reality. The Atlantic City market and the national economy generally were depressed during this time period. As the Atlantic City market continued to weaken during 1990, the PCPI Public Notes began trading at or less than 50% on the dollar.

                   (d) Eventually, all but $38,779,000 of the $115,000,00 of
         PCPI Public Notes were either: (i) redeemed; or (ii) retired through the issuance of more public debt.

                   (e) More specifically, first, on November 3, 1989, PCPI Funding itself redeemed $17,857,000 of the PCPI Public Notes (with proceeds from the PCPI Public Notes issuance that had been earmarked, but never used, for the new Atlantic City casino project). This left $97,143,000 of PCPI Public Notes outstanding ($115,000,000 - $17,857,000 = $97,143,000).

                   (f) Then, on May 11, 1990, a corporation named PBC, Inc. (which no longer exists) was formed. On May 31, 1990, PBC, Inc. acquired $38,779,000 principal amount of the PCPI Public Notes,/5/ leaving $58,364,000 of the PCPI Public Notes still owned by the public ($97,143,000 - $38,779,000 = $58,364,000). No property of GBCC, PPI,
         PCPI Funding, PPI Funding, or any other GBCC subsidiary was used to acquire these PCPI Public Notes. Hollywood Casino Corporation eventually became the owner of the $38,779,000 of PCPI Public Notes that were purchased by PBC, Inc./6/

                   (g) In 1994, the PCPI Public Notes were refinanced. On February 17, 1994, yet another corporation in the GBCC group, known as PRT Funding Corp., issued $85,000,000 of public notes (the "PRT Public Notes") due April 15, 2004. The issuance was at first contemplated to be larger than this and the intention of GBCC, PPI and PCPI Funding was to retire all of the PCPI Public Notes with the proceeds of the issuance of the PRT Public Notes. However, not enough financing proceeds could ultimately be raised in the capital markets to retire all of the PCPI Public Notes and, moreover, there were operational needs and other needs for the funds from the PRT Public Notes in the GBCC group (particularly, in connection with GBHC, the owner of the Sands Hotel and Casino in Atlantic City). Thus, a portion of the proceeds from the $85,000,000 of PRT Public Notes was used to retire the $58,364,000 of PCPI Public Notes still held by the public, and GBCC, PPI and PCPI Funding reached an agreement with Hollywood Casino Corporation that the $38,779,000 principal amount of PCPI Public Notes held by Hollywood Casino Corporation would not be retired.

__________________________

         /5/ PBC, Inc. acquired the $38,779,000 principal amount of the PCPI Public Notes for the sum of $18,359,000. The $18,359,000 was obtained by PBC, Inc. from loans made to PBC, Inc. by unrelated third parties. No assets of any of the Debtors were used to fund the purchase price paid by PBC, Inc. for the PCPI Public Notes.

         /6/ Hollywood Casino Corporation became the owner of the $38,779,000 of PCPI Public Notes acquired by PBC, Inc. because: (a) on November 8, 1990, a new entity was formed named PRT Corporation, which would later be merged with PBC, Inc. (with PRT Corporation being the survivor); and (b) PRT Corporation would later, on May 15, 1992, change its name to Hollywood Casino Corporation (hereinafter so called), making Hollywood Casino Corporation the direct owner of the $38,779,000 of PCPI Public Notes.

                   (h) Thus, $58,364,000 of the PCPI Public Notes (which had been held by the public) were extinguished in 1994 (replaced by yet different, new public note indebtedness--the PRT Public Notes),/7/ but $38,779,000 of the PCPI Public Notes remained outstanding, held by Hollywood Casino Corporation.

                   (i) Meanwhile, one of the Debtors, PPI Funding, had been formed in 1993. Then, on February 17, 1994, simultaneously with the extinguishment of the $58,364,000 PCPI Public Notes held by the public, PPI Funding acquired the $38,779,000 of PCPI Public Notes that Hollywood Casino Corporation owned.

                   (j) The consideration that PPI Funding exchanged with Hollywood Casino Corporation, for PPI Funding's purchase of the $38,779,000 of PCPI Public Notes from it, was a "zero-coupon note," in the deemed principal amount of $40,524,055 (the actual face amount of the note was $110,635,739.40), on which PPI Funding was the issuer/obligor./8/ Note that GBCC and PPI were not guarantors for the "zero-coupon note" (whereas GBCC and PPI had been guarantors on the PCPI Public Notes). This note issued on February 17, 1994, will henceforth be referred to as the "Original Zero-Coupon Note."

                   (k) Thus, as of February 17, 1994, PCPI Funding became obligated only to its sister-corporation, PPI Funding, on the PCPI Public Notes, and now only PPI Funding (not PCPI Funding, not GBCC and not PPI) was obligated to Hollywood Casino Corporation on $40,524,000 of indebtedness (face amount = $110,635,739.40; evidenced by the Original Zero-Coupon Note).

____________________________

         /7/ It was these PRT Public Notes that were discharged in connection with the 1999 Chapter 11 cases of Pratt Casino Corporation, PRT Funding Corp., and New Jersey Management, Inc. in 1999. See Exhibit D , as well as discussion
                                             ---------
in Section IV.A. herein.
   -------------

         /8/ An explanation of the deemed principal amount and face amount of this zero-coupon note is as follows: The note was in the actual face amount of $110,635,739.40. However, the note also, by its terms, specified that $40,524,055 was deemed to have been advanced under the note and constituted the outstanding principal amount of the note as of the date of its issuance (February 17, 1994). This is because $40,524,055 was the amount deemed to be equal to the consideration that was given by Hollywood Casino Corporation on February 14, 1994 to PPI Funding in exchange for the zero-coupon note (in other words, Hollywood gave to PPI Funding, in consideration for the zero-coupon note, the $38,779,000 principal amount of PCPI Public Notes that it held, on which there was a call premium of $1,745,055, which meant a total of $40,524,055 was due in respect of the PCPI Public Notes). The zero-coupon note provided that interest on the $40,524,055 deemed principal amount of the note would be accrue at the rate of 14.875%, and would be due and payable as follows: interest would be due and payable semiannually as it accrued, on February 17 and August 17 of each year and at maturity (beginning with August 17, 1994), and the entire principal amount of the note would be due and payable on February 17, 2006, provided that through February 1, 2001, payment of interest on the note would be made by an automatic advance under the note on each interest accrual date in an amount equal to the accrued unpaid interest as of such interest accrual date, and each advance would be added to and become a part of the unpaid principal balance on the note and would bear interest. Thus (as set forth on a schedule attached to the note), because of this interest-accrual-without-payment feature, $110,635,739.40 would be the ultimate amount due on the note as of February 17, 2001 (the time when the automatic advancement of interest accruals was to stop, with actual payments of semiannual interest being required thereafter).

                   (l) On March 31, 1995, PCPI Funding executed an amendment and restatement of the PCPI Public Notes now held by PPI Funding. More specifically, to eliminate the expense and inconvenience of maintaining an indenture and having SEC-filing requirements (when the only remaining holder of the PCPI Public Notes was a member of the GBCC corporate group), the PCPI Public Notes were essentially replaced with a new note payable by PCPI Funding to PPI Funding (with GBCC and PPI executing an amended and restated guaranty so as to remain as guarantors on the new note), such new note being hereinafter referred to as the "PCPI Funding Replacement Note to PPI Funding".

                   (m) Three years after its issuance, on April 1, 1997, the Original Zero-Coupon Note (which had a face value of $110,635,739.40) was split into two separate notes. The first split-off note had a face value of $84,602,548.66 and the second split-off note had a face value of $13,750,000. The reason for splitting the Original Zero-Coupon Note into two notes was as follows: A subsidiary of Hollywood Casino Corporation (i.e., HWCC-Aurora Management, Inc. ("HWCCAMI")) was purchasing from PPI a 99% general partnership interest in a casino management company named Pratt Management, L.P. The consideration Hollywood Casino Corporation paid PPI for the partnership interest was, essentially, assigning to PPI a portion ($13,750,000 face amount, to be exact) of this Original Zero-Coupon Note./9/ Thus, after the conclusion of the transactions of April 1, 1997, there was one "zero-coupon note" held by Hollywood Casino Corporation (defined as the "Hollywood Zero-Coupon Note from PPI Funding"),/10/ with a face value of $84,602,548, and there was a second "zero-coupon note" in the amount of $13,750,000 now held by PPI Funding's direct-parent, PPI (defined as the "Split-Off Zero-Coupon Note from PPI Funding"). Both the Hollywood Zero-Coupon Note and the Split-Off Zero-Coupon Note from PPI Funding held by PPI have the same interest-accrual feature (i.e., interest-accrual-without-payment feature, until February 17, 2001--the time when the automatic advancement of interest accruals was to stop) as the Original Zero-Coupon Note (as explained in footnote 8 herein).

                   (n) On December 17, 1997, Hollywood Casino Corporation decided to forgive $37,000,000 of the face amount ($23,630,771 discounted amount) of the

_______________________

         /9/ Hollywood Casino Corporation also gave PPI additional consideration for the 99% general partnership it was acquiring from PPI. More specifically, Hollywood Casino Corporation additionally conveyed to PPI an assignment of accrued interest in the amount of $350,000 (i.e., a portion of interest that had accrued in connection with the Four GBCC Promissory Notes to Hollywood) and a new promissory note from HWCCAMI to PPI in the original principal amount of $3,800,000 (which note was amended and restated in a $2,160,199.63 Hollywood Casino Corporation-to-PPI Note on October 13, 1999 (hereinafter, "PPI's $2 million Hollywood Receivable"). PPI's $2 million Hollywood Receivable was the subject of a standstill agreement for several months, in light of the substantial indebtedness owed back to Hollywood Casino Corporation by PPI's subsidiary, PPI Funding. As explained at Section IV(H) of this Disclosure
                                         -------------
Statement, PPI's $2 million Hollywood Receivable was ultimately conveyed to HWCC in December 2001.

         /10/ The new Hollywood Zero-Coupon Note from PPI Funding was actually secured by the stock of Pratt Casino Corporation, a former subsidiary of PPI, which proved worthless. Pratt Casino Corporation was the subject of a Chapter 11 case filed in 1999, as discussed previously at Section IV(A) herein, and no longer exists.

         indebtedness accumulated on the Hollywood Zero-Coupon Note from PPI Funding. As of the Petition Date, the PPI Funding indebtedness, in respect of the Hollywood Zero-Coupon Note from PPI Funding, is equal to $49,219,370.05.

                   (o) The April 1, 1997 split-off transaction was approved by HCC's three outside directors and by GBCC's two outside directors, Messrs Capaldi and Muir, all of whom had no affiliation with the Debtors or the Pratt family. The December 1997 debt forgiveness was an HCC only transaction and it was approved by HCC's three outside directors.

         3. HWCC as Current Holder of the Four GBCC Promissory Notes to Hollywood and the Hollywood Zero-Coupon Note

             In December 2001, Hollywood Casino Corporation effectuated a capital contribution to its wholly owned subsidiary HWCC, pursuant to which it conveyed to HWCC the Hollywood Zero-Coupon Note from PPI Funding and the Four GBCC Promissory Notes to Hollywood. Thus, HWCC is now the direct Creditor of GBCC and PPI Funding, in respect of the Claims described in Section IV.B.1 and 2
                                                            --------------     -
hereinabove. LVSI contends that the HWCC debt may not be a valid claim because it arose predominantly while Hollywood Casino Corporation was the parent of the Debtor and that any redemption or repurchase by HWCC of the public debt of the subsidiary during that period should not equitably be enforceable against the Debtors. The Debtors dispute these contentions.

         4.  Hollywood Casino Corporation as Former Ultimate Parent of the
             Debtors

             At the time that the Four GBCC Promissory Notes to Hollywood were executed (giving rise to Hollywood Casino Corporation's various Claims against GBCC) and at the time most of the events underlying the Hollywood Zero-Coupon Note from PPI Funding occurred, Hollywood Casino Corporation was the ultimate publicly owned parent corporation of the Debtor-entities, owning directly 80% of the Common Stock of GBCC (then known as Pratt Hotel Corporation). In late 1996, Hollywood Casino Corporation spun off its 80% interest in GBCC to the Hollywood Casino Corporation shareholders and Pratt Hotel Corporation (as GBCC was then-known) then changed its name to GBCC. Thus, at least originally (at the time when GBCC first became a publicly held company with public shareholders), the GBCC shareholders were one-and-the-same as the Hollywood Casino Corporation public shareholders.

         For several years prior to the spin-off, the Hollywood Casino Corporation group of companies had engaged in a variety of hotel and gaming acquisitions, developments and, in some cases, divestitures. As a result of these activities, the corporate structure of, and the intercorporate finances among, the Hollywood Casino Corporation group of companies became somewhat complex.

      As explained earlier, over the past several years, GBCC has divested (or lost through bankruptcy proceedings) all of its hotel and casino properties and, as of the Petition Date, conducted and had interests in only one remaining operation: ACSC, a direct, wholly-owned subsidiary of PPI, which is not liable for any of the Claims against these Debtors, and which is engaged in the casino information technology systems and software business. The Court has approved a sale of the stock of ACSC to Bally Gaming, Inc. (See Exhibit B). The sale is
                                                     ---------
expected to close on or before March 20, 2002. There are, however, quite a number of intercorporate obligations among and between GBCC and its subsidiaries that remain to this day.

      Although Hollywood Casino Corporation no longer has any equity ownership interest in GBCC, a Management Services Agreement exists between GBCC and Hollywood Casino Corporation, pursuant to which Hollywood makes available to GBCC or its subsidiaries personnel, office facilities, and other resources on an as-needed basis. GBCC is billed a fixed amount by Hollywood for the provision of these resources of $25,600 per month and GBCC's subsidiary, ACSC, is billed $6,200 per month for its utilization of Hollywood resources. These fixed amounts are periodically reviewed for a determination of whether adjustments are warranted.

C.    Recap: Assets and Liabilities of the Four Debtors as of Petition Date

      1.  GBCC

          Assets:
          -------

      .   Cash  $394,000.00 (est.)
          ----
      .   Deposits, Retainers, Refunds, receivables and other items approx.
          ---------------------------------------------------------
          $50,000 PPI Stock  --100% of the Common Stock of PPI.
                  ---------
          Value: $0

          Liabilities:
          ------------

      .   Notes Payable:
          --------------
          .. Four GBCC Promissory Notes to Hollywood (Balance: $10,126,668.50). .. GBCC $23,265,577 Promissory Note to PCPI Funding.
          ..  GBCC/Joplin DQ Promissory Note to PCPI Funding.
      .   Other Indebtedness/Payables:
          ----------------------------
          ..  GBCC $16,265,000 Indebtedness to PPI Funding.
          ..  GBCC $2,200,000 Indebtedness to PPI.
          .. GBCC Guarantee of the PCPI Funding Replacement Note to PPI Funding. (Contingent Balance: $66,019,632).
      .   Miscellaneous Trade Debt and Taxes.
      .   Disputed LVSI Claim (Balance: proof of claim process to determine;
                 Debtors believe total allowed amount will not exceed $50,000).

          2.   PPI

               Assets:
               -------

          .    Cash -- $1.5 million (est.)
               ----
          .    Miscellaneous Refunds/Receiveables -- $21,500 (est.)
               ----------------------------------
          .    Note(s) Receivable:
               -------------------
               ..   Split-Off Zero-Coupon Note (Balance: $15,492,168.00)
               ..   GBCC $2,200,000 Indebtedness to PPI.

          .    Office Furniture & Equipment - Value: $1,000.
               ----------------------------
          .    ACSC Stock --100% of the Common Stock of ACSC. Value: $14.6
               ----------
               million.
          .    PCPI Funding Stock --100% of the Common Stock of PCPI Funding.
               ------------------
               Value: $0.
          .    PPI Funding Stock --100% of the Common Stock of PPI Funding.
               -----------------
               Value: $0.

               Liabilities:
               -----------

          . PPI Guarantee of the PCPI Funding Replacement Note to PPI Funding. (Contingent Balance: $66,019,632).
          . Miscellaneous Trade Debt/Taxes. Balance unknown (believed $0; proof of claim process to determine).

          3.   PCPI Funding

               Assets:
               ------

          .    Cash -- $5,605.75.
               ----
          .    Note(s) Receivable:
               -------------------
               ..   GBCC $23,265,577 Promissory Note to PCPI Funding.
               ..   GBCC/Joplin DQ Promissory Note to PCPI Funding.

               Liabilities:
               ------------

          .    Notes Payable:
               --------------
               ..   PCPI Funding Replacement Note to PPI Funding. (Balance:
                    $66,019,632).
               ..   PCPI Funding $13,450 Indebtedness to PPI.

          4.   PPI Funding

               Assets:
               -------
          .    Cash -- $6,160.55
               ----
          .    Note(s) Receivable:
               -------------------
               ..   PCPI Funding Replacement Note to PPI Funding. (Balance:
                    $66,019,632).
               ..   GBCC $16,265,000 Indebtedness to PPI Funding.

               Liabilities:
               ------------

          .    Notes Payable:
               --------------
               ..   Hollywood Zero-Coupon Note from PPI Funding. (Balance:
                    $49,219,370.05)
               ..   Split-Off Zero-Coupon Note. (Balance: $15,492,168.00).

           Attached at Exhibit "E" are the unaudited balance sheet, statement of
                       -----------
operations and cash flow as of and for the fiscal quarters ended March 31, June 30, and September 30, 2001 contained in Forms 10-Q filed by GBCC with the SEC, on a consolidated basis, which have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period covered thereby (except as noted therein), and are consistent in all material respects with the books and records of the Debtors. Audited financials for the Debtors for the year ending December 31, 2000 are on file with the SEC as part of GBCC's Form 10K for that year. The auditors for the Debtors are Deloitte & Touche.

D.         Board of Directors and Executive Officers of Debtors

           The Executive Officers of GBCC are currently: John C. Hull (Chairman of the Board and Chief Executive Officer), Edward T. Pratt, Jr. (Vice Chairman of the Board, Treasurer, and Assistant Secretary), Edward T. Pratt, III (President and Chief Operating Officer), William D. Pratt (Executive Vice President, Secretary and General Counsel), Charles F. LaFrano III (Vice President and Assistant Secretary), and Lawrence C. Cole (Vice President for Management Information Systems). The Board of Directors of GBCC is currently comprised: Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt, Bernard A. Capaldi, Michael J. Chesser, and John C. Hull.

           The Executive Officers of PPI are currently: Jack E. Pratt (President), Edward T. Pratt, Jr. (Vice President/Treasurer), William D. Pratt (Vice President/Secretary), Edward T. Pratt, III (Vice President/Assistant Secretary), and John C. Hull (Vice President/Assistant Secretary). The Board of Directors of PPI is currently comprised: Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt, and Edward T. Pratt, III.

           The Executive Officers of PCPI Funding are currently: Jack E. Pratt (President), Edward T. Pratt, Jr. (Vice President/Treasurer), William D. Pratt (Vice President/Secretary), Edward T. Pratt, III (Vice President/Assistant Secretary), Charles F. LaFrano, III (Vice President), and John C. Hull (Vice President/Assistant Secretary and Principal Accounting Officer). The Board of Directors of PCPI Funding is currently comprised: Jack E. Pratt, Edward T. Pratt, Jr., and William D. Pratt.

           The Executive Officers of PPI Funding are currently: Jack E. Pratt (Chairman of the Board, President and Chief Executive Officer), Edward T. Pratt, Jr. (Vice Chairman of the Board), William D. Pratt (Executive Vice President, General Counsel, and Secretary), Edward T. Pratt, III (Executive Vice President), Charles F. LaFrano, III (Vice President and Assistant Secretary) and John C. Hull (Vice President/Assistant Secretary and Principal Accounting Officer). The Board of Directors of

PPI Funding is currently comprised: Jack E. Pratt, Edward T. Pratt, Jr., William
D. Pratt, and Edward T. Pratt, III.

           Note that the only salaried employee of any of the Debtors is John C. Hull, who has an employment contract with GBCC, and is paid for his services as CEO of GBCC. His annual salary for year 2001 was $215,000, plus a year-end bonus of $35,000. A Motion to assume such employment agreement is anticipated to be filed during the case, to ensure that the Estates can retain the benefit of Mr. Hull's services through consummation of a Plan.

           GBCC currently has two disinterested members on its board of directors: Michael J. Chesser, who has served as a director since September 9, 1997, and Bernard A. Capaldi, who has served as a director since 1988. In addition, GBCC's board formerly included Edward Muir, who served as a director from 1969 until his death in June, 2000, and James A. Colquitt, who served as a director from 1986 until his resignation in November, 1995. During their tenure as directors, none of these persons owned GBCC stock (except for Edward Muir who owned some GBCC stock which was sold by December 5, 1996) or served as officers or employees of GBCC. Other than fees related to their position as directors, none of the current or former disinterested directors has received compensation from GBCC or Hollywood Casino Corporation. Neither of the current disinterested directors of GBCC has any connection with Hollywood Casino Corporation. All material transactions between GBCC and Hollywood Casino Corporation were reviewed and approved by the disinterested members of the GBCC board.

E. Stock Ownership of GBCC Common Stock of Certain Beneficial Owners and Management

           The following is information about the number of shares authorized, issued, and outstanding for each of GBCC and Hollywood Casino Corporation. Concern has been expressed by one objecting creditor in these Cases (Las Vegas Sands, Inc.) about Hollywood Casino Corporation possibly being and "insider" or "affiliate" of the Debtors since certain members of the Pratt family are shareholders of both entities. The Debtors do not believe Hollywood Casino Corporation is an "insider" or "affiliate" as defined by Section 101 of the Bankruptcy Code. There is no single person or entity that owns or has voting control of at least 20% of the stock of GBCC (although LVSI contends that, if members of the Pratt family were considered a consolidated group, the family members collectively hold approximately 35% of the stock of GBCC). The following table sets forth, as of the date of this Disclosure Statement, the number of shares owned by any person that might be defined as an "insider" under the Bankruptcy Code, known by GBCC to own beneficially Common Stock of GBCC, including the number of shares owned beneficially by directors and executive officers. Similar information is set forth for Hollywood Casino Corporation. GBCC owns of record all of the issued and outstanding shares of common stock of PPI. PPI owns of record all of the issued and outstanding shares of common stock of each of PCPI Funding and PPI Funding.

           1. Stock Ownership

          GBCC

          (a)  Authorized Stock:

               (i)  Common Stock: 10,000,000 shares ($0.10 par value)

               (ii) Preferred Stock

                    (A) Class A Preferred Stock: 150,000 shares ($100 stated value)

                    (B) Class B Preferred Stock: 10,000,000 shares ($1.00 par value)

          (b)  Issued Stock:

               (i)  Common Stock: 5,186,627 shares

               (ii) Preferred Stock

                    (A)  Class A Preferred Stock: 0 shares

                    (B)  Class B Preferred Stock: 0 shares

     Hollywood Casino Corporation

          (a)  Authorized Stock:

               (i)  Common Stock:

                    (A) Class A Common Stock: 50,000,000 shares ($0.0001 par value)

                    (B) Class B Common Stock: 10,000,000 shares ($0.0001 par value)

               (ii) Preferred Stock

                    (A) Class A Cumulative Preferred Stock: 15,000 shares ($0.01 par value)

                    (B) Series Preferred Stock: 15,000,000 shares ($0.01 par value)

                    (C)  Series A Junior Participating Preferred Stock:
                         1,000,000 shares ($0.01 par value)

          (b)  Issued Stock:

               (i)  Common Stock: 25,333,865 shares

               (ii) Preferred Stock:

                    (A)  Class A Cumulative Preferred Stock: 0 shares

                    (B)  Series Preferred Stock: 0 shares

                    (C)  Series A Junior Participating Preferred Stock: 0 shares

        2.   Issued Common Stock Ownership Table

----------------------------------------------------------------------------------------------
                                        GBCC                               HOLLYWOOD
----------------------------------------------------------------------------------------------
          Owner             Number of          Percentage       Number of           Percentage
                           Shares Owned        Ownership       Shares Owned         Ownership
-----------------------------------------------------------------------------------------------
Maria A. Pratt             129,223 shares         2.49%         814,970 shares          3.22%
(Spouse of Edward
T. Pratt, Jr.)
----------------------------------------------------------------------------------------------
Edward T. Pratt III         82,510 shares         1.59%       1,083,713 shares          4.28%
----------------------------------------------------------------------------------------------
Sharon Pratt Naftel         77,396 shares/1/      1.49%         479,604 shares/1/       1.89%
(Adult child of
Edward T.Pratt,
Jr.))
----------------------------------------------------------------------------------------------
Diana Pratt Wyatt           77,396 shares/1/      1.49%         479,604 shares/1/       1.89%
(Adult child of
Edward T. Pratt,
Jr.)
----------------------------------------------------------------------------------------------
Carolyn Pratt               77,396 shares/1/      1.49%         479,604 shares/1/       1.89%
Hickey (Adult
child of Edward T.
Pratt, Jr.)
----------------------------------------------------------------------------------------------
Shawn Denise                27,453 shares          .53%         190,544 shares           .75%
Bradshaw (Adult
child of William D.
Pratt)
----------------------------------------------------------------------------------------------
Michael Shannan             27,453 shares          .53%         190,544 shares/2/        .75%
Pratt (Adult child
of William
D. Pratt)
----------------------------------------------------------------------------------------------
William D. Pratt            61,849 shares         1.19%          13,200 shares           .05%
----------------------------------------------------------------------------------------------
WDP Jr. Family              27,452 shares/2/       .53%         200,294 shares/2/        .79%
Trust (William D.
Pratt - Trustee)
----------------------------------------------------------------------------------------------
WDP Family, Ltd.                                                400,582 shares          1.58%
(William D. Pratt -
Managing General
Partner)
----------------------------------------------------------------------------------------------
Jack E. Pratt              658,738 shares        12.70%       4,110,477 shares         16.23%
----------------------------------------------------------------------------------------------

___________________
/1/ Subject to voting trust arrangement giving Edward T. Pratt III voting power. /2/ Subject to voting trust arrangement giving William D. Pratt or his successor voting power.

---------------------------------------------------------------------------------------------------
                                        GBCC                               HOLLYWOOD
---------------------------------------------------------------------------------------------------
          Owner                 Number of          Percentage       Number of           Percentage
                              Shares Owned          Ownership       Shares Owned         Ownership
---------------------------------------------------------------------------------------------------
Jack E. Pratt,                80,246 shares/3/        1.54%         487,568 shares           1.92%
Custodian for
Michael Eldon
Pratt
---------------------------------------------------------------------------------------------------
Jack E. Pratt,                80,246 shares/3/        1.54%         487,568 shares           1.92%
Custodian  for
Caroline de
LaFontaine Pratt
---------------------------------------------------------------------------------------------------
C.A. Pratt Partners,          58,106 shares/3/        1.12%       1,642,001 shares           6.48%
Ltd. (Jack E. Pratt
- Managing
General Partner)
---------------------------------------------------------------------------------------------------
Jill Pratt LaFerney           87,159 shares           1.68%         508,316 shares/3/        2.01%
(Adult child of
Jack E. Pratt)
---------------------------------------------------------------------------------------------------
John R. Pratt                 87,159 shares           1.68%         521,616 shares/3/        2.06%
(Adult child of
Jack E. Pratt)
---------------------------------------------------------------------------------------------------
Edward T. Pratt, Jr.         180,469 shares           3.48%       1,102,544 shares           4.35%
---------------------------------------------------------------------------------------------------
Linda M. Pratt                60,172 shares           1.19%
(Ex-spouse of
William D. Pratt)
---------------------------------------------------------------------------------------------------
MEP Family                                                           14,000 shares            .06%
Partnership (Jack
E. Pratt -
Managing General
Partner)
---------------------------------------------------------------------------------------------------
CLP Family                                                            7,000 shares            .03%
Partnership (Jack
E. Pratt -
Managing General
Partner)
---------------------------------------------------------------------------------------------------
J.E. Pratt Gift                                                      27,500 shares/3/         .11%
Trust (Jack E. Pratt
- Trustee)
---------------------------------------------------------------------------------------------------
Various CAP                                                          11,600 shares/4/         .05%
testamentary trusts
---------------------------------------------------------------------------------------------------

------------------
/3/ Subject to voting trust arrangement giving Jack E. Pratt or his successor voting power.
/4/ Controlled by Jack E. Pratt.

---------------------------------------------------------------------------------------------------
                                        GBCC                               HOLLYWOOD
---------------------------------------------------------------------------------------------------
          Owner                 Number of          Percentage        Number of           Percentage
                              Shares Owned          Ownership       Shares Owned         Ownership
---------------------------------------------------------------------------------------------------
Theodore H. Strauss                                                    118,500 shares        .47%
--------------------------------------------------------------------------------------------------
James A. Colquitt                                                       10,000 shares        .04%
--------------------------------------------------------------------------------------------------
Oliver B. Revell III                                                     5,500 shares        .02%
--------------------------------------------------------------------------------------------------
Public                      3,306,204 shares            63.74%      11,947,016 shares      47.16%
--------------------------------------------------------------------------------------------------
TOTAL                       5,186,627 shares              100%      25,333,865 shares        100%
--------------------------------------------------------------------------------------------------

                                                GBCC Voting Groups
--------------------------------------------------------------------------------------------------
                                               GBCC
------------------------------------------------------------------------
          Owner                     Number of           Percentage of
                                     Shares                Shares
                                   Controlled             Controlled
------------------------------------------------------------------------
Jack E. Pratt                      888,936 shares               17.14%
------------------------------------------------------------------------
William D. Pratt                    89,301 shares                1.72%
------------------------------------------------------------------------
Edward T. Pratt, III               314,698 shares                6.07%
--------------------------------------------------------------------------------------------------

F.       Disputed LVSI Claim

         1.       The "Sands" Trademark Licensing Agreement

         In years prior to the date of the filing of the Debtors' bankruptcy petitions, GBCC (through certain subsidiaries), among other operations, owned and operated a hotel and casino in San Juan, Puerto Rico, also known as the Sands Hotel & Casino (the "San Juan Sands"). GBCC operated this hotel/casino under the trademark name "Sands" (hereinafter, the "Trademark"), pursuant to a Trademark License Agreement dated May 19, 1987 (the "License Agreement") between Pratt Hotel Corporation, as licensee, and Hughes Properties, Inc., as licensor. Pratt Hotel Corporation changed its name to Greate Bay Casino Corporation in December 1996. Las Vegas Sands, Inc. ("LVSI"), claims to be the assignee or successor in interest to Hughes Properties, Inc., the licensor under the License Agreement.

         The License Agreement was effective on May 19, 1987 and contemplated a 99 year term, unless the License Agreement terminated earlier by its own terms. The License Agreement requires, inter alia, GBCC to pay licensing fees to LVSI for each GBCC Sands location that it operates in a certain geographic portion of the West Indies.

         In November 1987, GBCC commenced operations in San Juan. Between the effective date of the License Agreement (May 19, 1987) and the opening of the San Juan Sands

(November 1987), Licensee operated no hotel or casino location in the West Indies and paid no royalties to LVSI. LVSI never demanded any royalties during this time period where there was not a "Sands" location. Once the San Juan Sands commenced operations in November 1987, GBCC timely paid royalties in connection with the San Juan Sands for as long as it had an ownership interest in this location. In 1997, GBCC sold all of its interest in the San Juan Sands to an entity known as Puerto Rico Hotel OPCO, LP, SE, which was, and is, in no way related to GBCC, and, soon thereafter, GBCC ceased any connection with the hotel and casino operations at this location. The buyer promptly stopped operating under the "Sands" name.

         GBCC informed LVSI that there had been a sale of the San Juan Sands and notified LVSI that GBCC (as well as the purchaser of the San Juan Sands) would cease using the "Sands" Trademark, vis-a-vis the former San Juan Sands, by no later than August 30, 1997. GBCC also notified LVSI that the payment for August 1997 royalties would be the last payment received by LVSI relative to the San Juan Sands location.

         Through pleadings filed in these case and statements made on the record, LVSI has asserted that it has a claim against GBCC for unpaid royalty payments for the time period from August 30, 1997 through the end of the original 99 year term of the License Agreement. LVSI has estimated, in previous court hearings and pleadings, that its claim could be "as high as $8.7 million," and that such claim has an "approximate present value of $2 Million." However, on or about March 15, 2002, LVSI filed a proof of claim against each of the Debtors in the amount of $20,120,052.00. The Debtors vehemently dispute this Claim.

         2.       The Debtors' Adversary Proceeding Against LVSI

         In response to LVSI's alleged claim, on January 31, 2002, GBCC commenced an adversary proceeding against LVSI (Adversary Proceeding No. 02-01803) by filing its Complaint for Declaratory Judgment that: (A) Las Vegas Sands, Inc. is Entitled to no Claim Against the Debtors in Connection with the License Agreement; (B) the License Agreement is De Facto Terminated; and (C) Request for Expedited Discovery and Scheduling and Other Relief (the "LVSI Adversary"). In the LVSI Adversary, GBCC seeks a declaratory judgment that LVSI has no claim against the Debtors under the License Agreement. GBCC bases its argument on the plain language of the contract: since GBCC operated no location in the West Indies after August 30, 1997, it owed no royalties to LVSI after August 30, 1997. GBCC also asserts that: (i) GBCC's cessation of casino operations in San Juan combined with LVSI's inaction for the past four years resulted in a de facto termination of the License Agreement; (ii) that the License Agreement has terminated due to LVSI's cessation of normal business operations in June of 1996 (by virtue of LVSI's cessation of operation of the Las Vegas Sands); (iii) that LVSI's claim is time-barred by the applicable statute of limitations and (iv) if LVSI is entitled to any claim, the amount cannot exceed the discounted present value of the stream of royalty payments over 87 years.

         On March 1, 2002, LVSI filed the Motion of Las Vegas Sands, Inc. to Compel Arbitration Pursuant to License Agreement and to Stay Proceeding Pending Arbitration (the "Arbitration Motion"). The Arbitration Motion has not yet been resolved.

         3.       Other Pleadings Filed by LVSI in These Cases

         Based, in part, upon the Debtors' position that LVSI has no valid claims against the Debtors, on January 28, 2002, LVSI filed its (a) Objection of Las Vegas Sands, Inc. to the Debtors' Motion for Order Authorizing Private Sale of the Common Stock of the Wholly Owned Non-Debtor Subsidiary, and for Authority to Assume Stock Purchase Agreement Relating Thereto; (b) Objection of Las Vegas Sands, Inc. to Debtors' Alternative Motion for Order Approving: (i) Break-Up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Advanced Casino Corporation; and (ii) Form and Manner of Notice Related to Sale and (c) Supplemental Objection of Las Vegas Sands, Inc. to Confirmation of the Sale of the ACSC Common Stock (the "LVSI Sale Objections").

         LVSI appeared at the January 31, 2002, hearings on the Debtors' motion for approval of the sale to Bally Gaming. LVSI examined witnesses and vigorously presented its Sale Objections. At the conclusion of the January 31, 2002, hearing, after considering the LVSI Sale Objections, the Court entered an Order (on February 5, 2002) which provided for certain additional marketing of the ACSC stock. The Order has been complied with and the sale to Bally Gaming has been approved.

         In addition, LVSI has filed its (i) Objection of LVSI to Debtors' Joint Disclosure Statement Dated December 28, 2001; (ii) Motion of Las Vegas Sands, Inc. for Reduction of Exclusivity Period Within Which Only Debtors May File a Plan; and (iii) Motion of Las Vegas Sands, Inc. for Order Appointing Trustee. Debtors have objected to the relief requested and believe the Court will sustain the Debtors' position in respect of each of LVSI's filings.

         4.       Treatment of LVSI's Disputed Claim

         HWCC has agreed to subordinate its Class 1 Claim, up to as much as $3 million, to any ultimately Allowed LVSI Claim. More specifically, prior to the Effective Date of the Plan, the Court (upon a request by the Debtors, pursuant to section 503(b) of the Bankruptcy Code) shall estimate the amount of the disputed LVSI claim as if the dispute regarding GBCC's liability were resolved in LVSI's favor. An amount of Cash equal to the lesser of $3 million and any amount estimated by the Court (or agreed to between LVSI and the Debtors and HWCC) shall be established as the "LVSI Reserve" and will be funded from PPI's Cash and/or the Sale Proceeds that would otherwise be paid to HWCC in respect of its Allowed Class 1 Claim. The LVSI Reserve, on the Effective Date, will be delivered to the Liquidating Trustee and will be held in reserve until LVSI's disputed claim becomes an allowed claim by final order of the Bankruptcy Court, at which time such claim will be paid promptly out of the LVSI Reserve. After the disputed LVSI claim is resolved or disallowed, the balance of the LVSI Reserve shall be distributed to HWCC as the only holder of an allowed claim in Class 1. To the extent LVSI ultimately has an Allowed Claim that is larger than the amount of the LVSI Reserve, such excess Claim will receive treatment in Class 6 of the Plan.

G.       Existing and Potential Litigation/Proceedings

         There is no existing and/or potential litigation/proceedings (in a non-bankruptcy context) of which the Debtors are aware, that would involve any of the three Debtors.

H.       Preference and Other Avoidance Litigation

         During the ninety (90) days prior to the Petition Date, the Debtors made various payments and other transfers to creditors on account of antecedent debts. In addition, during the one-year period prior to the filing date, the Debtors may have made certain transfers to, or for the benefit of, certain "insider" creditors (pursuant to the Bankruptcy Code's definition of "insiders", 11 U.S.C. ss. 101(31)). While most of those payments were made in the ordinary course of the Debtors' business, some of those payments may be subject to avoidance and recovery by the Debtors' estates as preferential and/or fraudulent transfers pursuant to sections 329, 544, 547, 548 and 550 of the Bankruptcy Code.

         The Debtor, PPI, transferred the following consideration to Creditor HWCC in December 2001 (i.e., within the preference period): $2 million in Cash and PPI's $2 Million Hollywood Receivable (the latter of which was a note receivable held by PPI on which Hollywood Casino Corporation was the maker, as further referenced in footnote 9 herein). These payments were on account of the Hollywood Zero-Coupon Note from PPI Funding. PPI made these transfers through a capital contribution to its wholly-owned subsidiary PPI Funding, who is the obligor on the Hollywood-Zero Coupon Note to PPI Funding, and then PPI Funding offset amounts owed on the PPI note receivable from HCC against amounts owed by it on the Hollywood Zero-Coupon Note. Then PPI Funding paid $2 Million cash in respect of its obligation on the Hollywood Zero-Coupon Note. As discussed in footnote 8 above, the Hollywood Zero-Coupon Note provided for interest payments semi-annually on February 17 and August 17 of each year (beginning on August 17, 1994) and at maturity, with payments of interest through February 1, 2001, effected by adding accrued interest to the unpaid principal balance on the Hollywood Zero-Coupon Notes. Therefore, because the automatic advancement of interest accruals stopped on February 17, 2001, actual cash payments of semi-annual interest were to begin on August 17, 2001. In addition to the August 17, 2001 interest payment on the Hollywood Zero-Coupon Note due to HWCC, in late 2001, HWCC was owed $10,126,668.50 from GBCC, which represents the amount due and payable under the Four GBCC Promissory Notes.

         After the 1996 spin-off of GBCC to Hollywood Casino Corporation's shareholders, GBCC, PPI, PPI Funding and Hollywood Casino Corporation (and, more recently, HWCC) had entered into standstill and forbearance agreements governing the debts owed by the Debtors to Hollywood Casino Corporation (and, more recently, HWCC). During all of 2001, GBCC, and Hollywood Casino Corporation were negotiating to restructure the Debtors' obligations to HWCC. The transactions and offsets by PPI Funding in December 2001 were made in furtherance of and in connection with the standstill and forbearance agreement and were an integral part of the negotiations. The transactions (i.e., the payments and offsets) were undertaken to secure the cooperation of HWCC and Hollywood Casino Corporation in structuring the accompanying Plan and obtaining HWCC's agreement in principle to support the Plan. HWCC's agreement in principle to support the Plan is based upon the assumption that of the sale of ACSC to the Purchaser will be approved and consummated as described in the Plan.

         In December 2001, when PPI transferred $2 Million in Cash and offset the $2 Million Hollywood Casino Corporation receivable owed to PPI, HWCC was insisting, as consideration for its continued forbearance on the debts owed to it by the Debtors, that the transfer be made to HWCC (and offset be recognized). Accordingly, because GBCC desired for HWCC to continue the long-standing forbearance from pursuing its claims against the Debtors, and because GBCC had concluded that the Plan would result in the resolution of its liabilities to HWCC, the GBCC Board of Directors, including its independent directors, upon the advice of outside counsel, agreed to the payment of $2 Million in Cash to HWCC and the offset by PPI Funding of the $2 Million PPI note receivable from Hollywood Casino Corporation.

         The Debtors do not believe these prepetition payments to HWCC would be deemed preferences under section 547 of the Bankruptcy Code since the payments did not enable HWCC to receive more than it otherwise would receive in a hypothetical Chapter 7 case involving PPI Funding, or these Debtors generally. This position is supported by the Plan's (i) payment in full of all claims of trade creditors; (ii) establishment of the Chapter 11 Payables Reserve to satisfy any disputed claim once such claim becomes an allowed claim by final order of the Bankruptcy Court; (iii) HWCC's agreement to subordinate its claims in Class 1 and Class 6 to the allowed amount of up to $3 million of LVSI's Claim and (iv) the cancellation of the intercompany claims. Finally, any such other Creditors that exist are Creditors of GBCC, and the transfers to HWCC that occurred happened at the PPI and PPI Funding level.

         The Plan contemplates HWCC's claims will be allowed claims when the Plan is confirmed. Thus there is no need for a mechanism by which the liquidating trustee can pursue a recovery of the $2 Million payment. If the Court determines that HWCC's claim should not be allowed, the Debtors will reopen negotiations with HWCC regarding the treatment of its claims under the Plan.

         Pursuant to section 1123(b)(3)(B) of the Code, except as otherwise provided in the Plan or Confirmation Order, the Liquidating Trustee, on behalf of the Debtors' Estates and holders of Allowed Claims and Allowed Interests, shall retain all Causes of Action which the Debtors had or had power to assert immediately prior to Confirmation of the Plan, including, without limitation, actions for the avoidance and recovery pursuant to section 329 of the Code or section 550 of the Code of transfers avoidable by reason of sections 544, 545, 547, 548, 549 or 553(b) of the Code, and may commence or continue, in any appropriate court or tribunal, any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action shall remain the property of the Liquidating Trustee post-Effective Date, and, if pursued and any recovery is ultimately realized, the proceeds of any such recovery would ultimately become Miscellaneous Assets (to be disbursed to the Class 6 Claimant(s)). With respect to any potential avoidance actions, in determining whether to pursue legal remedies for the avoidance and recovery of any transfers, the likelihood of successful recovery must be weighed against the legal fees and other expenses that would likely be incurred by the Liquidating Trustee. Inasmuch as the Debtors' investigation of such payments is in its initial phase, the Debtors are unable to provide any meaningful estimate of the total amount that could be recovered. The Debtors are unaware of any statutory liens, fraudulent conveyance actions, or avoidable setoffs. As described above, the Plan contemplates that all non-insider creditors except the Class 1 and 6 Claims (which are likely to consist only of the HWCC Claims), will be paid in full. Accordingly, recovery on preferences or avoidance actions from Creditors would provide no benefit to the Estates, except for, perhaps, a benefit to HWCC. Unless HWCC (as the largest, and likely only, Class 1 and 6 Creditor) makes demand upon the Debtors and/or the Liquidating Trustee to pursue preferences/avoidance actions prior to Confirmation, the Debtors anticipate that no preference or avoidance actions will be pursued.

Any creditor that received a pre-petition payment from the Debtors on or after September 29, 2001 or, in the case of insiders, on or after December 29, 2000, is hereby notified that the Debtors and/or Liquidating Trustee may sue it to recover those payments if they constitute preferences under section 547 of the Bankruptcy Code.

I.       Basis for Release of Claims Against Hollywood Casino Corporation

         The Debtors are not aware of any claims that might be asserted against any insider nondebtors. The GBCC board of directors has for most of the relevant time periods included three independent directors and since June 22, 2000, two independent directors. The Debtors' independent directors have in every material instance approved in advance and in some cases ratified the activities of GBCC and its subsidiaries. The transaction between GBCC and Bally Gaming, Inc. and the plan of reorganization were reviewed and independently approved by the independent directors. Although HWCC is not an insider of any of the Debtors, HCC, HWCC's parent was prior to December 31, 1996, also the 80% shareholder of GBCC. Hollywood Casino Corporation was the parent corporation of the Debtors when the obligations to HWCC, based upon the Four GBCC Promissory Notes to Hollywood, originated. Although LVSI contends Hollywood Casino Corporation was likewise the parent corporation of the Debtors when the obligation to HWCC, based upon the Hollywood Zero-Coupon Note, originated, the Debtors dispute the breadth of this statement, and refer readers to the chronology set forth in
Section IV(B)(2) herein (explaining the origin of the Hollywood Zero-Coupon
----------------
Note). All material transactions between Hollywood and its other direct and indirect subsidiaries, on the one hand, and GBCC, on the other were and have been subject to the independent review and approval of GBCC's independent directors. Moreover, at all material times, GBCC and HCC were reporting companies under the Securities Exchange Act of 1934. Pursuant to the Rules and Regulations of the 1934 Act, either or both of HCC and GBCC reported all of their related transactions on a contemporaneous basis and in Quarterly and Annual Reports. GBCC has not received any communication from either the SEC or any shareholder that any of the transactions should become the subject of a lawsuit or claim against any insider or affiliate of GBCC or against any HCC related party. In particular, there have been no demands or inquiries from shareholders relating to the debts that give rise to HWCC's claims in these Cases, notwithstanding their having been reported contemporaneously with their consummation and thereafter in every annual report.

         Inasmuch as (i) no party in interest prior to LVSI in its Objection to the Disclosure Statement has raised any claim that HWCC's claims are not valid and binding obligations of certain of the Debtors and (ii) the independent directors concluded in each instance that the transactions were in the interest of GBCC and its subsidiaries, the Debtors have no basis for believing that there may be claims against either GBCC insiders or HCC or any of its related parties.

         Under the circumstances in which (i) HWCC is agreeing to payment of all other allowed claims, and ultimately to the payment of less than 25% of its allowed claims in these Cases and (ii) there being no facts asserted by LVSI or otherwise known to the Debtors that would justify litigation against any insider or any HCC entity, it was not unreasonable for HWCC to request and for the Debtors to agree to a release of claims that the estates might have against the HCC entities. The Plan has been amended to make clear that there is no intention to effect any release of any claim that a creditor, equity security holder or other party in interest may have in their own right, as opposed to rights derived from the claims that the Debtors might have against third parties and their officers, directors, employees and agents.

                         V. EVENTS LEADING TO BANKRUPTCY

         As addressed previously at Section IV.A. of this Disclosure Statement,
                                    -------------
in prior years, GBCC and its subsidiaries (including certain subsidiaries that no longer exist) were actively involved in: (1) hotel ownership and the management thereof; (2) management services for casino operations; and (3) ownership of the Sands Hotel and Casino in Atlantic City, New Jersey. However, as a result of various bankruptcies of GBCC subsidiaries, and other divestitures in the ordinary course of business, GBCC and its subsidiaries are no longer engaged in hotel and casino ownership and management services. GBCC's current business activity consists solely of the operations of ACSC. While this entity standing alone is profitable, the four Debtor entities are encumbered with debt from previous years' activities.

         In the months prior to the filing of their bankruptcy cases, as the continuing insolvency of the Debtors became more of an issue that impacted their future viability, the Debtors began considering the possibility of marketing ACSC, as a way to maximize value for the Debtors' Creditors and Interest holders. In fact, the Debtors' Chapter 11 filing was the culmination of many months of negotiations between the Debtors and Hollywood Casino Corporation, concerning the significant indebtedness owed to HWCC, and the ultimate decision to implement a restructuring of the indebtedness to it through a sale of ACSC and the execution of such a sale through a Chapter 11 bankruptcy case.

A.       Formal Marketing of ACSC

         The Debtors, with the support and cooperation of Hollywood Casino Corporation and HWCC, spent many months in 2000 and 2001 first independently soliciting interest in a possible sale of either the assets of ACSC or the ACSC Common Stock./11/ Then, in early 2001, Hollywood Casino

______________________

         /11/   Among other things, the Debtors obtained a third-party
independent appraisal, from the firm of Howard Frazier Barker Elliott, Inc., with regard to ACSC in order to better inform them as to third parties' perceptions of value of ACSC, a copy of which appraisal will be made available upon any party-in-interest's request to Debtors' counsel, and a copy of which will also be submitted to the Court in connection with the hearing requesting permission to sell, pursuant to section 363 of the Bankruptcy Code, the ACSC Common Stock.

Corporation retained CIBC World Markets ("CIBC") as a financial advisor to assist GBCC, PPI and ACSC in a formal marketing process./12/

         CIBC, in cooperation with the Debtors and ACSC, actively marketed ACSC and, among other things, sent a Confidential Information Memorandum to various prospective purchasers for use in considering their interest in ACSC. CIBC actively and aggressively pursued all reasonable alternatives for the sale of ACSC. Among other things, it contacted numerous industry and financial parties regarding capital infusion, business combinations, and outright acquisitions of all or part of ACSC.

         Certain potential bidders signed confidentiality agreements with GBCC, PPI and ACSC, and were permitted access to an ACSC "data room" for due-diligence purposes. With the assistance of CIBC, the Debtors and ACSC fielded questions of bidders. Initial indications of interest were received from four potential bidders.

         By early fall 2001, CIBC, the Debtors, and ACSC focused their attention on two serious players and negotiations commenced with these entities. These entities submitted competing bids and draft stock purchase agreements. CIBC and the Debtors analyzed the competing bids and draft stock purchase agreements to determine which bid and proposed terms provided the greatest value to Creditors.

B. Selection of Proposal of ACSC Acquisitions, Inc. a Wholly Owned Subsidiary of Bally Gaming, Inc., As Highest and Best Alternative

         On December 19, 2001, discussions between the Debtors and Bally Gaming, Inc. culminated in an agreement by GBCC, PPI and ACSC to sell the ACSC Common Stock to ACSC Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of Bally Gaming, Inc.
(the "Purchaser")

         Although another pre-petition bid proposal was received, the highest and best bid, considering both price and contingencies, was and continues to be the proposal of the Purchaser to acquire the ACSC Common Stock for $14.6 million cash, subject to certain purchase price adjustments and other adjustments as more fully described in the Stock Purchase Agreement as amended./13/

-----------------------
         /12/   CIBC was actually engaged by Hollywood Casino Corporation (the parent of the largest creditor, HWCC) and CIBC's fees have been, and will continue to be, the responsibility of Hollywood Casino Corporation. The Debtors submit that this is akin to the situation in which a creditors committee insists on its own financial advisor being involved with the marketing of the debtor-company.

         /13/   As initially negotiated, the most noteworthy potential
purchase-price adjustment (that could operate to either increase or decrease the $14.6 million proposed purchase price) is described in Section 1.4(a) of the Stock Purchase Agreement and pertains to the working capital balance of ACSC at the time of closing of the proposed sale. More specifically, it is anticipated that ACSC's working capital balance, at the time of closing of the sale to Bally Gaming, will be within a range, or collar, between $5.1 million and $6.1 million. Within a few days after the closing, it is anticipated that ACSC will deliver to the Debtors and the Purchaser (and HWCC) a balance sheet prepared as of the date

         Based upon the SPA, the Debtors filed a Motion for Order Authorizing Private Sale of the Common Stock of Wholly Owned Non-Debtor Subsidiary, Advanced Casino Systems Corporation, Free and Clear of Liens, Claims, and Encumbrances, pursuant to 11 U.S.C. (S) 363(f) and F.R.B.P. 6004, and for Authority to Assume Stock Purchase Agreement Relating Thereto, pursuant to 11 U.S.C. (S) 365 (and Brief in Support Thereof) (hereinafter, "Sale Motion"). The Sale Motion specifically requested the entry of an order: (a) authorizing GBCC and PPI to assume the Stock Purchase Agreement, pursuant to section 365 of the Bankruptcy Code, (b) further authorizing GBCC and PPI to implement the Stock Purchase Agreement and approving all ancillary agreements incorporated therein or relating thereto,/14/ and (c) authorizing PPI to convey to the Purchaser the

--------------------------------------------------------------------------------
of the closing that reflects what the working capital balance is as of the time of the closing and that, if such balance is less than $5.1 million, then the $14.6 million purchase price will be decreased by the difference, and if such balance is more than $6.1 million, then the $14.6 million purchase price will be increased by the difference. For purposes of providing for PPI's potential obligation to, essentially, return a portion of the sale proceeds, in the event that ACSC's working capital balance turns out to be less than $5.1 million, a $2.6 million secondary escrow is proposed to be established and it is proposed that these escrow proceeds will either be released to the Debtor PPI (in the event that the ACSC working capital balance turns out to be equal to or greater than $5.1 million, as is anticipated) or an appropriate amount of the secondary escrow will be released to Purchaser, in the event that the working capital balance turns out to be less than $5.1 million. As a result of the Debtors' inability to obtain Court approval of certain provisions of the Stock Purchase Agreement, Bally Gaming required an amendment to the Agreement that eliminated the Debtors receiving the benefit of any positive working capital variances.

The only other potential purchase price adjustment that might result would be in the event there is ever determined to be any breach of a representation, warranty or covenant made by the Debtors in the Stock Purchase Agreement. A primary escrow in the amount of $1,000,000 is proposed to be established (from the $14.6 million of sale proceeds) to provide for any such liability of the Debtors that might arise for any such alleged breach by the Debtors. This would be the sole remedy for the Purchaser for any such alleged breach (except in the case of fraudulent, illegal or certain other types of knowing and willful breaches, as defined in Section 14.4 of the Stock Purchase Agreement). The primary escrow is proposed to be kept in place for eighteen months.

    /14/ The ancillary agreements referred to would include, in pertinent part:

(1) Two Escrow Agreements (Exhibits B and C to the Stock Purchase Agreement),
    ---------------------
pursuant to which an aggregate of $3,600,000 of the $14.6 million of sale proceeds shall be kept in escrow for a period of time (see footnote 13 herein, for a more detailed explanation of both the Secondary Escrow Agreement, pursuant to which $2,600,000 of the sale proceeds will be kept in escrow for a short period of time, and the Primary Escrow Agreement, pursuant to which $1,000,000 of the sale proceeds will be kept in escrow for an 18-month period).

(2) A form of new License and Maintenance Agreement (not an Exhibit to the Stock
    -----------------------------------------------
Purchase Agreement, but referenced in the Stock Purchase Agreement), to be entered into between ACSC and each of Hollywood Casino-Aurora, Inc., Hollywood Casino Shreveport and HWCC-Tunica, Inc. (three wholly owned subsidiaries of Hollywood Casino Corporation, each of which are already licensed to use the technology of ACSC), which will be effective after a closing of the proposed sale to Purchaser. The purpose of the new form of License and Maintenance Agreement is to give these Hollywood Casino Corporation subsidiaries most favored nation status as to certain pricing and terms with ACSC going forward and the right to make future upgrades with regard to ACSC's technology. Whereas this type of form of License and Maintenance Agreement is not atypical, and there are other large customers of ACSC who have comparable arrangements, these particular Hollywood subsidiaries' agreements are acknowledged in the Stock Purchase Agreement, and are being specifically disclosed herein (in the interest of full and fair disclosure), since HWCC, a wholly owned subsidiary of Hollywood Casino Corporation, is the largest creditor herein and since

ACSC Common Stock. In exchange, the Purchaser shall pay to PPI an estimated purchase price of $14.6 million, subject to those certain purchase-price adjustments and other adjustments mentioned previously.

         Recognizing the possibility that the Court might require a formal postpetition auction process before approving the sale of the ACSC Common Stock, in addition to the Sale Motion, the Debtors' filed their Alternative Motion for Order Approving (i) Break-Up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Non-Debtor Subsidiary, Advanced Casino Systems Corporation, and (ii) Form and Manner of Notice Related to the Sale.

         On January 31, 2002, the Court held a hearing to consider the Sale Motion and the Alternative Bid Procedures Motion. As previously noted, LVSI objected to the Sale Motion and participated actively in the January 31, 2002 hearing, and a subsequent telephonic hearing on February 4, 2002. Based upon the evidence presented at the hearing, the Court on February 5, 2002, entered its Order Continuing Hearing on Debtors' Sale Motion and Approving (i) Break-up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Non-Debtor Subsidiary, Advanced Casino Systems Corporation, and (ii) Form and Manner of Notice Related to Sale (the "Bid Procedures Order"). In the Bid Procedures Order, the Court continued the hearing on the Sale Motion and approved various procedures for bidding on and possible auction of the ACSC Common Stock. These procedures include a break-up fee of $400,000 and expense reimbursement of up to $150,000 to be paid to the Purchaser as an administrative expense in the event that a competing bidder was the ultimate purchaser of the ACSC Common Stock. In addition, the Court instituted several qualifications for competing bids including, inter alia, requirements that competing bids (i) include a form of agreement substantially similar to the Stock Purchase Agreement; (ii) be in all cash; (iii) not be contingent upon due diligence, financing or regulatory approval and (iv) provide aggregate consideration having a value equal to an amount which is at least the sum of the purchase price

--------------------------------------------------------------------------------
Hollywood Casino Corporation negotiated this new form of License and Maintenance Agreement on a dual track with Debtors' negotiation of the Stock Purchase Agreement.

(3) The Third Amendment to Employment Agreement between Larry Cole, the
    -------------------------------------------------------------------
President of ACSC, and ACSC (Exhibit G to the SPA), pursuant to which Mr. Cole,
---------------------------
who originally created ACSC's technology and whose continued involvement with ACSC, for at least some period of time, would have been critical to any buyer, is given a continuing employment agreement, and Mr. Cole is also giving Purchaser an extension of a non-compete agreement he has previously had in place with ACSC. It should also be noted that, pursuant to a Second Amendment to Employment Agreement with Mr. Cole, executed between ACSC and Mr. Cole prepetition, ACSC promised certain "Sale Incentive Compensation" to Mr. Cole in the event of a sale of ACSC (whether an asset sale or stock sale) to any unrelated third-party. The Sale Incentive Compensation promised by ACSC to Mr. Cole, in the event of a sale of ACSC to an unrelated third party, was: 5% of any sale proceeds up to $8 million; 10% of any sale proceeds in excess of $8 million; and 15% of any sale proceeds in excess of $15 million. In order to avoid any issues as to the enforceability of this prepetition Second Amendment to Employment Agreement in the bankruptcy case, and the issue of whether Mr. Cole indeed has a legal or equitable entitlement to the Sale Incentive Compensation, HWCC has agreed, in this Third Amendment to Employment Agreement, that it will pay the Sale Incentive Compensation to Mr. Cole, as defined in the Second Amendment to Employment Agreement, from the distribution it ultimately receives in these bankruptcy cases, pursuant to the Plan, and yet another escrow agreement is contemplated to provide for this payment.

provided for in the Stock Purchase Agreement plus the break-up fee amount plus the expense reimbursement amount plus $1. The Court also ordered that no competing bid would be considered unless the Debtors reasonably determined that the bidder has the financial ability to close the transaction and imposed March 1, 2002 as the bid deadline.

         As part of the Bid Procedures Order, the Court established an auction procedure in the event that the Debtors received competing bids for the ACSC Common Stock. Pursuant to the Bid Procedures Order, bidders that submitted qualifying bids would have been able to participate in an auction commencing at 11:00 a.m. E.S.T., Tuesday, March 5, 2002 at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP. For purposes of the auction, the Court set the initial overbid requirement at $200,000 and required subsequent overbids to be at least $100,000 greater than the initial overbid. The Court also set a continued hearing on the Sale Motion for March 6, 2002 at 3:00 p.m., at which time the Debtors were to announce whether any competing bids were received and the identity of the prevailing bidder. If the Debtors received no competing bids, the Court indicated that it would approve the sale to Purchaser.

         In the Bid Procedures Order, the Court required the Debtors to solicit competing bids for the ACSC Common Stock by serving the Bid Procedures Order and notice of the opportunity to submit competing bids and the continued hearing on the Sale Motion to several parties, including certain financial investors, publicly traded corporations registered with or reporting to the Nevada Gaming Commission, licensed casino operator in Atlantic City, major companies licensed as manufacturers of gaming devices in Nevada and New Jersey and any persons designated by LVSI. The Court also required the Debtors to publish notice in local newspapers in Atlantic City and Las Vegas. Finally, the Court required the Debtors to give reasonable informational access to potential bidders with the financial ability to purchase the ACSC Common Stock.

         On, February 8, 2002 the Debtors served a Notice of Bid Procedures and Auction for Proposed Sale of Common Stock of Advanced Casino Systems Corporation and a copy of the Bid Procedures Order on all parties on the Debtors' master service list and on all parties contemplated by the Bid Procedures Order. The Debtors caused similar notices to be published in the Las Vegas Review Journal and the Press of Atlantic City on February 15, 16, and 17, 2002. The Debtors received no bids or any other inquiries from potential purchasers of the ACSC Common Stock. For this reason, the Debtors did not conduct an auction on March 5, 2002. Nonetheless, Debtor representatives were present at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP at 11:00 a.m. E.S.T. on March 5, 2002. No person appeared expressing any interest in the ACSC stock. On March 6, 2002, the Court resumed the hearing on the Sale Motion and approved the sale of the ACSC Common Stock to Purchaser pursuant to the Stock Purchase Agreement and entered its Order Approving the Sale of All of the Issued and Outstanding Shares of Stock of Advanced Casino Systems Corporation to ACSC Acquisitions, Inc., Free and Clear of All Liens, Claims, Interests and Encumbrances, and Assumption of Stock Purchase Agreement, as Amended, Under sections 105, 363(f) and 365 of the Bankruptcy Code (the "Sale Order"). The closing of the Sale occurred March 19, 2002. Gross proceeds are expected to be $14.6 Million.

              VI. POST-BANKRUPTCY OPERATIONS AND SIGNIFICANT EVENTS

A.       Post-Bankruptcy Operations

         Since the Debtors filed their voluntary petitions on December 28, 2001, the Debtors have continued to operate in the normal course of business. The Debtors have not made any significant purchases or sales of assets, and the Debtors are paying postpetition obligations (except for those subject to Court approval) as they become due.

B.       Significant Orders Entered During the Case

         On the Petition Date, the Debtors filed a number of motions designed to allow them to continue their business in the ordinary course without unnecessary disruption as a result of the bankruptcy filings. The Court entered orders that, among other things, allowed the Debtors' cases to be jointly administered, allowed the Debtors to maintain their bank accounts and cash management system, set a shortened bar date for the filing of proofs of claim, and authorized the Debtors to employ certain professionals including the law firms of Haynes and Boone, L.L.P. ("H&B") and Klehr, Harrison, Harvey, Branzburg & Ellers ("Klehr").

In response to the Debtors' Sale Motion and the Alternative Bid Procedures Motion, on February 5, 2002, the Court entered the Bid Procedures Order, and on March 6, 2002, the Court entered the Sale Order, all as described in more detail in Section V.B. above.

C.       Professionals' Fees and Expenses

         1.       Professionals employed by the Debtors

         H&B was employed as co-counsel to the Debtors pursuant to Court Order dated January 28, 2002. H&B was retained to serve as the Debtors' bankruptcy and general counsel. Prior to the Petition Date, the Debtors paid H&B a $75,000 retainer, which H&B currently holds.

         Klehr was employed as co-counsel to the Debtors pursuant to Court Order dated January 28, 2002. Klehr was retained to perform general bankruptcy services for the Debtors. Prior to the Petition Date, the Debtors paid Klehr a $25,000 retainer (plus $3,320 for Bankruptcy Court filing fees), which Klehr currently holds.

         H&B estimates its fees and expenses during this Chapter 11 case may be $600,000. Klehr estimates its fees and expenses during this Chapter 11 case may be $150,000. H&B and Klehr will file first and final fee applications at the end of the Chapter 11 cases requesting reimbursement of their fees and expenses incurred during the Chapter 11 cases.

         As explained further in section VII.E.1 (a)(ii), payment of Chapter 11 professional fees as finally allowed will be prorated between GBCC and PPI.

                          VII. DESCRIPTION OF THE PLAN

A.       Introduction

         A summary of the principal provisions of the Plan and the treatment of Classes of Allowed Claims and Interests is set out below. The summary is qualified in its entirety by the Plan. This Disclosure Statement is only a summary of the terms of the Plan. It is the Plan and not the Disclosure Statement that governs the rights and obligations of the parties.

B.       Designation of Claims and Interests

         The following is a designation of the classes of Claims and Interests under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest.

           Class                                         Status
           -----                                         ------

Claims

Class 1:   HWCC's Claim against                 Impaired - entitled to vote
           PPI Funding, in respect of
           respect of the Hollywood
           Zero-Coupon Note from PPI
           Funding, which Claim is
           Allowed by this Plan in
           the total amount of
           49,219,370.05.

Class 2:   Intercompany Claims Against          Impaired - entitled to vote
           GBCC (consisting of:
           (a) PPI's Claim against

            GBCC in respect of the GBCC
            $2,200,000 Indebtedness to PPI; (b)
            PPI's $350,000 Claim against GBCC;
            (c) PCPI Funding's Claim against
            GBCC in respect of the GBCC
            $23,265,577 Promissory Note to PCPI
            Funding; (d) PCPI Funding's Claim
            against GBCC in respect of the
            GBCC/Joplin DQ Promissory Note to
            PCPI Funding; and (e) PPI Funding's
            Claim against GBCC in respect of
            the GBCC $16,265,000 Indebtedness
            to PPI Funding).

Class 3:    Intercompany Claims Against PCPI         Impaired - entitled to vote
            Funding

            (consisting of: (a) PPI's Claim
            against PCPI Funding in respect of
            the PCPI $13,450 Indebtedness to
            PPI; and (b) PPI Funding's Claim
            against PCPI Funding in respect of
            the PCPI Funding Replacement Note
            to PPI Funding).

Class 4:    Intercompany Claims Against              Impaired - entitled to vote
            PPI Funding

            (consisting of PPI's Claim Against
            PPI Funding in respect of the
            Split-Off Zero-Coupon Note from PPI
            Funding).14

Class 5:    Unsecured Convenience Claims         Impaired/15/ - entitled to vote
            Against any of GBCC, PPI, PCPI
            Funding or PPI Funding

            (consisting of any trade claim or
            other Unsecured Claim in the amount
            of $15,000 or less, or any that
            elect to reduce their Claims to
            $15,000; any

-----------------

       /15/     LVSI objects to the description of Class 5 as "impaired." The
Debtors believe Class 5 is technically "impaired" as a result of the 1994 amendments to the Bankruptcy Code (such amendments deleted subsection (3) of section 1124, which formerly provided that creditors were unimpaired, and, thus, not entitled to vote or receive postpetition interest, to the extent they were paid the allowed amount of their claims in cash on the effective date of a reorganization plan).

           such Claims are believed to be
           only against GBCC).

Class 6:   General Unsecured Claims                  Impaired - entitled to vote
           against any of GBCC, PPI, PCPI
           Funding, or PPI Funding, not otherwise
           classified

           (Class 6 is believed to consist only
           of the Claims of HWCC in respect of
           the Four GBCC Promissory Notes to
           Hollywood, which Claims are Allowed by
           this Plan in the aggregate amount of
           $10,126,668.50 However, LVSI and a
           former employee of a former GBCC
           affiliate have filed Proofs of Claims
           that the Debtors dispute which would
           be Claims in Class 6 if they became
           Allowed Claims).

C.    Interests

Class 7:      Interests of GBCC's                Impaired - not entitled to vote
              Equity Security Holder             (deemed to reject; 11 U.S.C.
                                                 (S)1126(g))

Class 8:      Interests of PPI's                     Impaired - entitled to vote
              Equity Security Holder

Class 9:      Interests of PCPI Funding's            Impaired - entitled to vote
              Equity Security Holder

Class 10:     Interests of PPI Funding's             Impaired - entitled to vote
              Equity Security Holder

D.    Identity of the Debtors' Creditors

      The following table identifies all known creditors of the Debtors. For each creditor, the table notes the Plan classification, the amount of the claim or interest and the basis for the claim or interest. By listing claims or interests in this table, the Debtors are not admitting the validity of the claims or interests and reserve the right to file objections to any claim or interest listed in the table.

--------------------------------------------------------------------------------------------------------------------
   Plan Class          Claimant               Amount                     Basis for Claim or Interest
--------------------------------------------------------------------------------------------------------------------
     Class 1      HWCC                   $49,219,370.05       Claim against PPI Funding in respect of the
                                                              Hollywood Zero-Coupon Note from PPI
--------------------------------------------------------------------------------------------------------------------
     Class 2      PPI                    $    2,200,000       Intercompany claim against GBCC based on advances
                                                              received from PPI
                 ---------------------------------------------------------------------------------------------------
                  PPI                    $      350,000       Intercompany claim against GBCC based on accrued
                                                              interest originally due to Hollywood Casino
                                                              Corporation assigned to PPI in 1998
                 ---------------------------------------------------------------------------------------------------
                  PCPI Funding           $57,109,961.00       Intercompany claim against GBCC based on notes
                                                              payable to  PCPI Funding
                 ---------------------------------------------------------------------------------------------------
                  PPI Funding            $   16,265,000       Intercompany claim against GBCC based on advances
                                                              from PPI Funding
--------------------------------------------------------------------------------------------------------------------
     Class 3      PCPI                   $       13,450       Intercompany claim against PCPI Funding based on
                                                              cash advances
                 ---------------------------------------------------------------------------------------------------
                  PPI Funding            $   66,019,632       Intercompany claim against PCPI Funding based on
                                                              PCPI Funding Replacement Note to PPI Funding
--------------------------------------------------------------------------------------------------------------------
     Class 4      PPI                    $   15,492,168       Intercompany claim against PPI Funding based on the
                                                              Split-Off Zero-Coupon Note from PPI Funding
--------------------------------------------------------------------------------------------------------------------
     Class 5      Depository Trust       $        90.00       Claim against GBCC arising in ordinary course of
                                                              business
                 ---------------------------------------------------------------------------------------------------
                  Continental Stock      $     1,026.92       Claim against GBCC arising in ordinary course of
                                                              business
                 ---------------------------------------------------------------------------------------------------
                  Cox & Smith            $     8,567.47       Claim against GBCC/16/ arising in ordinary course of
                                                              business
                 ---------------------------------------------------------------------------------------------------
                  Brown, Previti &       $          880       Claim against PPI arising in ordinary course of
                  Caroll                                      business
                 ---------------------------------------------------------------------------------------------------
                  Deloitte & Touche      $          775       Claim against PPI arising in ordinary course of
                                                              business
                 ---------------------------------------------------------------------------------------------------
                  Schreck, Brignone,     $       187.50       Claim against PPI arising in ordinary course of
                  Godfrey                                     business
                 ---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
     Class 6      HWCC                   $10,126,668.50       Claim against GBCC based on unsecured Promissory
                                                              Notes dated 10.29.93, 7.12.96, 8.2.96 and 8.7.96
                 ---------------------------------------------------------------------------------------------------
                  LVSI                   $20,120,052.00       Claim against Debtors based on trademark license
                 ---------------------------------------------------------------------------------------------------
                  Greate Bay Hotel &     Disputed; No debt    Claim against GBCC under tax indemnification
                  Casino, Inc.           owed                 agreement
                 ---------------------------------------------------------------------------------------------------
                  William D. Pratt, Jr.  $ 3,025,000.00       Claim  against  GBCC  of  a  former  employee  of  an
                                                              affiliate, based on alleged employee claims
--------------------------------------------------------------------------------------------------------------------

--------------------
      /16/ Claimant holds a retainer from GBCC that will likely be applied to satisfy Claimant's claim in full.

--------------------------------------------------------------------------------------------------------------------
     Class 7      GBCC's equity          N/A
                  security holders
--------------------------------------------------------------------------------------------------------------------
     Class 8      PPI's equity security  N/A
                  holder

--------------------------------------------------------------------------------------------------------------------
     Class 9      PCPI Funding's equity  N/A
                  security Holder

--------------------------------------------------------------------------------------------------------------------
    Class 10      PPI Funding's equity   N/A
                  security holder
--------------------------------------------------------------------------------------------------------------------
  Unclassified    Haynes and Boone, LLP  $ 600,000 (est.)     estimated administrative claim based on legal fees
                                                              incurred from Petition Date through May, 2002
                 ---------------------------------------------------------------------------------------------------
                  Klehr, Harrison,       $ 150,000 (est.)     estimated administrative claim based on legal fees
                  Harvey, Branzburg &                         incurred from Petition Date through May, 2002
                  Ellers LLP
                 ---------------------------------------------------------------------------------------------------
                  Internal Revenue       $ 100,000            estimated priority tax claim against GBCC based on
                  Service                                     alternative minimum tax/17/
                 ---------------------------------------------------------------------------------------------------
                  Internal Revenue       $   5,000            priority tax claim against GBCC for tax period
                  Service                                     ending 12.31.00
--------------------------------------------------------------------------------------------------------------------

E.    Treatment of Claims and Interests

      1.    Treatment of Unclassified Claims

            (a)    Allowed Administrative Claims.

                   (i) General. Subject to the bar date provisions in the Plan (to the extent applicable), each holder of an Allowed Administrative Claim shall receive Cash (from the Chapter 11 Payables Reserve) equal to the unpaid portion of such Allowed Administrative Claim on the later of (1) the Effective Date or as soon as practicable thereafter, (2) the date on which such Claim becomes an Allowed Administrative Claim, or (3) such other date as is mutually agreed upon by (a) the Debtors and/or the Liquidating Trustee and (b) the holder of such Claim.

                   (ii) Bar Date for Administrative Claims.

                        *General Provisions. Except as provided in Article
                                                                   -------
3.1(C) of the Plan, and except with regard to statutory fees pursuant to 28
------
U.S.C. (S)1930, requests for payment of Administrative Claims must be Filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses) that are required to File a request for payment of such

-----------------------
      /17/ The Alternative Minimum Tax has not yet been assessed against GBCC. The Debtors believe that this claim will not exceed $100,000.

Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, the Estates, the Liquidating Trustee, any of their affiliates, or any of their respective property.

                     *Professionals. All professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other entity for making a substantial contribution in the Bankruptcy Case) shall File and serve on the Debtors and/or Liquidating Trustee and their counsel, any official committee appointed in this Bankruptcy Case and its counsel, and the United States Trustee an application for final allowance of compensation and expenses no later than forty- five (45) days after the Effective Date. Any professional fees and reimbursements of expenses incurred by Debtors or any official committees (or any successor thereto), relating solely to the closing of the transactions contemplated by the Plan, objections to Claims and the prosecution of fee applications subsequent to the Effective Date, shall be paid by the Liquidating Trustee from the remaining Chapter 11 Payables Reserve without application to the Bankruptcy Court. Payment of professional fees, as allowed by final order, will be prorated between GBCC and PPI based on the ratio of Effective Date Cash in each estate to total cash in all estates.

                     *Objections to Administrative Claims, Including Those of Professionals. Objections to requests for payment of Administrative Claims (including objections to applications of professionals for compensation or reimbursement of expenses) must be Filed and served on the claimant and/or professional to whom the objection is addressed, the Debtors and/or Liquidating Trustee, any official committee, and the United States Trustee, no later than sixty-five (65) days after the Effective Date.

               (iii) Payment of Statutory Fees. Notwithstanding any other provision of this Plan, all fees payable pursuant to 28 U.S.C. (S)1930 shall be paid in Cash when due by the Debtors and/or the Liquidating Trustee.

               (iv) Ordinary Course Liabilities. Notwithstanding any other provision of the Plan, holders of Administrative Claims based on liabilities incurred postpetition in the ordinary course of the Debtors' business shall not be required to File any request for payment of such Claims, and such obligations shall be paid as they become due by the Debtors and/or the Liquidating Trustee, unless the Debtors and/or the Liquidating Trustee and a holder of such a Claim otherwise mutually agree.

          (b) Allowed Tax Claims. The holders of Allowed Tax Claims shall be paid in full in Cash (from the Chapter 11 Payables Reserve) on the later of (1) the Effective Date or as soon as practicable thereafter, (2) the date on which such Claim becomes an Allowed Tax Claim, or (3) such other date as is mutually agreed upon by the Debtors and/or the Liquidating Trustee and the holder of such Claim.

         2.    Classification and Treatment of Classified Claims and Interests

              (a) Class 1 -HWCC's Claim against PPI Funding in respect of the Hollywood Zero-Coupon Note from PPI Funding, in the total Allowed Amount of $49,219,370.05. The Allowed Class 1 Claim shall be discharged, extinguished and satisfied in full by the distribution to the Class 1 holder of the following consideration on the Effective Date: (i) the Sale Proceeds and the existing Cash of PPI, less an amount of Cash or Sale Proceeds that may be necessary to fund the Chapter 11 Payables Reserve, and less an amount of Cash or Sale Proceeds that may be necessary to fund the LVSI Reserve; and (ii) any residue in the LVSI Reserve after payment of the Allowed Amount, if any, of the disputed LVSI Claim.

              (b) Class 2 -Intercompany Claims Against GBCC (consisting of: (a) PPI's Claim against GBCC in respect of the GBCC $2,200,000 Indebtedness to PPI;
(b) PPI's $350,000 Claim against GBCC; (c) PCPI Funding's Claim against GBCC in respect of the GBCC $23,265,577 Promissory Note to PCPI Funding; (d) PCPI Funding's Claim against GBCC in respect of the GBCC/Joplin DQ Promissory Note to PCPI Funding; and (e) PPI Funding's Claim against GBCC in respect of the GBCC $16,265,000 Indebtedness to PPI Funding). The Allowed Class 2 Claims shall be deemed discharged, extinguished and satisfied in full, as of the Effective Date, by virtue of the merger described at Article 6.1.C of the Plan.
                                     -------------

              (c) Class 3 -Intercompany Claims Against PCPI Funding (consisting of: (a) PPI's Claim against PCPI Funding in respect of the PCPI Funding $13,450 Indebtedness to PPI; and (b) PPI Funding's Claim against PCPI Funding in respect of the PCPI Funding Replacement Note to PPI Funding). The Allowed Class 3 Claims shall be deemed discharged, extinguished and satisfied in full, as of the Effective Date, by virtue of the merger described at Article 6.1.C of the Plan.
                                                     -------------

              (d) Class 4 -Intercompany Claims Against PPI Funding (consisting only of PPI's Claim Against PPI Funding in respect of the Split-Off Zero-Coupon Note from PPI Funding). The Allowed Class 4 Claim shall be deemed discharged, extinguished and satisfied in full, as of the Effective Date, by virtue of the merger described at Article 6.1.C of the Plan.
                    -------------

              (e) Class 5 -Unsecured Convenience Claims against any of GBCC, PPI, PCPI Funding or PPI Funding (trade claims or other). To the extent necessary for purposes of section 1122 of the Code, the Allowed Unsecured Convenience Claims against each of GBCC, PPI, PCPI Funding and PPI Funding shall be deemed classified in separate sub-Classes hereunder (however, the Debtors believe that there are only Class 5 Claims against GBCC). The Allowed Class 5 Claims shall be discharged, extinguished, and satisfied in full, by the distribution of Cash to each holder of an Allowed Class 5 Claim, in the full amount of any such holder's Allowed Claim (from the Chapter 11 Payables Reserve or, alternatively, from Insurance Proceeds if any such Claim is an Insured Claim), on the later of (A) the Effective Date or as soon as practicable thereafter; (B) the date on which any such Claim becomes an Allowed Claim; and
(C) such other date as is mutually agreed upon by the Debtors and/or the Liquidating Trustee and the holder of any such Claim. Notwithstanding the foregoing, any right of setoff that the Debtors may have with regard to any of these Claims is preserved.

              (f) Class 6 - General Unsecured Claims Against any of GBCC, PPI, PCPI Funding or PPI Funding, not Otherwise Classified (believed to consist only of HWCC's Claims against GBCC in respect of the Four GBCC Promissory Notes to Hollywood, in the aggregate Allowed Amount of $10,126,668.50 and the Disputed Claims of Las Vegas, Inc. and William D. Pratt, Jr., a former employee of a former GBCC affiliate). To the extent necessary for purposes of section 1122 of the Code, the Allowed General Unsecured Claims against each of GBCC, PPI, PCPI Funding and PPI Funding shall be deemed classified in separate sub-Classes hereunder. The Allowed Class 6 Claims shall be discharged, extinguished and satisfied in full by the distribution of the following consideration, on or as soon practicable after, the Effective Date: the Excess Chapter 11 Payables Reserve and the Miscellaneous Assets. To the extent that there is more than one holder of an Allowed Claim in this Class, the holders shall share Pro Rata in the Excess Chapter 11 Payables Reserve and the Miscellaneous Assets. To the extent that LVSI has an Allowed Claim that is not satisfied in full from the LVSI Reserve (which HWCC has agreed to make available to LVSI from the consideration that HWCC would otherwise be entitled to in respect of its Class 1 Claim), the unsatisfied portion of LVSI's Allowed Claim shall share Pro Rata from the consideration to be distributed to Class 6 claimants. Debtors believe HWCC will be the only person who will receive payment in this Class.

              (g) Class 7 -Interests of the holders of the GBCC Common Stock. The Allowed Class 7 Interests shall be canceled, extinguished, and of no further force or effect as of the Effective Date. The Holders of the Class 7 Interests will not receive any distribution on account of their Interests.

              (h) Class 8 -Interests of the holder of the PPI Common Stock. The Allowed Class 8 Interests shall be canceled, extinguished, and of no further force or effect as of the Effective Date. The holder of the Allowed Class 8 Interests (GBCC) shall receive the remaining assets of PPI at the time of the merger described in Article 6.1.C of the Plan.
                    -------------

              (i) Class 9 -Interests of the holder of the PCPI Funding Common Stock. The Allowed Class 9 Interests shall be canceled, extinguished, and of no further force or effect as of the Effective Date. The holder of the Allowed Class 9 Interests (PPI) shall receive the remaining assets of PCPI at the time of the merger described in Article 6.1.C. of the Plan.
                           --------------

              (j) Class 10 -Interests of the holder of the PPI Funding Common Stock. The Allowed Class 10 Interests shall be canceled, extinguished, and of no further force or effect as of the Effective Date. The holder of the Allowed Class 10 Interests (PPI) shall receive the remaining assets of PPI Funding at the time of the merger described in Article 6.1.C. of the Plan.
                                    --------------

F.    Summary of Treatment of Individual Creditors

----------------------------------------------------------------------------------------------------------------------
   Plan Class         Claimants                             Treatment                             Estimated
                                                                                                   Recovery
------------------------------------------------------------------------------------------------------------------
     Class 1      HWCC                    Cash payment on the Effective Date consisting        Less than 25%
                                          of:

                                          (i) the proceeds from the sale of the ACSC
                                          Common Stock ($14.6 million);

                                          (ii) PPI's cash on hand (approx. $1 million);



                                          LESS

                                          amount necessary to fund Chapter 11 Payables
                                          Reserve and LVSI Reserve
------------------------------------------------------------------------------------------------------------------
     Class 2      PPI                     Post-confirmation merger of all Debtors will              0%
                                          result in elimination of claims.
                  PPI

                  PCPI Funding

                  PPI Funding
------------------------------------------------------------------------------------------------------------------
     Class 3      PCPI                    Post-confirmation merger of all Debtors will              0%
                                          result in elimination of claims.
                  PPI Funding
------------------------------------------------------------------------------------------------------------------
     Class 4      PPI                     Post-confirmation merger of all Debtors will              0%
                                          result in elimination of claim.
------------------------------------------------------------------------------------------------------------------
     Class 5      GBCC Depository Trust   Cash payment on the Effective Date from funds in          100%
                                          the Chapter 11 Payables Reserve for any Allowed
                  Continental Stock       Class 5 Claims.  The amount of any disputed
                                          claims will be held in reserve pending the
                  Cox & Smith             ultimate allowance or disallowance of the claim.

                  Brown, Previti &        The Chapter 11 Payables Reserve will be created
                  Caroll                  from funds that would otherwise be paid to Class
                                          1.

                  Deloitte & Touche

                  Schreck, Brignone,
                  Godfrey

------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
     Class 6      LVSI                   If claim is allowed, cash payment       100%
                                         consisting of:

                                         (i) the portion of the LVSI Reserve
                                         necessary to satisfy claim; and

                                         (ii) a pro-rata share of the Excess
                                         Chapter 11 Payables Reserve (e.g.,
                                         the amount remaining after
                                         distributions to administrative
                                         claimants, tax claimants and Class 5
                                         claimants) and the Miscellaneous
                                         Assets, if claim amount exceeds
                                         amount of LVSI Reserve.

                                         The LVSI Reserve will be created from
                                         $3 million of the funds that would
                                         otherwise be paid to Class 1.
----------------------------------------------------------------------------------------------------
                  HWCC, and any other    Pro-rata share of Excess Chapter 11     0%-3%
                  Allowed Class 6        Payables Reserve (e.g., the amount
                  Claims (believed to    remaining after distributions to
                  be none)               administrative claimants and Class 5
                                         claimants) and the Miscellaneous
                                         Assets.
----------------------------------------------------------------------------------------------------
   Class 7-10     GBCC's equity          Elimination of all interests on the     0%
                  security holders       Effective Date.

                  PPI's equity security
                  holder

                  PCPI Funding's equity
                  security Holder

                  PPI Funding's equity
                  security holder
----------------------------------------------------------------------------------------------------
  Unclassified    Haynes and Boone, LLP  Cash payment on the Effective Date      100%
                                         from funds in the Chapter 11
                                         Payables reserve (98.1% allocated to
                                         PPI and 1.9% allocated to GBCC based
                                         on amounts contributed by each
                                         Debtor to the Chapter 11 Payables
                                         Reserve).
----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                  Klehr, Harrison,       Cash payment on the Effective Date     100%
                  Harvey, Branzburg &    from funds in the Chapter 11
                  Ellers LLP             Payables reserve (98.1% allocated to
                                         PPI and 1.9% allocated to GBCC based
                                         on amounts contributed by each Debtor
                                         to the Chapter 11 Payables Reserve).
------------------------------------------------------------------------------------------------
                  Internal Revenue       Cash payment on the Effective Date     100%
                  Service                for from funds in the Chapter 11
                                         Payables Reserve for any allowed tax
                                         claims. The amount of any disputed
                                         claims will be held in reserve
                                         pending the ultimate allowance or
                                         disallowance of the claim.
------------------------------------------------------------------------------------------------

G.   Reasons for Separate Treatment of Class 1, Class 5 and Class 6.

     Although Class 1 and Class 5 each contain claims of unsecured creditors, the Plan provides for separation of HWCC's Class 1 Claim and the Class 5 Allowed Unsecured Convenience Claims and the Class 6 Claims. HWCC has agreed that it will subordinate its right to receive distributions from the LVSI Reserve (which essentially subordinates HWCC to the only other known potential creditor that would fall into Class 6; there is one other potential Class 6 creditor, William
D. Pratt, Jr., a former employee of a former GBCC non-Debtor affiliate, whom the Debtors believe will be allowed no Claim). This subordination and separate classification of Classes 1 and 5 and 6 will result in more favorable treatment for the holders of the Class 5 Claims and the LVSI Claim than would result if the Class 5 Claims, the Class 6 Claims and the Class 1 Claim were classified together and satisfied by the distribution of the Sale Proceeds and the existing Cash of PPI (which the Plan provides will be distributed in satisfaction of the Class 1 Claim) and the Chapter 11 Payables Reserve and any applicable Insurance Proceeds (which the Plan provides will be distributed in satisfaction of the Class 5 Claims). As currently constituted, the Plan provides for the payment in full of all Class 5 Claims, but does not provide for the payment in full of the Class 1 Claim. If the Class 1 Claim and the Class 5 Claims and Class 6 Claims were aggregated and discharged through the distribution of the funds currently contemplated to be distributed to the holders of the Class 1 Claim and the Class 5 Claims, because of the magnitude of the Class 1 Claim in relation to the aggregate size of the Class 5 and 6 Claims, HWCC would receive a larger pro rata distribution of the available funds than the Plan currently provides, and the holders of the Class 5 and 6 Claims would not receive payment in full of their Claims. HWCC has agreed to the separate classification of the Class 1 Claim and the Class 5 Claims because it believes that providing for more favorable treatment of the Class 5 Claims will facilitate confirmation of the Plan.

                                      VIII.
                     MEANS FOR EXECUTION AND IMPLEMENTATION
                                   OF THE PLAN

         A. Plan Implementation Steps Occurring on or around the Effective Date. On the Effective Date, or as soon as practicable thereafter, the following events shall occur in the following sequence:

         1.       PPI's Contribution to PPI Funding of Sale Proceeds and Cash
                  -----------------------------------------------------------
                  PPI, which will be holding the Sale Proceeds, between the time of the consummation of the Sale, pursuant to the Sale Order, and the Effective Date, shall immediately make a capital contribution to PPI Funding of: (1) the Sale Proceeds, as well as (2) PPI's other Cash that it has on hand (in addition to the Sale Proceeds), less an amount of Cash that may be necessary to fund the Chapter 11 Payables Reserve, and less an amount of Cash or Sale Proceeds that may be necessary to fund the LVSI Reserve.

         2.       Distribution of Sale Proceeds and PPI's Cash to HWCC. PPI
                  ----------------------------------------------------
                  Funding shall immediately thereafter distribute: (1) the Sale Proceeds, and (2) PPI's other Cash that it has on hand (in addition to the Sale Proceeds), less an amount of Cash that may be necessary to fund the Chapter 11 Payables Reserve, and less an amount of Cash or Sale Proceeds that may be necessary to fund the LVSI Reserve, to HWCC, on account of its Allowed Class 1 Claim, in respect of the Hollywood Zero-Coupon Note from PPI Funding.

         3.       Simultaneous Merger of PPI, PCPI Funding and PPI Funding with
                  -------------------------------------------------------------
                  and into GBCC. Simultaneously thereafter, each of PPI, PCPI
                  -------------
                  Funding and PPI Funding shall merge with and into GBCC. In the process, all of the Intercompany Claims (in Classes 2, 3, and
                  4) will essentially be eliminated and will be deemed discharged, extinguished and satisfied in full, as of the Effective Date, by virtue of the merger. Similarly, the PPI Common Stock (Class 8), the PCPI Funding Common Stock (Class
                  9), and the PPI Funding Common Stock (Class 10) shall be canceled by virtue of this merger, with GBCC succeeding to all of the remaining assets and liabilities of PPI, PCPI Funding, and PPI Funding.

                  After the implementation of the merger, GBCC will have the following known assets:

                        ASSETS
                        ------
                        -Cash (including, but not limited to, the LVSI Reserve) -Miscellaneous Assets (deposits, prepaids, furniture, etc.)

                  Additionally, after the implementation of the merger, GBCC will have the following liabilities:

                        LIABILITIES
                        -----------

                     -Administrative Claims against any of the Debtors
                     -Tax Claims against any of the Debtors
                     -Class 5 Unsecured Convenience Claims against any of the
                      Debtors
                     -Class 6 General Unsecured Claims against any of the
                      Debtors

               Class 6 is believed to consist only of the Claims of HWCC in respect of the Four GBCC Promissory Notes to Hollywood. Class 5 is believed to consist of only a handful of vendor claims against GBCC. However, Las Vegas Sands, Inc. has filed a Proof of Claim of approximately $20 million that would be in Class 6. Debtors believe this Claim will be disallowed. A former employee of a former affiliate of GBCC (that owned the San Juan Sands) has also filed a $3,025,000 Proof of Claim against GBCC that would be in Class 6 which Debtors also believe will be disallowed.

          4.   Establishment of the Chapter 11 Payables Reserve, Conveyance of
               ---------------------------------------------------------------
               LVSI Reserve and Chapter 11 Payables Reserve and Miscellaneous
               --------------------------------------------------------------
               Assets to Liquidating Trustee, and Distributions to holders of
               --------------------------------------------------------------
               any Allowed Administrative Claims, Allowed Tax Claims, and
               ----------------------------------------------------------
               Allowed Unsecured Claims in Class 5. On the Effective Date, after
               -----------------------------------
               Steps 1-3 above, GBCC shall set aside the Cash it has on hand (other than the LVSI Reserve) and such Cash shall constitute the Chapter 11 Payables Reserve. GBCC shall immediately convey the Chapter 11 Payables Reserve and the LVSI Reserve to the Liquidating Trustee. GBCC shall also immediately convey the Miscellaneous Assets to the Liquidating Trustee. The Liquidating Trustee shall as promptly as practicable make the Cash Distributions required under the Plan to any holder of Allowed Administrative Claims, Allowed Tax Claims, and Allowed Unsecured Convenience Claims in Class 5 against any of GBCC, PPI, PCPI Funding or PPI Funding from the Chapter 11 Payables Reserve, unless the Debtors and any holder of such a Claim shall have otherwise mutually agreed. In addition to making such Distributions, the Liquidating Trustee shall set aside and hold in reserve any undistributed Chapter 11 Payables Reserve for any Administrative Claims, Tax Claims, and Unsecured Convenience Claims in Class 5 that are not yet Allowed Claims as of the Effective Date, until such time as such Claims have become resolved by a Final Order.

          5.   Subordination of HWCC's Class 1 Claim to any Allowed LVSI Claim
               ---------------------------------------------------------------
               of up to $3 million. HWCC has agreed that it will subordinate its
               -------------------
               right to receive distributions from the Class 1 consideration that it would otherwise receive up to an amount of $3 million and the LVSI Reserve will be established and held by the Liquidating Trustee until such time as LVSI's Disputed Claim is resolved. If LVSI ultimately has an Allowed Claim, it will be paid by the Liquidating Trustee from the LVSI Reserve. If an Allowed Claim of LVSI is more than the LVSI Reserve, then any excess Allowed LVSI Claim gets treated as a Class 6 Claim. If an Allowed LVSI Claim is less than the LVSI Reserve, then the excess LVSI Reserve will be disbursed by the Liquidating Trustee to HWCC in respect of its Class 1 Claim.

          6.   Cancellation of GBCC Common Stock and Equity Interests. At this
               ------------------------------------------------------
               stage, GBCC will have no remaining assets (having conveyed all remaining assets to the Liquidating Trustee). The Interests of the holders of the GBCC Common Stock (Class 10) shall be canceled and there shall be no distribution to the holders of GBCC Common Stock. GBCC will be dissolved.

          7.   Distribution of any Excess Chapter 11 Payables Reserve and
               ----------------------------------------------------------
               Miscellaneous Assets to holder(s) of Allowed Class 6 Claims. At
               -----------------------------------------------------------
               this stage, the only remaining assets available for distribution will be: (1) any Excess Chapter 11 Payables Reserve (held by the Liquidating Trustee), after satisfaction of the Allowed Administrative Claims, Allowed Tax Claims, and Allowed Class 5 Convenience Claims against the Debtors, and (2) any Miscellaneous Assets. On the Effective Date or as soon thereafter as practicable (at the earliest practicable time after all Disputed Claims and other Claims against the Debtors not yet Allowed as of the Effective Date have become resolved by a Final Order), the Liquidating Trustee will distribute any Excess Chapter 11 Payables Reserve and the Miscellaneous Assets to the holder(s) of Class 6 Claims in full discharge of the Class 6 Claims. Once again, the Debtors believe that the only Claims that will be Allowed in Class 6 will be HWCC's Claims in respect of the Four GBCC Promissory Notes to Hollywood. To the extent that there is more than one holder of an Allowed Claim in this Class, the holders shall share Pro Rata in the Excess Chapter 11 Payables Reserve and Miscellaneous Assets. Additionally, if HWCC is the only holder of an Allowed Class 6 Claim, the Liquidating Trustee may distribute any Miscellaneous Assets that are not readily convertible into Cash to HWCC in kind. If there is more than one holder of an Allowed Class 6 Claim, the Liquidating Trustee will liquidate and convert to Cash any Miscellaneous Assets and then distribute the proceeds Pro Rata among the Allowed Class 6 Claimants. If LVSI has an Allowed Claim in this Class, it will only share in a distribution in this Class to the extent it has not been paid in full from the LVSI Reserve.

          B. Merger of Corporate Entities. In order to optimize the benefits of the Plan for the Debtors' Estates and their Creditors, certain corporate consolidation (i.e., the merger of PPI, PCPI Funding and PPI Funding into GBCC) and other transactions with or among related entities are occurring as of the Effective Date. Notwithstanding the occurrence of any such consolidation or other transactions as of the Effective Date, Persons holding Claims against or Interests in any Debtor are receiving treatment under the Plan that is at least as favorable as any treatment to which such Creditor or Interest holder would have been entitled to receive if such consolidation or transactions had not occurred. This is largely due to the fact that the only Creditor that is expected to have an Allowed Claim against any of these Debtors (excluding Allowed Administrative Claims, Allowed Tax Claims, and Allowed Class 6 Unsecured Convenience Claims, all of which will be paid in Cash in full) is HWCC. However, even if there are other third-party Creditors who are granted Allowed Claims in Class 6 in this Bankruptcy Case (i.e., who have Allowed Claims against GBCC or any of the other Debtors), this Plan affords at least as favorable treatment to such Creditors as they would be entitled in a Chapter 7 case in which no merger and/or no substantive consolidation were involved. The liquidation analysis at Section XIII of this Disclosure Statement illustrates what
                      ------------
          would happen to Creditors/Interest holders in Chapter 7 Cases of these Debtors where no substantive consolidation occurs.

     C. Transfer of Assets to the Liquidating Trust. On the Effective Date, GBCC shall deliver the Chapter 11 Payables Reserve, the LVSI Reserve, and the Miscellaneous Assets to the Liquidating Trust, on behalf of and for the benefit of the holders of Allowed Administrative Claims, Allowed Tax Claims, the Allowed Class 5 Claims, and Allowed Class 6 Claims, including the Allowed Claim, if any, of LVSI, all of whom shall collectively be the beneficial interest holders of the Liquidating Trust. HWCC (in respect of its Class 1 Claim) shall additionally (i.e., in addition to its Class 6 Claim) be a beneficiary of the Liquidating Trust, to the extent that the LVSI Reserve exceeds any Allowed LVSI Claim.

     D. Ratification of Liquidating Trust Agreement. On the Effective Date, each Creditor will be deemed to have ratified and become bound by the terms of the Liquidating Trust Agreement. The Liquidating Trust Agreement shall become effective upon its execution by the Debtors and acceptance by the Liquidating Trustee.

          1. Powers and Duties. The Liquidating Trustee shall have the powers, duties and obligations specified in the Plan and the Liquidating Trust Agreement.

          2. Compensation of Liquidating Trustee. The Liquidating Trustee shall be entitled to receive from the Trust Estate compensation for his services as Liquidating Trustee substantially in accordance with the description in the Liquidating Trust Agreement, which compensation shall be approved by the Court at the Confirmation Hearing. The Liquidating Trustee shall also be reimbursed by the Trust Estate for all reasonable out-of-pocket expenses incurred by the Liquidating Trustee in the performance of his duties.

          3. Limitation of Liability. The Liquidating Trustee shall use reasonable discretion in exercising each of the powers herein granted. No Liquidating Trustee or any attorney, agent, or servant of the Liquidating Trustee shall be personally liable in any case whatsoever arising in connection with the performance of obligations under this Plan, whether for their acts or their failure to act unless they shall have been guilty of willful fraud or gross negligence.

          The Liquidating Trustee may consult with attorneys, accountants, and agents, and the opinions of the same shall be full protection and justification to the Liquidating Trustee and his employees for anything done or admitted or omitted or suffered to be done in accordance with said opinions. The Liquidating Trustee shall not be required to give any bond for the faithful performance of his duties hereunder or under the Liquidating Trust Agreement.

                  4. Right to Hire Professionals and Agents. The Liquidating Trustee shall have the right to reasonably utilize the services of attorneys or any other professionals which, in the discretion of the Liquidating Trustee, are necessary to perform the duties of the Liquidating Trustee. Reasonable fees and expenses incurred by the attorneys, accountants or other agents of the Liquidating Trustee shall be paid by the Liquidating Trust. The Liquidating Trustee may hire agents to effect distributions from the Liquidating Trust, and may pay the reasonable fees and expenses of such agents.

                  5. Tax Treatment of the Liquidating Trust. It is intended that the Liquidating Trust will be treated as a "liquidating trust" within the meaning of Treasury Regulations Section 301.7701-4(d). Accordingly, for federal income tax purposes, the transfer and assignment of the assets, as described in
                  Article 6.1(D) of the Plan shall be treated as a deemed
                  -------------
                  transfer and assignment of such assets to the holders of Claims who are beneficiaries of the Trust, followed by a deemed transfer and assignment by such holders to the Liquidating Trust. The Liquidating Trust shall be treated as a grantor trust owned by such holders. Each owner of an interest in the Liquidating Trust shall be considered for tax purposes to own an undivided interest in the assets of the Liquidating Trust. The Liquidating Trustee shall provide any Creditor with an Allowed Administrative Claim, Allowed Tax Claim, Allowed Class 5 Claim, or Allowed Class 6 Claim with a valuation of the assets transferred to the Liquidating Trust and such valuation shall be used consistently by the Debtors, the Liquidating Trust and all Creditors for all federal income tax purposes. All items of income, deduction, credit or loss of the Liquidating Trust shall be allocated for federal, state and local income tax purposes on a current basis among the Creditors, as set forth in the Liquidating Trust Agreement; provided, however, that to the extent that any item of income cannot be allocated to a particular Creditor in the taxable year in which it arises, the Liquidating Trust shall pay the federal, state, and local taxes attributable to such income (net of related deductions) at the highest rate applicable to trusts (for federal tax purposes, 39.6% currently). The Liquidating Trust shall file annual information returns as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) that will include information concerning the allocation of items of income, gain or loss, deduction or credit to the Creditors. Each Creditor will receive a copy of such information return.

                  6. Termination of Liquidating Trust. The duties, powers and responsibilities of the Liquidating Trustee shall terminate two years after the Effective Date or, if earlier, upon the liquidation and distribution to the holders of beneficial interests in the Liquidating Trust of all proceeds in the Liquidating Trust estate in accordance with this Plan. If all proceeds in the Liquidating Trust have not been distributed to holders of beneficial interests in the Liquidating Trust, the term of the Liquidating Trust may be extended from time to time by order of the Bankruptcy Court for such period or periods as it determines are reasonable, such determination to be made within six months of the beginning of the extended period.

     E. Cancellation of GBCC Common Stock and Ultimate Dissolution of GBCC` GBCC Common Stock shall be rendered void. After the transfer of assets from GBCC to the Liquidating Trustee described in Article 6.1.E of the
                                                            -------------
          Plan, and the cancellation of the GBCC Common Stock as described in
          Article 6.1.F of the Plan, the officers of the GBCC shall sign and
          -------------
          file articles of dissolution for GBCC with the Secretary of State of the State of Delaware, substantially in the form that will be included with the Plan Supplement (the "Articles of Dissolution"). Pursuant to Delaware law, no approval of the shareholders or directors of GBCC shall be required for the filing of the Articles of Dissolution.

     F. Corporate Action. Upon entry of the Confirmation Order, the events and/or transactions set forth in Section VIII.A hereinabove shall be
                                           --------------
          and be deemed authorized and approved in all respects. On the Effective Date, the matters provided under the Plan involving the capital and corporate structures and governance of the respective Debtors, including the described merger of PCPI Funding, PPI Funding and PPI with and into GBCC, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable state laws without any requirement of further action by the stockholders or directors of the Debtors. On the Effective Date, the Debtors and the Plan shall be authorized and directed to take all necessary and appropriate actions to effectuate the transactions contemplated by the Plan in the name of and on behalf of the Debtors.

     G. Objections to Claims. Except as otherwise provided for with respect to Administrative Claims and applications of professionals for compensation and reimbursement of expenses, as provided in Article 3.1.A of the Plan, or as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, shall be Filed and served upon the holder of such Claim not later than the later of (A) forty-five (45) days after the Effective Date, and (B) forty-five (45) days after a proof of claim is Filed, unless this period is extended by the Court on request of a party seeking to object. After the Effective Date, the Liquidating Trustee shall be the sole entity with standing to object to Claims (other than Claims of professionals for compensation and reimbursement of expenses). The Liquidating Trustee shall remain in existence for at least until such time as all Disputed Claims and other Claims not yet Allowed as of the Effective Date have become resolved by a Final Order. The Liquidating Trustee will vigorously prosecute objections to the Disputed Claim of Las Vegas Sands, Inc. (including by his intervention in the Sands Trademark Adversary Proceeding).

                                       IX.
                       CONDITIONS TO CONFIRMATION OF PLAN

     A. Conditions to Confirmation. Except as expressly waived by the Debtors, Hollywood Casino Corporation, and HWCC, the following conditions must occur and/or be satisfied prior to Confirmation of the Plan:

          1. The Sale shall have been consummated and the Sale Proceeds shall have been received by PPI.

          2. The Debtors must have requested and obtained from the Bankruptcy Court a Claims Bar Date for the Claims against the Debtors (excluding Claims of governmental entities), and such Claims Bar Date shall have passed.

          3. There shall be no Claims for cure of executory contracts or unexpired leases.

          4.   All Claims of HWCC shall be allowed under the Confirmation Order.

          5. The Confirmation Order (and related findings of fact and conclusions of law) shall be in form and substance reasonably satisfactory to the Debtors, Hollywood Casino Corporation, and HWCC.

          6. The documentation in the Plan Supplement shall be in form and substance reasonably satisfactory to the Debtors, Hollywood Casino Corporation, and HWCC.

     B. Waiver of Conditions. The Debtors, Hollywood Casino Corporation, and HWCC may waive any condition set forth above at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to confirm the Plan.

                                       X.
                     CONDITIONS TO EFFECTIVENESS OF THE PLAN

     A. Conditions to Effectiveness. Except as expressly waived by the Debtors, Hollywood Casino Corporation, and HWCC, the following conditions must occur and be satisfied on or before the Effective
          Date:

          1. The Confirmation Order (and related findings of fact and conclusions of law) shall have been signed by the Court and duly entered on the docket for the Bankruptcy Case by the clerk of the Court, in form and substance reasonably acceptable to the Debtors, Hollywood Casino Corporation, and HWCC.

          2.   The Confirmation Order shall have become a Final Order.

          3. The Sale shall have been consummated and the Stock Purchase Agreement shall not have been terminated and there shall be no fact, event, condition or circumstance that will impede or prevent the distribution of the Sale Proceeds as contemplated by the Plan on the Effective Date.

     B. Waiver of Conditions. The Debtors, Hollywood Casino Corporation, and HWCC may waive any condition set forth above (except for Section A.2.)
                                                                   ------------
          at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.

                                       XI.
                      FUTURE BUSINESS/WINDING UP OF ESTATES
                               POST-EFFECTIVE DATE

     The Debtors will cease to exist after the Effective Date. The Liquidating Trustee will have all authority, vested in it by the Confirmation Order, to wind up the business of the Estates, including making Distributions pursuant to the Plan, prosecuting objections to Claims and possibly pursuing Avoidance Actions (if determined to be in the best interests of the Creditors), and filing all necessary reports to the Court and the United States Trustee. The name of the individual that will serve on and after the Effective Date as the Liquidating Trustee will be identified in a document to be filed with the Bankruptcy Court as part of the Plan Supplement.

                                      XII.
                              RISKS AND FEASIBILITY

     The Sale Order has been entered, and the Sale closed on March 19, 2002. Thus, risks associated with the Purchaser needing regulatory approval from various jurisdictions to qualify to purchase the Common Stock of ACSC (previously described ) are now eliminated.

                                      XIII.
                  ALTERNATIVES TO PLAN AND LIQUIDATION ANALYSIS

     There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss the Debtors' Chapter 11 bankruptcy cases, (b) the Debtors' Chapter 11 bankruptcy cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code, or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by some other party.

A.   Dismissal

     If the Debtors' bankruptcy cases were to be dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code.

B.   Chapter 7 Liquidation

     If the Plan is not confirmed, it is likely that the Debtors' Chapter 11 cases will be converted to cases under Chapter 7 of the Bankruptcy Code, in which a trustee or trustees would be elected or appointed to liquidate the assets of the Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, secured creditors, Administrative Claims and

     Priority Claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

     If the Debtors' Chapter 11 cases were converted to Chapter 7, the present Administrative Priority Claims may have a priority lower than priority claims generated by the Chapter 7 cases, such as the Chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

     The Debtors believe that liquidation under Chapter 7 would result in far smaller distributions being made to Creditors than those provided for in the Plan. Conversion to Chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee; (b) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation; and (c) a possible failure to close the sale of the ACSC Common Stock. (see discussion at Section V
                                                                 ---------
     hereinabove).

     In a Chapter 7 liquidation, it is very likely that general unsecured creditors, other than HWCC, would receive little or a greatly diminished recovery on their claims. This is because, in a Chapter 7 liquidation scenario, the HWCC Class 1 Claim against PPI Funding in the amount of approximately $49.2 million, in respect of the Hollywood Zero-Coupon Note from PPI Funding, would legally entitled HWCC to receive virtually all assets of these Estates. This is illustrated as follows:

First, the administering of the PPI Funding Chapter 7 Estate:
------------------------------------------------------------

As described in Section IV herein, HWCC has an approximately $49.2 million Claim
                ----------
against PPI Funding in respect of the Hollywood Zero-Coupon Note. HWCC is the only Creditor of PPI Funding (other than PPI, which has an approximately $15.5 million Claim against PPI Funding in respect of the Split-Off Zero-Coupon Note). Thus, in a hypothetical Chapter 7 of PPI Funding, a Chapter 7 Trustee would distribute to HWCC 76% of the PPI Funding assets and would distribute to PPI 24% of the PPI Funding assets.

Note that the only assets of PPI Funding are the PCPI Funding Replacement Note to PPI Funding (on which approximately $66 million is owing) and the GBCC $16,265,000 Indebtedness to PPI Funding. The Chapter 7 Trustee would have to attempt to liquidate these two notes. The next step to do that would be to look to the Estate/Trustee of PCPI Funding.

The Administering of the PCPI Funding Chapter 7 Estate:
------------------------------------------------------

The PPI Funding Trustee would be the only Creditor of PCPI Funding (in respect of the PCPI Funding Replacement Note to PPI Funding) so he/she would be entitled to all of its assets of PCPI Funding (actually, PPI has a negligible Claim in the amount of $13,450 against PCPI Funding, so this analysis will assume, for the sake of argument, that the Chapter 7 Trustee of PPI Funding gets 99% of the assets of PCPI Funding and PPI gets 1% of the assets of PCPI Funding).

The only assets of PCPI Funding are two notes against GBCC (the GBCC $23,265,577 Promissory Note to PCPI Funding and the GBCC/Joplin DQ Promissory Note to PCPI Funding), having an aggregate amount owing on them of $50 million. Thus, the PPI Funding Trustee would be entitled to 99% of any recovery obtained on these two GBCC notes having an aggregate balance of over $50 million, with HWCC entitled to 76% of that 99% recovery and PPI entitled to 24% of that 99% recovery).

Before analyzing the administering of the GBCC Chapter 7 Estate (where clearly the PPI Funding Trustee is going to be the largest creditor, by virtue of (a) the GBCC $16,265,000 Indebtedness to PPI Funding that he/she directly holds, plus (b) his entitlement to 99% of what the PCPI Funding Trustee recovers on the GBCC $23,265,577 Promissory Note to PCPI Funding and the GBCC/Joplin DQ Promissory Note to PCPI Funding, having an aggregate amount owing on them of $50 million), the administering of the PPI Chapter 7 estate should be analyzed.

The Administering of the PPI Chapter 7 Estate:
---------------------------------------------

PPI actually has some assets of quantifiable value, namely, approximately $1.5 million of Cash and the ACSC Common Stock or if the sale to Bally closes, proceeds of an additional $14.6 million. The Chapter 7 Trustee of PPI has substantial value to liquidate. Assuming he/she sells the ACSC Common Stock, and otherwise liquidates the PPI assets, who is the PPI Chapter 7 Trustee going to distribute the consideration to? Who are the Creditors of PPI?

As it turns out, PPI only has one known liability: a contingent liability in respect of the PPI Guarantee of the PCPI Funding Replacement Note to PPI Funding. Thus, the Chapter 7 Trustee of PPI Funding (who is only holding some questionably-collectible notes from GBCC and PCPI Funding) is most certainly going to "call" that guarantee and file a proof of claim on account of it. Thus, the Chapter 7 Trustee of the PPI Funding Estate will be the only creditor of PPI and entitled to all of the assets of the PPI Estate. Upon recovery of these assets, HWCC would be entitled to 76% of them and PPI (or actually, now, the PPI Chapter 7 Trustee) would be entitled to 24% of them. Obviously, there would be a "setoff" (or accounting adjustment) to deal with the circularity of the PPI Trustee being entitled to 24% of the recovery that the PPI Funding Trustee realizes out of the PPI Estate. The end result would be that HWCC would be entitled to all of the assets/recovery realized by the PPI Trustee.

The Administering of the GBCC Chapter 7 Estate:
----------------------------------------------

Last, in the hypothetical scenario of a Chapter 7 Case of GBCC, you would have virtually no assets (some Cash, possibly some prepaids or deposits). But who are the Creditors that would compete for those few assets?

Lining up as Creditors would be:

     (i) the PPI Funding Chapter 7 Trustee (in respect of the GBCC $16,265,000 Indebtedness to PPI Funding, of which, at this point HWCC is the only beneficiary);

         (ii) the PCPI Funding Chapter 7 Trustee (in respect of the GBCC $23,265,577 Promissory Note to PCPI Funding and the GBCC/Joplin DQ Promissory Note to PCPI Funding, having an aggregate amount owing on them of over $50 million --of which, at this point, the PPI Funding Chapter 7 Trustee, for the benefit of HWCC, is the only beneficiary;

         (iii) the PPI Trustee (in respect of the GBCC $2,200,000 Indebtedness to PPI, of which the PPI Funding Trustee, for the benefit of HWCC, is the beneficiary.

         (iv) any trade creditors of GBCC would share pro rata with the PPI Funding Trustee, in respect of the various Claims he would assert as set forth in (i), (ii) and (iii).

                                      XIV.
                CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX
                            CONSEQUENCES OF THE PLAN

A.       Introduction

         The following discussion summarizes certain material U.S. federal income tax consequences of the implementation of the Plan to the Debtors and Creditors, including the formation and operation of the Liquidating Trust. It is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, judicial decisions, and published rulings and pronouncements of the IRS in effect on the date of this Disclosure Statement. Changes in those rules, or new interpretations of those rules, may have retroactive effect and could significantly affect the federal income tax consequences described below.

         The material federal income tax consequences of the Plan and the formation and operation of the Trust are complex and subject to uncertainties. Except as provided herein, the Debtors have not requested a ruling from the IRS or an opinion with respect to any of the tax aspects of the Plan. There is no assurance that the IRS will agree with this discussion of material federal income tax consequences. In addition, this summary does not address state, local or foreign tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, insurance companies, financial institutions, small business investment corporations, regulated investment companies, tax-exempt organizations, or investors in pass through entities).

THE FOLLOWING SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A PARTICULAR CREDITOR. ALL CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM UNDER THE PLAN.

B.       The Plan

         Pursuant to the Plan, the Debtors will engage in various steps including the sale of a business and the formation of a Liquidating Trust in order to reorganize prior to the distribution to the Creditors of Cash and beneficial interests in the Liquidating Trust with respect to their existing Claims. The steps have been ordered in such a manner as to minimize adverse tax consequences to the Debtors and other members of the GBCC consolidated group. Pursuant to order entered on March 6, 2002, prior to the Effective Date, PPI will sell all of the capital stock of ACSC in exchange for the Sale Proceeds. Then, on the Effective Date, PPI will contribute the Sale Proceeds and additional Cash that it has on hand to PPI Funding. PPI Funding will distribute the Sale Proceeds and additional Cash received from PPI to HWCC in full satisfaction of its claim against PPI Funding. Following this, all remaining members of the GBCC consolidated group will be simultaneously merged with and into GBCC with GBCC as the survivor. After all of these steps are taken, GBCC will fund a Liquidating Trust (which as described in Article 6.3 of the Plan, will hold various assets (such assets, the
            -----------
         "Liquidating Trust Assets")) established for the benefit of its Creditors.

C.       Treatment of the Debtors

         Upon the transfer of the Sale Proceeds and other Cash by PPI Funding to HWCC, PPI Funding will realize cancellation of indebtedness income ("COD income") in an amount equal to the difference between (i) the adjusted issue price of its outstanding note held by HWCC and the accrued interest from which PPI Funding is discharged and (ii) the amount of Sale Proceeds and other Cash transferred by PPI Funding in respect of the note. Because PPI Funding is in bankruptcy, this COD income will not be included in its gross income.

         Following the merger of GBCC consolidated group members into GBCC, all Intercompany Claims will be deemed discharged. It is believed that these Intercompany Claims will be deemed to be satisfied for their stated principal amount (including accrued interest) immediately before the merger. Thus, COD income will not result to any of the Debtors as a result of the merger.

         As a result of the creation of the Liquidating Trust for the benefit of Creditors with other Claims against GBCC, GBCC will realize COD income in an amount equal to the difference between (i) the adjusted issue price of its outstanding notes held by the Creditors and the accrued interest from which GBCC is discharged and (ii) the fair market value of Liquidating Trust Assets transferred by GBCC in respect of the notes. Because GBCC is in bankruptcy, this COD income will not be included in its gross income.

         In general, the Internal Revenue Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes, including net operating loss carryforwards ("NOLs"), tax credits, and tax basis in its assets, by any COD income excluded from the debtor's gross income. Thus, to the extent that the Debtors realize COD income pursuant to the Plan, they will be required to reduce certain of their tax attributes by an amount equal to the amount of

         COD income.

         Although the Debtors should have sufficient NOLs to offset income and gains resulting from the dispositions of properties, the Debtors may incur an alternative minimum tax equal to twenty percent (20%) of the amount of such income and gains. However, provided that the Debtors have sufficient alternative minimum tax NOLs, the alternative minimum tax rate will be reduced to an effective rate of two percent (2%).

D.       Treatment of the Liquidating Trust

         The Liquidating Trust will be established for the purpose of satisfying Claims by Liquidating Trust Assets transferred to it by the Debtors, and distributing the Cash. The Trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. It is intended that the Liquidating Trust be classified for federal income tax purposes as a "liquidating trust" within the meaning of section 301.7701-4(d) of the Treasury Regulations.

         The Liquidating Trust shall terminate on the earlier of (i) the date that is two years after the Effective Date or (ii) on distribution of all Liquidating Trust Assets in accordance with the Plan. During its existence, the Liquidating Trust shall not receive or retain Cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including disputed claims) or to maintain the value of its assets during liquidation. The Liquidating Trustee shall use its continuing best efforts to dispose of the Liquidating Trust Assets, make timely Distributions, and not to unduly prolong the duration of the Liquidating Trust.

         The Liquidating Trust is expected to be taxable as a grantor trust within the meaning of Internal Revenue Code section 671, et seq. Thus, it will be treated as owned by the holders of Claims against the Debtors. Each owner of an interest in the Trust (a "Creditor-beneficiary") will therefore be considered for federal income tax purposes to own an undivided interest in the underlying assets of the Trust. In general, to the extent the Liquidating Trust is taxed as a grantor trust, the income of the Liquidating Trust will be taxed directly to its Creditor-beneficiaries. In computing the taxable income of each Creditor-beneficiary, there must be included those items of the Liquidating Trust's income, deductions, and credits that are attributable to the portion of the Liquidating Trust that is treated as owned by the Creditor-beneficiary. The Liquidating Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a). The Creditor-beneficiaries shall be responsible for payment of any taxes due with respect to the operations of the Liquidating Trust.

         The Liquidating Trust may hold Liquidating Trust Assets for Creditor-beneficiaries who remain unidentified after the Effective Date (e.g., distributions to such Creditor-beneficiaries are returned as undeliverable). While there is no authority governing the treatment of such Creditor-beneficiaries, or their effect, if any, on the qualification of the Liquidating Trust as a grantor trust, the Liquidating Trust intends to pay tax on income and gain allocable to such

         Creditor-beneficiaries at the highest rate applicable to trusts (for federal income tax purposes, currently, 39.6%), to the extent that income, gain, deduction, loss and credit (and each separate item thereof) recognized by the Liquidating Trust cannot be allocated to such Creditor-beneficiaries.

E.       Treatment of the Creditors

         1.       Generally. Each Creditor will recognize gain or loss in
                  ---------
                  respect of holding notes, in an amount equal to the difference between (i) the sum of the amount of (A) Sale Proceeds, (B) other Cash, and/or (C) the fair market value of Liquidating Trust Assets it is treated as receiving (other than the amounts, if any, treated as interest) in exchange for the notes (or other evidences of indebtedness) it holds and (ii) the adjusted tax basis of the notes (or other evidences of indebtedness) in the hands of the Creditor.

                  The character of any income or loss realized by the Creditor as capital gain or loss and, in the case of capital gain or loss, as short-term or long-term, will depend on a number of factors, including (i) the tax status of the Creditor, (ii) whether the notes (or other evidences of indebtedness) are capital assets in the hands of the Creditor as of the Effective Date, and (iii) the length of time that the Creditor has held the notes (or other evidences of indebtedness).

         2.       Receipt of Interest. Each creditor will recognize ordinary
                  --------------------
                  income to the extent it receives cash or property properly allocable to interest that has not already been included by the Creditor in income for federal income tax purposes under its method of accounting. In the event that the cash and other property properly allocable to interest is less than the amount previously included as interest on the notes (or other evidences of indebtedness) in the Creditor's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. Whether, and the extent to which, consideration distributed under the Plan is properly allocable to interest is uncertain; each Creditor should therefore consult its own tax advisor concerning that subject.

         3.       Backup Withholding. Under the Code, interest, dividends and
                  ------------------
                  other "reportable payments" received by a Creditor may, under certain circumstances, be subject to "backup withholding" at a 30% rate. Withholding generally applies if the payee (i) fails to furnish his social security number or other taxpayer identification number ("TIN"); (ii) furnishes an incorrect TIN; (iii) fails to properly report interest or dividends; or
                  (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

                                       XV.
                            MISCELLANEOUS PROVISIONS

         As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

                                      XVI.
                                   CONCLUSION

         This Disclosure Statement has attempted to provide information regarding the Debtors' estates and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors, their advisors, and management to provide the creditors with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against the Debtors with an opportunity to receive greater benefits than those that would be received by termination of the Debtors' business and the liquidation of their assets, or by any alternative plan or sale of the business to a third party. The Debtors, therefore, hereby urge you to vote in favor of the Plan.

Whether or not you expect to attend the Confirmation Hearing, which is scheduled for May 2, 2002, at 9:30 a.m. Eastern Daylight Time, you must sign, date, and
    -----------
mail your ballot as soon as possible for the purpose of having your vote count at such hearing. All votes must be returned to Stacey Jernigan, Esquire, Haynes and Boone, L.L.P., 901 Main Street, Suite 3100, Dallas, Texas 75202-3714, as indicated on the Ballot, on or before 4:00 p.m. Eastern Daylight Time on April 22, 2002. Any ballot which is illegible or which fails to designate an acceptance or rejection of the Plan will not be counted as a vote.

Dated as of March 20, 2002

                                            GREATE BAY CASINO CORPORATION
                                            Debtor and Debtor-In-Possession


                                            ____________________________________
                                            By:      John C. Hull
                                            Its:     Chief Executive Officer

                                            PPI CORPORATION
                                            Debtor and Debtor-In-Possession


                                            ____________________________________
                                            By:      John C. Hull
                                            Its:     Vice President

                                            PCPI FUNDING CORP.
                                            Debtor and Debtor-In-Possession


                                            ____________________________________
                                            By:      John C. Hull
                                            Its:     Vice President

                                            PPI FUNDING CORP.
                                            Debtor and Debtor-In-Possession


                                            ____________________________________
                                            By:      John C. Hull
                                            Its:     Vice President

Counsel to the Debtors:
----------------------

Robert D. Albergotti, Esquire
Stacey Jernigan, Esquire
Ian T. Peck, Esquire
HAYNES AND BOONE, L.L.P.
901 Main Street, Suite 3100
Dallas, Texas 75201-3714
Telephone: (214) 651-5000


Steven K. Kortanek, Esquire
KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP
919 Market Street, Suite 1000
Wilmington, Delaware 19801-3062
Telephone: (302) 426-1189

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                   Chapter 11

Greate Bay Casino Corporation,           Case Nos.01-11729(PJW) through
PPI Corporation,                         01-11732 (PJW)
PCPI Funding Corp., and
PPI Funding Corp.                        Jointly Administered Under Case No. 01-
                                         11729 (PJW)

Debtors.                                 re: docket #14

                ORDER APPROVING THE SALE OF ALL OF THE ISSUED AND
             OUTSTANDING SHARES OF STOCK OF ADVANCED CASINO SYSTEMS
           CORPORATION TO ACSC ACQUISITION, INC., FREE AND CLEAR OF
               ALL LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES, AND
               ASSUMPTION OF STOCK PURCHASE AGREEMENT, AS AMENDED,
            UNDER SECTIONS 105,363(f) AND 365 OF THE BANKRUPTCY CODE
            --------------------------------------------------------

         On this day came on for consideration the continued hearing on the Debtors' Motion for Order Authorizing Private Sale of the Common Stock of Wholly Owned Non-Debtor Subsidiary, Advanced Casino Systems Corporation, Free And Clear Of Liens, Claims, And Encumbrances, Pursuant To 11 U.S.C. (S)363(f) And F.R.B.P. 6004 And for Authority to Assume Stock Purchase Agreement Relating Thereto Pursuant To 11 U.S.C. (S)365 (the "Sale Motion") filed by Greate Bay Casino Corporation ("GBCC"), PPI Corporation ("PPI"), PCPI Funding Corp. ("PCPI Funding") and PPI Funding Corp. ("PPI Funding"), the four above-referenced Debtors-in-Possession (collectively, the "Debtors")./1/ After reviewing the Sale Motion, the Stock Purchase Agreement, as amended,/2/ and

---------------------------
1 Capitalized terms used in this Sale Approval Order without definition shall have the meaning assigned to them in the Stock Purchase Agreement annexed to the Sale Motion.

2 The Stock Purchase Agreement, which was annexed to the Sale Motion, was amended by that certain Amendment No. 1 to Stock Purchase Agreement, dated as of February 4, 2002, which was annexed to that certain Order Continuing Hearing on Debtors' Sale Motion and Approving(i) Break-Up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Non-Debtor Subsidiary, Advanced Casino Systems Corporation, and (ii) Form and Manner of
         Notice Related to Sale, which Order was entered February 5, 2002, and is further described herein. References herein to the Stock Purchase Agreement, as amended, refer to this Amendment No. 1 to the Stock Purchase the Exhibits thereto, the objections to the Sale Motion and responses thereto, the files and records of this case, as well as the testimony offered at the January 31, 2002 and March 6, 2002 hearings on the Sale Motion ("Sale Hearings"), and the arguments of counsel; and after due deliberation and sufficient cause appearing therefor,

     IT IS HEREBY FOUND, CONCLUDED AND DETERMINED THAT:

     A. The findings and conclusions set forth herein constitute this Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, which is made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any finding of fact shall later be determined to be a conclusion of law it shall be so deemed and vice versa.

     B. This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. (S)(S) 157 and 1334.

     C.   This is a core proceeding pursuant to 28 U.S.C. (S)(S) 157(b)(2)(A),
(N) and (0).

     D. Venue of this cue in this district is proper pursuant to 28 U.S.C. (S) 1408 and venue of this proceeding is proper pursuant to 28 U.S.C. (S) 1409(a).

     E. The statutory predicates for the relief requested herein are Sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9019.

     F. Notice of the Sale Motion, the Sale Hearings and the sale of the Shares has been given by the Debtors to all parties in interest and creditors in these cases, including all persons and entities having a claim, lien or interest in or relating to the Shares in accordance with Bankruptcy Rule 6004(c), and as otherwise described in the Sale Motion. Such notice of the Sale Motion, the Sale Hearings and the sale of the Shares constitutes proper, timely, adequate and sufficient notice to all creditors and parties in interest, in accordance with all applicable law, including without limitation Section 102(l) of the Bankruptcy Code and Bankruptcy Rules 2002,

6004, 6006 and 9019 and the orders of this Court. No other or further notice of the Sale Motion, the Sale Hearings, the sale of the Shares or the entry of this Sale Approval Order is required.

         G. A reasonable opportunity to object and to be heard regarding the relief requested in the Sale Motion has been afforded to all interested persons and entities including, but not limited to, the Office of the United States Trustee, HWCC-Holdings, Inc. ("HWCC"), Las Vegas Sands, Inc. ("LVSI"), each party in interest that has requested notice pursuant to Federal Rule of Bankruptcy Procedure 2002, Buyer, and all parties known to have asserted a lien, claim or interest in or against the Shares.

         H. On December 28, 2001 (the "Petition Date"), each of the Debtors filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate their businesses and manage their assets as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. No trustee, examiner or committee has been appointed in the Debtors' Chapter 11 cases.

         I. GBCC is a publicly held company, incorporated in Delaware, whose stock is traded on the over-the-counter bulletin board. GBCC is the ultimate parent of the other Debtors. PPI is a wholly owned direct subsidiary of GBCC, and PCPI Funding and PPI Funding are each 100% directly owned by PPI. None of the Debtors are operating companies, although they do have substantial indebtedness.

         J. The Debtors believe that there is only one significant creditor affected by these cases. That creditor is HWCC, a wholly owned subsidiary of Hollywood Casino Corporation, which asserts it is owed approximately $60 million (in the aggregate) by two of the Debtors. Prior to January 1, 1997, Hollywood Casino Corporation was the 80% parent of the Debtor GBCC.

         K. Other than the claims of HWCC, the Debtors believe that there are only a few small trade claims (all under $5,000) against GBCC and possibly some small tax claims that exist against these Debtors.

         L. LVSI, a party whose predecessor entered into a trademark license agreement with GBCC on May 19, 1987, asserts that it is an unsecured creditor of GBCC, holding a claim with a present value of approximately $2 million. LVSI objected to the Sale Motion.

         M. The United States Trustee also objected to the Sale Motion.

         N. In years prior to the Petition Date, GBCC and its present and former subsidiaries conducted three primary areas of business activities: (i) hotel ownership and management; (ii) management services for casino operations; and
(iii) ownership and operation of the Sands Hotel and Casino in Atlantic City, New Jersey. As a result of previous bankruptcies of certain of GBCC's subsidiaries, GBCC's current business activity consists solely of the operation of Advanced Casino Systems Corporation ("ACSC"), its indirect wholly owned subsidiary. ACSC is the wholly owned direct subsidiary of the Debtor, PPI, ACSC provides information technology systems for various casinos throughout North America and is the sole remaining revenue-producing entity in the GBCC family. The Debtors believe that ACSC is solvent, and ACSC is not a debtor in these proceedings.

         0. As alluded to above, all of the stock of ACSC (the "Shares") is owned by PPI, and, with the exception of some cash that PPI has on hand, the Shares are the only asset of the Debtors' estates with material value.

         P. The Debtors' uncontroverted testimony was that they filed these cases with the goal of maximizing value for their creditors and interest holders through a transaction to sell the

Shares and then distributing the sale proceeds and other remaining assets to the Debtors' creditors and winding down the business affairs of the Debtors.

         Q. Simultaneously with the filing of the four Debtors' voluntary petitions under Chapter 11, the Debtors filed a "Debtors' Joint Chapter 11 Plan Dated December 28, 2001" (the "Plan") which contemplates the distribution of the sale proceeds realized from a sale of the Shares to HWCC. The Plan has been pre-negotiated with HWCC. The Debtors' Plan proposes that the miscellaneous vendor and tax claims in these cases (none of which the Debtors expect to exceed $15,000 in amount) will be paid in cash in full (from other available cash of the Debtors) on the effective date of the Plan or, if applicable, as soon as any such claim becomes allowed by the Court.

         R. The Debtors testified that, prepetition, and in the face of the Debtors' insolvency, and in conjunction with the Debtors' efforts to find the optimal way to maximize value for their creditors and shareholders, the Debtors, for several months, undertook an extensive process to evaluate strategic alternatives. The strategic alternatives that were evaluated included, among other things, a possible sale of ACSC to a strategic or financial buyer or an outright liquidation of the Debtors and conveyance of the assets (including the Shares) directly to the Debtors' creditor(s). The Debtors determined, in the exercise of their business judgment and based upon advice from financial advisors, that a sale of the Shares to an interested party would likely provide the fairest and best available opportunity to maximize value to constituents.

         S. Accordingly, the Debtors and ACSC, with the assistance of CIBC World Markets, Inc. ("CIBC"), and in consultation with Hollywood Casino Corporation, actively sought out prospective purchasers for ACSC for most of the year 2000 and conducted a prepetition auction for the sale of the Shares. CIBC and the Debtors identified various parties who might be prepared to bid for the Shares, and made due diligence materials available to such prospective bidders. As a result of these marketing efforts, and after discussions with various parties who expressed interest in bidding on ACSC and the Shares (and after discussions with one other party who actually submitted a bid), the Debtors and Bally's Gaming, Inc. ("Bally's") began in-depth discussions concerning a possible sale of ACSC to Bally's. These negotiations intensified in September 2001 and entailed good faith, arms' length negotiations that occurred over the next several weeks.

         T. On December 19, 2001, the discussions with Bally's culminated into an agreement by GBCC, PPI and ACSC to sell the Shares to ACSC Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of Bally's (the "Buyer"). The Stock Purchase Agreement by and among Buyer, ACSC, PPI and GBCC, dated as of December 19, 200l was attached to the Sale Motion. The Debtors provided testimony at the January 31, 2002 Sale Hearing that they, in consultation with CIBC, believe that (1) Buyer submitted the highest and best offer for the purchase of the Shares under the Stock Purchase Agreement, (2) the Purchase Price under the Stock Purchase Agreement is fair and reasonable, and (3) a higher and better price for the Shares was not likely to be obtained by further sale efforts.

         U. In connection with the Stock Purchase Agreement, and in light of the Debtors' financial condition and level of indebtedness, the Debtors and Buyer agreed that Buyer's acquisition of the Shares would be implemented pursuant to Chapter 11 filings by each of the Debtors and, specifically, through a motion filed pursuant to Sections 363 and 365 of the Bankruptcy Code seeking Bankruptcy Court approval for the sale of the Shares and, relatedly, approval for GBCC's and PPI's assumption of the Stock Purchase Agreement.

         V. At the January 31, 2002 Sale Hearing, after hearing the evidence and arguments of counsel, the Court determined that a further postpetition marketing effort with regard to the Shares was warranted. Accordingly, the Court, at the January 31, 2002 Sale Hearing, considered the Debtors' Alternative Motion for Order Approving: (i) Break-Up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Advanced Casino Systems Corporation; and (ii) Form and Manner of Notice Related to Sale (and Brief in Support) (the "Alternative Bid Procedures Motion") that had been filed and set for hearing simultaneously with the Sale Motion.

         W. The Court subsequently entered its Order Continuing Hearing on Debtors' Sale Motion and Approving (i) Break-Up Fee, Overbid Protections, and Certain Other Bid Procedures in Connection with Proposed Sale of Common Stock of Non-Debtor Subsidiary, Advanced Casino Systems Corporation, and (ii) Form and Manner of Notice Related to Sale (the "Bid Procedures Order") on February 5, 2002.

         X. The Bid Procedures Order continued the hearing on the Sale Motion to March 6, 2002 at 3:00 p.m. and established certain bidding procedures for the Shares and bid protections for the Buyer (including a break-up fee and expense reimbursement), to ensure that there was an exhaustive marketing process with regard to the Shares.

         Y. Among other things, the Bid Procedures Order required: (I) that, within 72 hours of the entry of the Bid Procedures Order, the Debtors should send a notice of the Bid Procedures Order and an opportunity to submit competing bids to "[at least 20 financial investors who are generally recognized as having the capability to consummate a transaction of this magnitude, every publicly traded corporation registered with or reporting to the Nevada Gaming Commission, every licensed casino operator in Atlantic City, New Jersey, every major company licensed as a manufacturer of gaming devices in Nevada and New Jersey, and any persons given to the Debtors by LVSI"; (2) that the Debtors should cause a notice of the opportunity to submit competing bids for the Shares to be published "as soon as practicable in local newspapers in Atlantic City and Las Vegas"; (3) that March 1, 2002, at 11:00 a.m. Eastern Standard Time would be the deadline for any competing bids; (4) that any competing bids should (a) be submitted on a form substantially similar to the Stock Purchase Agreement; (b) be all cash, (c) not be subject to due diligence, financing, or regulatory approval; and (d) provide aggregate consideration having a value at least equal to $15,150,001; and (5) an auction should occur on March 5, 2002 at 11:00 a.m. E.S.T., at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, LLP, 919 Market Street, Suite 1000, Wilmington, DE 19801, if there were competing bids submitted for the Shares.

     Z. LVSI was timely provided by Debtors' counsel copies of the service lists that were prepared by the Debtors in order to comply with the notice requirements of the Bid Procedures Order and LVSI did not supply to the Debtors the names of any additional persons that it believed should be provided notice of the opportunity to submit competing bids for the Shares.

     AA. The Bid Procedures Order provided that the Court would reconvene the hearing on the Sale Motion on March 6, 2002, at 3:00 p.m. E.S.T., and would incorporate at such hearing the record of the evidence presented at the January 31, 2002 Sale Hearing and take additional evidence relating to any competing bids and auction as appropriate, and, if no competing bids were received by the Debtors and no auction occurred, then the Court would enter an order approving the sale of the Shares to the Buyer under the Stock Purchase Agreement, as amended.

     BB. The uncontroverted evidence at the March 6, 2002 Sale Hearing established that the Debtors complied with the terms of the Bid Procedures Order, and, among other things served notice of the opportunity to submit competing bids for the Shares to approximately 160 additional entities, and published notice of the opportunity to bid on the Shares in the Press of Atlantic City and the Las Vegas Review Journal, and that there were no competing bids submitted for the Shares by March 1, 2002, in accordance with the Bid Procedures Order, and thus, no auction for the Shares on March 5, 2002.

     CC. The Debtors have presented credible and uncontroverted evidence that their collective prepetition and postpetition marketing efforts, advertising and solicitations conducted in connection with the sale of the Shares (and specifically, the Debtors' compliance with the procedures set forth in the February 5, 2002 Bid Procedures Order) were adequate and reasonable to obtain the highest and best offer for the sale of the Shares. A reasonable opportunity to object and to be heard regarding the relief requested in the Sale Motion has been afforded to all interested persons and entities including, but not limited to, the Office of the United States Trustee, HWCC, LVSI, each party in interest that has requested notice pursuant to Federal Rule of Bankruptcy Procedure 2002, Buyer, and all parties known to have asserted a lien, claim or interest in or against the Shares.

     DD. Consummation of the sale of the Shares under the Stock Purchase Agreement, as amended, is in the best interests of each of the Debtors, their respective creditors and their respective estates. The sale of the Shares under the Stock Purchase Agreement, as amended, is in contemplation of a chapter 11 plan and is thus a transfer pursuant to Section 1146(c) of the Bankruptcy Code, and shall not be taxed under any law imposing a stamp tax or a sale, transfer or any other similar tax.

     EE. The Stock Purchase Agreement, as amended, was negotiated at arm's length, was proposed in good faith, and represents the highest and best offer for the sale of the Shares. The Purchase Price is fair and reasonable and consltitutes fair consideration and reasonably equivalent value under the Bankruptcy Code and applicable state law. Buyer has demonstrated adequately its financial wherewithal to pay the Purchase Price and its commitment to promptly close the transactions contemplated by the Stock Purchase Agreement, as amended. The Debtors' largest creditor, HWCC, which asserts claims of approximately $60 million, supports the sale to Buyer under the Stock Purchase Agreement, as amended.

     FF. It is in the best interest of the Debtors, their respective creditors and their respective estates that this Court enter this Sale Approval Order authorizing, under Sections 105(a), 363 and 365 of the Bankruptcy Code: (1) the Seller to assume the Stock Purchase Agreement, as amended, under Section 365 of the Bankruptcy Code; and (2) the Seller to complete the sale of the Shares to Buyer, under Section 363 of the Bankruptcy Code, subject to the terms and conditions of the Stock Purchase Agreement, as amended, free and clear of (a) all mortgages, security interests, conditional sale or other title retention agreements, pledges, liens, judgments, demands, encumbrances, interests, rights of others, easements, restrictions or charges of any kind or nature, if any, including, without limitation, any tax liens or judgments or liens or judgments of any other governmental authorities or any restrictions upon the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (the foregoing collectively referred to herein as "Liens"); and (b) all debts arising in any way in connection with any acts or omissions of the Seller or any of the other Debtors, claims (as that term is defined in Section l0l(5) of the Bankruptcy Code) against the Seller or any of the other Debtors arising upon or prior to the Closing Date and obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests and matters of or against the Seller or any of the other Debtors of any kind and nature, whether arising prior to or subsequent to the commencement of these cases, whether matured or unmatured, whether liquidated or unliquidated, whether known or unknown and whether imposed by agreement, understanding, law, equity or otherwise, including, without limitation, any tax claims, charges, penalties or other assessments by governmental authorities and claims of the kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code (the foregoing collectively referred to as "Claims").

     GG. Upon the entry of this Sale Approval Order: (1) the sale of the Shares to Buyer shall be deemed to have been duly and validly authorized by all necessary corporate action of the Seller; (2) the Seller shall have all the corporate power and authority necessary to consummate the transactions contemplated by the Stock Purchase Agreement, as amended, and to execute and deliver all documents and perform all acts contemplated by the Stock Purchase Agreement, as amended, to complete the transactions thereunder; (3) other than those consents expressly provided for in the Stock Purchase Agreement, as amended, no consents, approvals or orders (including any order otherwise required under applicable state law) are required for the Seller to consummate the transactions contemplated by the Stock Purchase Agreement, as amended; and
(4) no further order or approval by this Court shall be required.

     HH. The sale of the Shares as contemplated by the Stock Purchase Agreement, as amended, and this Sale Approval Order: (1) is, or will be, a legal, valid and effective transfer of property of the Seller's estate to Buyer; and (2) vests, or will vest, Buyer with all right, title and interest of the Seller in and to the Shares free and clear of all Liens and Claims.

     II. The Stock Purchase Agreement, as amended, has been proposed by Buyer and the Debtors in good faith in accordance with the standards of applicable law, including in re Abbotts

Dairies of Pennsylvania, Inc., 788 F.2d 143 (3d Cir. 1986). Buyer is not affiliated with any of the Debtors. There are no promises, arrangements or commitments other than those set forth in the Stock Purchase Agreement, as amended, the Exhibits, and the other pleadings or documents submitted to the Court in connection with the proposed sale. Buyer has acted in "good faith" and is a "good faith purchaser" within the meaning of Section 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby. No party has engaged in any conduct that would cause or permit the Stock Purchase Agreement, as amended, to be avoided under Section 363(n) of the Bankruptcy Code.

     JJ. In the absence of a stay of this Sale Approval Order by a court of competent jurisdiction, the Seller and Buyer will both be acting in good faith within the meaning of Section 363(m) of the Bankruptcy Code in consummating the transactions contemplated by the Stock Purchase Agreement, as amended, at any time after the entry of this Sale Approval Order.

     KK. All of the provisions of this Sale Order are nonseverable and mutually dependent.

     NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

     1.   The Sale Motion is granted.

     2. Any objections to the Sale Motion or the relief requested therein which have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled on the merits.

     3. The assumption of the Stock Purchase Agreement, as amended, by Seller and Greate Bay is hereby approved under Section 365 of the Bankruptcy Code, and the terms and conditions of the sale of the Shares pursuant to the Stock Purchase Agreement, as amended, are hereby approved in all respects. Pursuant to the provisions of Sections 105(a) and 363 (including

Section 363(f)) of the Bankruptcy Code, the Seller is hereby authorized to sell the Shares to Buyer (and consummate the transactions related thereto) as provided in, and subject to the terms and conditions of, the Stock Purchase Agreement, as amended, free and clear of all Liens and Claims. No further consent, approval or order, including any separate authorization of any state court contemplated by applicable state law, is required for such sale and transfer.

         4. By the issuance of this Sale Approval Order, the Seller is authorized to execute and deliver, and empowered fully to perform under, consummate and implement, the Stock Purchase Agreement, as amended, in accordance with the terms thereof, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Stock Purchase Agreement, as amended, and to take all further actions that may be reasonably necessary or desirable for the purpose of assigning, transferring, granting, conveying and conferring to Buyer, or reducing to Buyer's possession, the Shares, or as otherwise may be necessary or appropriate to the performance of the obligations contemplated by the Stock Purchase Agreement, as amended. Greate Bay is directed to cause the Seller to sell and transfer the Shares to Buyer in accordance with the Stock Purchase Agreement, as amended.

         5. Pursuant to Sections 105(a) and 363(f) of the Bankruptcy Code and subject to the terms and conditions of the Stock Purchase Agreement, as amended, the Shares shall be transferred to Buyer upon the Closing Date and shall be free and clear of all Liens and Claims. Upon the Closing Date, all such Liens and Claims shall be released, terminated and discharged as to the Shares and, to the extent not satisfied at Closing, shall attach to the proceeds of the sale of the Shares (the "Proceeds") in the order of their priority, with the same validity, force and effect, if any, which they now have as against the Shares. Notwithstanding the foregoing, the Debtors may pay, and shall pay to the extent required under the Stock Purchase Agreement, as amended.

or any other order of this Court, out of the Proceeds (i) any Break-Up Fee due and owing, which, if payable, shall be the first funds paid from the Proceeds, and (ii) all ordinary and necessary direct costs of closing the sale of the Shares.

         6. On and after the Closing Date under the Stock Purchase Agreement, as amended, all persons and entities holding Liens and Claims of any kind and nature against any of the Debtors or with respect to the Shares are hereby barred and enjoined from asserting such Liens and Claims against the Shares, Buyer, its successors, assigns, affiliates, shareholders, members, officers, directors or trustees; provided that nothing herein shall limit, or shall be deemed to limit, any rights or remedies of the Debtors with respect to any breach of, or default under, the Stock Purchase Agreement, as amended, by Buyer.

         7. Upon the Closing Date, all Liens on or Claims against the Shares shall, without the necessity of further action on the part of any creditor be deemed released and discharged. Upon the Closing Date, the creditors of each of the Debtors are authorized and directed to execute such documents and take all other actions as may be reasonably necessary to document and effect the release of their Liens on or Claims against the Shares, if any, as such Liens and Claims may have been recorded or may otherwise exist.

         8. This Sale Approval Order: (a) is and shall be effective as a determination that, upon the Closing Date, all Liens on or Claims against the Shares before the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected; and
(b) is and shall be binding upon and govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office or contract to accept, file, register or other otherwise record or release any documents or instruments related to, or who may be required to report or insure any title or state of title in or to, any of the Shares.

         9. Each and every federal, state and local governmental agency or department hereby is directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Stock Purchase Agreement, as amended.

         10. If any person or entity that has filed financing statements or other documents or agreements evidencing Liens on or interests in the Shares shall not have delivered to the Debtors prior to the Closing Date, in proper form for filing and executed by the appropriate parties, appropriate Uniform Commercial Code releases, instruments of satisfaction, or releases of all Liens which the person or entity has with respect to the Shares, the Debtors are hereby authorized from and after the Closing Date to execute and file such statements, instruments, releases and other documents on behalf of the person or entity only with respect to releasing Liens on the Shares or any other assets or properties of the Debtors (any such unauthorized filings being null and void).

         11. Except as otherwise expressly provided in the Stock Purchase Agreement, as amended, or as otherwise specifically provided in this Sale Approval Order, Buyer shall have no liability or responsibility for any liability or other obligation of the Debtors arising under or related to the Shares. Without limiting the generality and effect of the foregoing, the sale of the Shares will not subject Buyer to any liability for claims against any Debtor or the Shares by reason of such transfer under the laws of the United States, any state, territory or possession thereof or the District of Columbia applicable to such transactions. Buyer shall not be deemed, as a result of any action taken in connection with the Stock Purchase Agreement, as amended, to: (a) be the successor of any of the Debtors or of any operation of the Debtors; (b) have, de facto or otherwise, merged with or into any of the Debtors; (c) be a mere continuation or substantial continuation of any of the Debtors or of the enterprise of any or all of the Debtors; or (d) be responsible for any liability of any of the Debtors or for payment of any benefit accruing to any of the Debtors, all except to the extent specifically and explicitly provided for in the Stock Purchase Agreement, as amended.

     12. This Court retains jurisdiction: (a) to enforce and implement the terms and provisions of the Stock Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and each of the agreements executed in connection therewith; (b) to compel delivery of the Shares to Buyer under the terms and conditions of the Stock Purchase Agreement, as amended; (c) to resolve any disputes arising under or related to the Stock Purchase Agreement, as amended; (d) to hear and determine any disputes relative to Liens on or Claims against the Shares; and (e) to interpret, implement and enforce the provisions of this Sale Approval Order, specifically including, without limitation, all provisions related to Liens and Claims.

     13. Buyer has acted in "good faith" and is a purchaser of the Shares in good faith as determined in accordance with applicable law, including, without limitation, Section 363(m) of the Bankruptcy Code and In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143 (3d Cir. 1986), and is entitled to all of the protections afforded by Section 363(m) of the Bankruptcy Code.

     14. In the absence of a stay by a court of competent jurisdiction, if Buyer closes under the Stock Purchase Agreement, as amended, at any time after entry of this Sale Approval Order, then, with respect to the Stock Purchase Agreement, as amended, Buyer shall be entitled to all of the protections of Section 363(m) of the Bankruptcy Code should this Sale Approval Order or an authorization contained herein be reversed or modified on appeal.

     15. For good cause shown, the provisions of Bankruptcy Rule 6004(g) are hereby waived and the stay provided therein lifted, and this Sale Approval Order shall be effective and enforceable immediately upon entry.

     16. The sale and transfer of the Shares to Buyer under the Stock Purchase Agreement, as amended, is a transfer pursuant to Section 1146(c) of the Bankruptcy Code and, accordingly, shall not be subject to taxation under any state or local law imposing a stamp, transfer or similar tax.

     17. The terms and provisions of the Stock Purchase Agreement, as amended, together with the terms and provisions of this Sale Approval Order, shall be binding in all respects upon, and shall inure to the benefit of, each of the Debtors, its estate and its creditors, Buyer, and their respective affiliates, successors and assigns, and any affected third parties and persons asserting a claim against or interest in any Debtor's estate or any of the Shares, notwithstanding any subsequent appointment of any trustee for a Debtor under any chapter of the Bankruptcy Code, as to which trustee such terms and provisions likewise shall be binding in all respects.

     18. The failure specifically to include any particular provisions of the Stock Purchase Agreement, as amended, or any of the documents, agreements or instruments executed in connection therewith in this Sale Approval Order shall not diminish or impair the efficacy of such provision, document, agreement or instrument, it being the intent of this Court that the Stock Purchase Agreement, as amended, and each such document, agreement or instrument be authorized and approved in its entirety.

         19. The Stock Purchase Agreement, as amended, and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of this Court, provided that any such modification, amendment or supplement is not material. As used herein, the term "Stock Purchase Agreement" shall refer to such agreement as so modified.

         20. The provisions of this Sale Approval Order shall be self executing and each and every federal, state or local agency, department or governmental authority with regulatory authority over bulk sales are hereby directed to accept this Sale Approval Order as binding authority to consummate the transaction contemplated in the Stock Purchase Agreement, as amended.


Dated:  Wilmington, Delaware
        March 6, 2002


                                                 /s/ Peter J. Walsh
                                                 -------------------------------
                                                 UNITED STATES BANKRUPTCY JUDGE

                                    Exhibit C
                                    ---------
            Corporate Organizational Structure (as of Petition Date)

                                ---------------
                                    Public*
                                ---------------
                                           100%
                     --------------------------------------
                          Greate Bay Casino Corporation
                        (f/k/a Pratt Hotel Corporation)
                     --------------------------------------
                                           100%
                          -----------------------------
                                PPI Corporation
                          -----------------------------

             100%                          100%                      100%
------------------------    ------------------------    ------------------------
   PCPI Funding Corp.           PPI Funding Corp.           Advanced Casino
                                                                Systems
                                                             Corporation**
------------------------    ------------------------    ------------------------



*GBCC is a publicly held company whose shares of common stock are traded on the OTC-BB and approximately 36.26% of such common stock is held by members of the Pratt family of Dallas, Texas (either directly or through family trusts).

**The stock of this entity was sold March 19, 2002, pursuant to order entered March 6, 2002 in this case.

                                    Exhibit D
                                    ---------
                   Corporate Organizational Structure (Past)

                                    [GRAPH]

 *GBCC is a publicly held company whose shares of common stock are traded on the OTC-BB and approximately 36.26% of such common stock is held by members of the Pratt family of Dallas, Texas (either directly or through family trusts).